   As filed with the Securities and Exchange Commission on July 13, 2000
                                                      Registration No. 333-37162
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     under
                           The Securities Act of 1933
                                ---------------
                                  PEMSTAR INC.
             (Exact name of registrant as specified in its charter)

                                     3672                  41-1771227
      Minnesota               (Primary Standard         (I.R.S. Employer
   (State or other                Industrial         Identification Number)
   jurisdiction of            Classification Code
   incorporation or                 Number)
    organization)
                           3535 Technology Drive N.W.
                           Rochester, Minnesota 55901
                                 (507) 288-6720
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                Allen J. Berning
                                  Pemstar Inc.
                           3535 Technology Drive N.W.
                           Rochester, Minnesota 55901
                                 (507) 288-6720
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                   Copies to:

        Jonathan B. Abram                           Dennis M. Myers
       Dorsey & Whitney LLP                         Kirkland & Ellis
      220 South Sixth Street                    200 East Randolph Drive
Minneapolis, Minnesota 55402-1498               Chicago, Illinois 60601
          (612) 340-2600                             (312) 861-2000


                                ---------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                                ---------------

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                              Proposed       Maximum
                                                Amount        Maximum       Aggregate      Amount of
Title of Each Class of                          to be      Offering Price Offering Price  Registration
Securities to be Registered                   Registered     Per Share         (1)          Fee (2)
------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share
 (3).......................................   9,660,000        $13.00      $125,580,000        $6

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(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a).

(2) Reflects prior payments of $30,360 in connection with the original filing of the registration statement and $2,788 in connection with the filing of Amendment No. 1.
(3) Includes certain associated preferred stock rights that will be issued to each shareholder pursuant to a rights agreement.

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and it is not soliciting an offer to buy +
+these securities, in any jurisdiction where the offer or sale in not          +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion, dated July 13, 2000

PROSPECTUS

                                8,400,000 Shares

                                    PEMSTAR

                                  Common Stock

--------------------------------------------------------------------------------

  This is our initial public offering of common stock. We are offering up to 8,400,000 shares of common stock. No public market currently exists for our shares.

  We propose to list our common stock on the Nasdaq National Market under the symbol "PMTR." The anticipated price range is $11.00 to $13.00 per share.

    Investing in the shares involves risks. "Risk Factors" begin on page 9.

                                                                      Per
                                                                     Share Total
                                                                     ----- -----
Public Offering Price............................................... $     $
Underwriting Discount...............................................
Proceeds to Pemstar.................................................

  We and our selling shareholders have granted the underwriters a 30-day option to purchase up to 880,000 and 380,000 additional shares of common stock, respectively, on the same terms and conditions as set forth above to cover over-allotments, if any.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares
on or about              , 2000.

--------------------------------------------------------------------------------

Lehman Brothers                                               Robertson Stephens

           Chase H&Q

                      CIBC World Markets

                                                        Fidelity Capital Markets
                           a division of National Financial Services Corporation

       , 2000

                                     [LOGO]

   3 photographs with accompanying text placed above each photograph as follows:

     Engineering--photograph of hands holding pencil and small (unidentified) object, partial overlay of graph paper

     Manufacturing--cropped photograph containing partial images of a CPU, fiber optic fillaments and electronic components (unidentified)

     Fulfillment--night shot--front arial of commercial jet (unidentified) on the runway with staircase and scissor truck

   Bottom right corner--line drawing of partial globe with latitude and longitude lines

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    3
Risk Factors........................    9
Use of Proceeds.....................   16
Dividend Policy.....................   16
Capitalization......................   17
Dilution............................   18
Unaudited Pro Forma Consolidated
 Financial Data.....................   19
Selected Consolidated Financial
 Data...............................   22
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   23

                                   Page
                                   ----
Business.........................   30
Management.......................   43
Related Party Transactions.......   50
Principal Shareholders...........   52
Description of Capital Stock.....   54
Shares Eligible for Future Sale..   58
Underwriting.....................   60
Legal Matters....................   63
Experts..........................   63
Where You Can Find More
 Information.....................   63
Index to Financial Statements....  F-1


                             ABOUT THIS PROSPECTUS

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

   This preliminary prospectus is subject to completion prior to this offering.

   Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "anticipates," "believe," "continue," "could," "estimate," "expects," "intends," "may," "plans," "seeks," "should," or "will" or the negative of these terms or similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including the factors discussed under "Risk Factors."

   PEMSTAR(R) is a registered trademark of Pemstar Inc. Other trademarks and trade names appearing in this prospectus are the property of their respective holders.

   Until           , 2000, all dealers selling shares of our common stock,
whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information we present in greater detail elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of factors described under "Risk Factors" and elsewhere in this prospectus.

                                  Pemstar Inc.

   We are a rapidly growing provider of electronics manufacturing services to original equipment manufacturers in the communications, computing, data storage, industrial and medical equipment markets. Electronics manufacturing services include:

  . manufacturing services, including the assembly of electrical and mechanical components and products;

  . engineering, design and test services, including the development of product specifications, manufacturing processes and equipment, and product testing systems;

  . materials procurement, including the identification of suppliers and inventory management; and

  . fulfillment services, including delivery of completed products and components to end users and repair and replacement services for manufactured products and components.

Original equipment manufacturers design, build, market and sell new products to end users of these products. These manufacturers may outsource one or more of these functions.

   We provide a comprehensive range of electronics manufacturing services, including engineering, manufacturing and fulfillment services to our customers on a global basis through nine facilities strategically located in the United States, Mexico, Asia and Europe. Our comprehensive service offerings support our customers' needs from product development and design through manufacturing to worldwide distribution and aftermarket support. We offer our communications industry customers substantial expertise and experience in the wireless and optical systems markets that are experiencing rapidly growing demand for specialized engineering and manufacturing services. Since our founding in 1994, we have experienced strong financial growth and consistent profitability, with Manufacturing Market Insider ranking our revenue growth rate of 110% in fiscal 2000 the highest among the top twenty domestic electronics manufacturing services companies for their most recent fiscal years. Our pro forma net sales for fiscal 2000 were $436.9 million.

   The electronics manufacturing services industry is experiencing dramatic growth primarily driven by the overall growth of the electronics industry, increased use of outsourcing among original equipment manufacturers and frequent asset divestitures by these manufacturers to electronics manufacturing services businesses. By outsourcing electronics manufacturing services, original equipment manufacturers are able to focus on their core competencies, such as product development, sales, marketing and customer service, while utilizing the expertise of electronics manufacturing services providers in assembly and test operations and supply chain management. These manufacturers are increasingly outsourcing a broad spectrum of design services, including product definition, design for manufacturability and design for test. Technology Forecasters, Inc. projects that the global electronics manufacturing services industry will grow at an average annual rate of 20%, from $60 billion of revenues in 1998 to $149 billion in 2003. Technology Forecasters also projects that the communications segment, which represented $19 billion of revenues in 1998, will be the fastest growing electronics manufacturing services market through 2003. Additionally, the electronics manufacturing services industry is highly fragmented, with over 3,000 independent electronics manufacturing services companies in existence and the twenty largest companies accounting for only 56% of the worldwide market in 1998 based on revenues.

   Our customers include industry leading original equipment manufacturers such as 3M, Efficient Networks, Electronics For Imaging, Fluke Corporation, Fujitsu, Honeywell, IBM, Motorola, Pinnacle, RSA, Seagate and Sony. We also have capitalized on our expertise in the wireless and optical systems markets to develop strong relationships with a number of emerging wireless and optical systems original equipment manufacturers, including Ancor Communications, Interwave, Optical Networks, Optical Solutions, Repeater Technologies and Western Multiplex.

   Over the past several years, we have completed a number of acquisitions and established new operations in order to expand our geographic presence, enhance our product and service offerings, diversify our customer base and increase our production capacity. In June 2000, we signed an agreement to acquire Turtle Mountain Corporation, an electronics manufacturing services provider located in Dunseith, North Dakota. In June 1999, we acquired Quadrus Manufacturing, a division of Bell Microproducts, located in San Jose, California, which primarily serves the communications sector in North America. In May 1999, we also acquired a division of Fluke Corporation located in Almelo, the Netherlands, which primarily serves the industrial equipment sector in Europe and North America. Since 1994, we have established operations in Guadalajara, Mexico; Tianjin, China; Singapore and Bangkok, Thailand, which have expanded our manufacturing and distribution capabilities and further broadened our customer base. We continue to actively pursue potential acquisitions to complement our internal growth and to expand our business.

   Our business is built on several specific characteristics, including the following:

  . We provide our customers with worldwide engineering and product design services by utilizing over 400 engineering professionals across all of our locations.

  . We focus substantial resources on the rapidly expanding communications industry and have developed specific expertise in the high growth wireless and optical systems market segments.

  . We complement our engineering capabilities with a comprehensive range of manufacturing, value-added component assembly, customized final system assembly and fulfillment services, such as worldwide distribution and aftermarket services.

  . We have established a network of facilities in the world's major electronics markets--North America, Europe and Asia--to serve the increasing outsourcing needs of both multinational and regional original equipment manufacturers.

   Among the challenges we face and the risks inherent in investing in our business are the intense competition and significant fluctuation in product demand which characterize our industry. A significant portion of our net sales are made to a small number of customers with whom we do not have firm long-term purchase orders or commitments. We compete with a number of other providers of electronics manufacturing services, many of which have global operations and greater resources than we do. In addition, we have experienced rapid growth in a short period of time and we may face challenges in managing our expansion and integrating acquired businesses.

                                  Our Strategy

   Our objective is to enhance our position as a provider of electronics manufacturing services to original equipment manufacturers worldwide. We intend to achieve this objective by continuing to employ the following strategies:

  .  Capitalize on our worldwide engineering services;

  . Provide comprehensive engineering, manufacturing and fulfillment service offerings;

  .  Focus on high growth market segments;

  .  Expand our global scale and infrastructure;

  .  Pursue selective acquisitions;

  .  Focus on quality management; and

  .  Provide superior supply chain management.

                              Recent Developments

   On June 20, 2000, we entered into an agreement to acquire Turtle Mountain Corporation, an electronics manufacturing services provider located in Dunseith, North Dakota. Turtle Mountain is a manufacturer of electronics components and assemblies primarily for the computing and industrial industries. Turtle Mountain had total revenues of approximately $27.1 million in its last completed fiscal year. The principal end users of Turtle Mountain's products are IBM, Honeywell and 3M. Under our agreement, we will purchase all of the outstanding stock of Turtle Mountain for approximately $18.3 million, subject to adjustment based on Turtle Mountain's outstanding indebtedness and net asset value as of the closing date. We will assume all of Turtle Mountain's indebtedness, which will be deducted from the purchase price. As of April 1, 2000, Turtle Mountain had $2.9 million of outstanding indebtedness. We believe this acquisition will expand our business opportunities with important common customers due to Turtle Mountain's designation as a preferred vendor to these customers, which will qualify us to bid on additional projects with these customers. The acquisition will also provide us with additional manufacturing capacity through the addition of Turtle Mountain's 65,000 square foot facility. The acquisition of Turtle Mountain is expected to close prior to or simultaneously with this offering.

                                ----------------

   Pemstar is a Minnesota corporation incorporated in 1994. Our principal executive office is located at 3535 Technology Drive N.W., Rochester, Minnesota 55901. Our telephone number is (507) 288-6720. We maintain a website on the Internet at www.pemstar.com. Our website, and the information contained therein, is not a part of this prospectus.

                                  The Offering

Common stock offered by Pemstar.....    8,400,000 shares

Common stock to be outstanding
 after the offering.................
                                        26,929,158 shares

Use of proceeds.....................    We intend to use the net proceeds from
                                        this offering to repay existing
                                        indebtedness, to fund the acquisition
                                        of Turtle Mountain and for general
                                        corporate purposes, including working
                                        capital, capital expenditures and
                                        possible acquisitions. See "Use of
                                        Proceeds."

Proposed Nasdaq National Market         "PMTR"
symbol..............................

   The number of shares that will be outstanding after the offering is based on the number of shares outstanding as of March 31, 2000, and excludes:

  . 3,845,232 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2000, with a weighted average exercise price of $4.35 per share;

  . 850,000 shares of common stock issuable upon exercise of stock options to be granted concurrently with this offering with an exercise price equal to the initial public offering price per share; and

  . 477,362 additional shares reserved for issuance under our stock option plans.

   Our fiscal year ends on March 31 of each year and fiscal years are identified in this prospectus according to the calendar year in which they end. For example, the fiscal year ended March 31, 2000, is referred to as "fiscal 2000." Except as otherwise indicated, all information in this prospectus assumes that the underwriters do not exercise the option granted by us and certain selling shareholders to purchase additional shares in this offering and that all of our outstanding preferred stock is converted into common stock upon the consummation of this offering and reflects a 3-for-1 stock split, which was effective in May 2000.

                      Summary Consolidated Financial Data

   The following table summarizes financial data regarding our business and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the related notes included elsewhere in this prospectus. The unaudited pro forma consolidated data for the fiscal year ended March 31, 2000, gives effect to the acquisitions of Quadrus Manufacturing and Turtle Mountain, as if each had occurred on April 1, 1999.

                                                                          Year Ended
                                     Year Ended March 31,                  March 31,
                          ----------------------------------------------     2000
                           1996     1997      1998      1999      2000     Pro Forma
                          -------  -------  --------  --------  --------  -----------
                            (in thousands, except per share data)         (unaudited)
Consolidated Statements
 of Income Data:
Net sales...............  $22,021  $31,895  $165,049  $187,381  $393,842   $436,891
Costs of goods sold.....   18,724   27,347   147,962   172,219   363,974    405,891
                          -------  -------  --------  --------  --------   --------
Gross profit............    3,297    4,548    17,087    15,162    29,868     31,000
Selling, general and
 administrative
 expenses...............    2,309    2,976     8,328    10,955    21,576     23,878
Amortization............       --       --        54       190     1,281      1,839
                          -------  -------  --------  --------  --------   --------
Operating income........      988    1,572     8,705     4,017     7,011      5,283
Other income (expense) -
 net....................      187      247       455      (438)      (74)        28
Interest expense........     (255)    (315)     (746)     (640)   (3,588)    (4,158)
                          -------  -------  --------  --------  --------   --------
Income before income
 taxes..................      920    1,504     8,414     2,939     3,349      1,153
Income tax expense......      289      554     3,097     1,273       698       (149)
                          -------  -------  --------  --------  --------   --------
Net income..............  $   631  $   950  $  5,317  $  1,666  $  2,651   $  1,302
                          =======  =======  ========  ========  ========   ========
Net income per share:
  Basic.................  $  0.08  $  0.12  $   0.55  $   0.15  $   0.23   $   0.11
  Diluted...............     0.08     0.12      0.49      0.12      0.15       0.08
Weighted average number
 of common shares
 outstanding (1):
  Basic.................    7,645    8,009     9,653    10,897    11,503     11,503
  Diluted...............    7,758    8,039    10,874    14,143    17,167     17,167
Other Financial Data:
Depreciation............  $   600  $   911  $  1,929  $  3,331  $  7,455
Capital expenditures....    1,587    2,887     8,393     8,657    13,415
Supplemental Data:
EBITDA (2)..............  $ 1,775  $ 2,730  $ 11,143   $ 7,100  $ 15,673
Net cash provided by
 (used in) operating
 activities.............      150      776    (1,374)       65   (20,225)
Net cash provided by
 (used in) investing
 activities.............   (1,576)  (2,938)  (10,126)   (5,545)  (53,489)
Net cash provided by
 (used in) financing
 activities.............    1,343    2,133    14,661     3,112    75,612

   The pro forma consolidated balance sheet data gives effect to the acquisition of Turtle Mountain, as if it had occurred on March 31, 2000. The pro forma consolidated as adjusted balance sheet data gives further effect to the automatic conversion of all of our outstanding shares of preferred stock into shares of common stock upon consummation of this offering and the consummation of this offering and the application of the net proceeds as described under "Use of Proceeds," as if each had occurred on March 31, 2000.

                                                  As of March 31, 2000
                                          ------------------------------------
                                                                  Pro Forma
                                                    Pro Forma  As Adjusted (3)
                                           Actual  (unaudited)   (unaudited)
                                          -------- ----------- ---------------
                                                     (in thousands)
Consolidated Balance Sheet Data:
Unrestricted cash and cash equivalents... $  2,727  $  2,786      $  9,832
Working capital..........................   49,649    54,294        69,016
Total assets.............................  190,451   211,155       215,701
Long-term debt and capital lease
 obligations less current maturities.....   55,181    71,655         9,981
Redeemable preferred stock...............   26,549    26,549           --
Total shareholders' equity...............   22,673    22,673       142,218

--------
(1) For an explanation of the determination of the weighted average number of common shares outstanding used in computing net income per share, see Note 1 of the notes to consolidated financial statements.

(2) EBITDA means earnings before net interest expense, income taxes, depreciation and amortization. EBITDA is presented because we believe it is an indicator of our ability to incur and service debt and a similar formula is used by our lenders in determining compliance with financial covenants. However, EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles.

(3) We intend to use approximately $67.7 million of the net proceeds from this offering to repay existing indebtedness and an estimated $18.3 million to fund the acquisition of Turtle Mountain. The table above reflects the repayment of $53.6 million, the amount of our indebtedness outstanding as of March 31, 2000. Subsequently, we incurred additional indebtedness under our credit facilities of $14.1 million. See "Use of Proceeds."

                                  RISK FACTORS

   You should carefully consider the risks described below before making a decision to buy our shares. If any of the following risks actually occur, our business could be harmed. In that event, the trading price of our shares might decline, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our consolidated financial statements and related notes.

                  Risks Relating to Our Business and Industry

A downturn in the markets we serve would likely negatively affect our net sales.

   The communications, computing, data storage, industrial and medical equipment markets of the electronics manufacturing services industry are characterized by intense competition, relatively short product life-cycles and significant fluctuations in product demand. In addition, these markets are generally subject to rapid technological change and product obsolescence. If any of these factors or other factors reduce demand for specific products or components that we design or manufacture for our customers, our net sales would likely be negatively affected. Furthermore, these industries are subject to economic cycles and have in the past experienced, and are likely in the future to experience, recessionary periods. A recession or any other event leading to excess capacity or a downturn in the markets we serve would likely negatively affect our net sales.

We depend on a small number of customers for a significant portion of our net sales and the loss of any of our major customers would harm us.

   We depend on a relatively small number of customers for a significant portion of our net sales. Our two largest customers in fiscal 2000 were IBM and Motorola, which represented approximately 37% and 15% of our total net sales. In addition, our five largest customers in fiscal 2000 accounted for approximately 75% of our net sales. We expect to continue to depend upon a relatively small number of customers for a significant percentage of our net sales. Because our major customers represent such a large part of our business, the loss of any of our major customers could negatively impact our business.

   Our major customers may not continue to purchase products and services from us at current levels or at all. In the past, we have lost customers due to the acquisition of our customers, product discontinuation and customers' shifting production of products to internal facilities. We may lose customers in the future for similar reasons. We may not be able to expand our customer base to make up any sales shortfalls if we lose a major customer. Our attempts to diversify our customer base and reduce our reliance on particular customers may not be successful.

Our business is not typified by long-term contracts, and cancellations, reductions or delays in customer orders would adversely affect our profitability.

   We do not typically obtain firm long-term purchase orders or commitments from our customers. We work closely with our customers to develop forecasts for future orders, but these forecasts are not binding. Customers may cancel their orders, change production quantities from forecast volumes or delay production for a number of reasons beyond our control. Any material delay, cancellation or reduction of orders from our largest customers could cause our net sales to decline significantly. In addition, as many of our costs and operating expenses are relatively fixed, a reduction in customer demand can decrease our gross margins and adversely affect our business, financial condition and results of operations.

Shortages or price fluctuations in component parts specified by our customers could delay product shipments and adversely affect our profitability.

   Many of the products we manufacture require one or more components that we order from sole-source suppliers. Supply shortages for a particular component can delay production of all products using that component or cause cost increases in the services we provide. In the past, some of the materials we use, such as capacitors and memory and logic devices, have been subject to industry-wide shortages. As a result, suppliers have been forced to allocate available quantities among their customers and we have not been able to obtain all of the materials desired. Our inability to obtain these needed materials could slow production or assembly, delay shipments to our customers, increase costs and reduce operating income. In certain circumstances, we may bear the risk of periodic component price increases. Accordingly, some component price increases could increase costs and reduce our operating income.

   In addition, if we fail to manage our inventory effectively, we may bear the risk of fluctuations in materials costs, scrap and excess inventory, all of which adversely affect our business, financial condition and results of operations. We are required to forecast our future inventory needs based upon the anticipated demand of our customers. Inaccuracies in making these forecasts or estimates could result in a shortage or an excess of materials. A shortage of materials could lengthen production schedules and increase costs. An excess of materials may increase the costs of maintaining inventory and may increase the risk of inventory obsolescence, both of which may increase expenses and decrease our profit margins and operating income.

We have experienced significant growth in a short period of time and we may have trouble managing our expansion and integrating acquired businesses.

   We have grown rapidly in recent years due to acquisitions and internal growth. Since 1994, we have completed two acquisitions and began operations at two new facilities. As a result, we have a limited history of owning and operating our acquired businesses on a consolidated basis. We cannot assure you that we will be able to meet performance expectations or successfully integrate our acquired businesses on a timely basis without disrupting the quality and reliability of service to our customers or diverting management resources. Our rapid growth has placed and will continue to place a significant strain on our management, financial resources and on our information, operations and financial systems. If we are unable to manage our growth effectively, it may have an adverse effect on our business, financial condition and results of operations. We cannot assure you that we will manage our growth effectively, and we expect that our annual growth rate of net sales will decrease in the future due to our increased size.

   We expect to continue to expand our operations through acquisitions and opening new facilities. These activities involve numerous risks, including:

  . Difficulty in integrating operations, technologies, systems, and products and services of these acquired companies;
  .  Diversion of management's attention;
  .  A disruption of operations;
  .  Increases in expenses and working capital requirements;
  . Failure to enter effectively markets in which we have limited or no prior experience and where competitors in such markets have stronger market positions; and
  .  Potential loss of key employees and customers of acquired companies.

   In addition, acquisitions may involve financial risks, such as:

  .  the potential liabilities of the acquired businesses;

  .  the dilutive effect of the issuance of additional equity securities;

  .  the incurrence of additional debt;

  .  the financial impact of transaction expenses; and

  . the amortization of goodwill and other intangible assets involved in any transactions that are accounted for using the purchase method of accounting, and possible adverse tax and accounting effects.

We may have difficulty integrating and managing the business acquired from Turtle Mountain, which may adversely affect our results of operations.

   To integrate Turtle Mountain's operations, we must implement our management and operations systems and assimilate and manage personnel acquired form Turtle Mountain. If we are unable to successfully integrate

Turtle Mountain's operations, or there is a delay in successful integration, we may be unable to achieve anticipated levels of profitability for Turtle Mountain or realize other anticipated benefits of the acquisition. In addition, our inability to successfully integrate Turtle Mountain could divert management's resources, resulting in a disruption of our business.

   We expect to complete the acquisition of Turtle Mountain prior to or simultaneously with this offering. This offering is not subject to, or conditioned upon, completion of the Turtle Mountain acquisition. The acquisition of Turtle Mountain is subject to a number of conditions, including Turtle Mountain not experiencing a material adverse change in operating results or financial condition prior to closing. We cannot assure you that the acquisition of Turtle Mountain will be completed or, if completed, will be on the terms outlined in this prospectus. If this acquisition is not completed, the shares of common stock offered hereby would represent an ownership interest in our company as it exists today and not of our company as combined with Turtle Mountain. Therefore, if this acquisition is not consummated, the information set forth in this prospectus giving effect to the acquisition of Turtle Mountain would not be relevant.

Increased competition may result in decreased demand or prices for our services.

   The electronics manufacturing services industry is highly competitive and characterized by low margins. We compete against numerous U.S. and foreign service providers with global operations, as well as those who operate on a local or regional basis. In addition, current and prospective customers continually evaluate the merits of manufacturing products internally. Consolidation in the electronics manufacturing services industry results in a continually changing competitive landscape. The consolidation trend in the industry also results in larger and more geographically diverse competitors who have significant combined resources with which to compete against us. Some of our competitors have substantially greater managerial, manufacturing, engineering, technical, financial, systems, sales and marketing resources than we do. These competitors may:

  .  Respond more quickly to new or emerging technologies;
  . Have greater name recognition, critical mass and geographic and market presence;
  .  Be better able to take advantage of acquisition opportunities;
  . Adapt more quickly to changes in customer requirements; and . Devote greater resources to the development, promotion and sale of their services.

   We also may be operating at a cost disadvantage as compared to competitors who have greater direct buying power from component suppliers, distributors and raw material suppliers or who have lower cost structures. Increased competition from existing or potential competitors could result in price reductions, reduced margins or loss of market share.

We anticipate that our net sales and operating results will fluctuate which could affect the price of our common stock.

   Our net sales and operating results have fluctuated and may continue to fluctuate significantly from quarter to quarter. A substantial portion of our net sales in any given quarter may depend on obtaining and fulfilling orders for assemblies to be manufactured and shipped in the same quarter in which those orders are received. Further, a significant portion of our net sales in a given quarter may depend on assemblies configured, completed, packaged and shipped in the final weeks of such quarter. Our operating results may fluctuate in the future as a result of many factors, including:

  . Variations in customer orders relative to our manufacturing capacity; . Variations in the timing of shipment of products to customers;
  .  Introduction and market acceptance of our customers' new products;
  . Changes in competitive and economic conditions generally or in our customers' markets;
  . Effectiveness of our manufacturing processes, including controlling costs;

  . Changes in cost and availability of components or skilled labor; and . The timing and price we pay for acquisitions and related acquisition costs.

   Our operating expenses are based on anticipated revenue levels and a high percentage of our operating expenses are relatively fixed in the short term. As a result, any unanticipated shortfall in revenue in a quarter would likely adversely affect our operating results for that quarter. Also, changes in our product assembly mix may cause our margins to fluctuate which could negatively impact our results of operations for that period. Results in any period should not be considered indicative of the results to be expected in any future period. It is possible that in one or more future periods our results of operations will fail to meet the expectations of securities analysts or investors, and the price of our common stock could decline significantly.

If we are unable to respond to rapidly changing technologies and process developments, we may not be able to compete effectively.

   The market for our products and services is characterized by rapidly changing technologies and continuing process developments. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, to develop and market products and services that meet changing customer needs and to successfully anticipate or respond to technological changes on a cost-effective and timely basis. Our core technologies could in the future encounter competition from new or revised technologies that render existing technology less competitive or obsolete or that reduce the demand for our services. We cannot assure you that we will effectively respond to the technological requirements of the changing market. If we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of these technologies may require us to make significant capital investments. We cannot assure you that we will be able to obtain capital for these purposes in the future or that investments in new technologies will result in commercially viable technological processes. The loss of revenue and earnings to us from these changing technologies and process developments could adversely affect us.

If we are unable to obtain additional financing, we may not be able to support our future growth.

   We expect to continue to make substantial capital expenditures to expand our operations and remain competitive in the rapidly changing electronics manufacturing services industry. Our future success depends on our ability to obtain additional financing and capital to support our future growth, if any. We may not be able to obtain additional capital when we want or need it, and capital may not be available on satisfactory terms. If we issue additional equity securities or convertible debt to raise capital, it may be dilutive to your ownership interest. In addition, any additional capital may have terms and conditions that adversely affect our business, such as financial or operating covenants.

Operating in foreign countries exposes us to increased risks which could adversely affect our results of operations.

   We currently have foreign operations in China, Mexico, the Netherlands, Singapore and Thailand. We may in the future expand into other international regions. We have limited experience in managing geographically dispersed operations and in operating in Europe, Mexico or Asia. We also purchase a significant number of components manufactured in foreign countries. Because of the scope of our international operations, we are subject to the following risks which could adversely impact our results of operations:

  .  Economic or political instability;
  .  Transportation delays and interruptions;
  .  Foreign currency exchange rate fluctuations;
  .  Increased employee turnover and labor unrest;
  .  Longer payment cycles;
  .  Greater difficulty in collecting accounts receivable;

  . Incompatibility of systems and equipment used in foreign operations; . Difficulties in staffing and managing foreign personnel and diverse cultures; and
  .  Less developed infrastructures.

   In addition, changes in policies by the United States or foreign governments could negatively affect our operating results due to increased duties, increased regulatory requirements, higher taxation, currency conversion limitations, restrictions on the transfer of funds, the imposition of or increase in tariffs and limitations on imports or exports. Also, we could be negatively affected if our host countries revise their policies away from encouraging foreign investment or foreign trade, including tax holidays.

Our acquisition strategy may not succeed.

   As part of our business strategy, we expect to continue to grow by pursuing acquisitions of other companies, assets or product lines that complement or expand our existing business. Competition for attractive companies in our industry is substantial. We cannot assure you that we will be able to identify suitable acquisition candidates or finance and complete transactions that we select. Failure to execute our acquisition strategy may adversely affect our business, financial condition and results of operations.

We may be unable to protect our intellectual property, which would negatively affect our ability to compete.

   We rely on our proprietary technology, and we expect that future technological advances made by us will be critical to remain competitive. Therefore, we believe that the protection of our intellectual property rights is, and will continue to be, important to the success of our business. We rely on a combination of patent, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Despite these protections, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary technology. We cannot be certain that patents we have or that may be issued as a result of our pending patent applications will protect or benefit us or give us adequate protection from competing technologies. We also cannot be certain that others will not develop our unpatented proprietary technology or effective competing technologies on their own. We believe that our proprietary technology does not infringe on the proprietary rights of others. However, if others assert valid infringement claims against us with respect to our past, current or future designs or processes, we could be required to enter into expensive royalty arrangements, develop non-infringing technologies or engage in costly litigation, which could negatively affect our business, financial condition and results of operations.

Our inability to expand our Web-based supply chain management system could negatively impact our future competitiveness.

   Our future success depends in part on our ability to rapidly respond to changing customer needs by scaling operations to meet customers' requirements, shift capacity in response to product demand fluctuations, procure materials at advantageous prices, manage inventory and effectively distribute products to our customers. In order to continue to meet these customer requirements, we have developed a Web-based supply chain management system that enables us to collaborate with our customers on product content and to process engineering changes. We are currently implementing an enhanced version of our existing system, which will include real-time communications between our customers across all of our facilities. Our inability to expand this Web-based system, or delays or defects in such expansion could negatively impact our ability to manage our supply chain in an efficient and timely manner to meet customer demands, which could adversely affect our competitive position and negatively affect our ability to be competitive in the electronics manufacturing services industry.

Our business could suffer if we lose the services of, or fail to attract, key personnel.

   Our future success largely depends on the skills and efforts of our executive management and our engineering, manufacturing and sales employees. We do not have employment contracts or non-competition agreements with any of our executive management or other key employees. The loss of services of any of our executives or other key personnel could negatively affect our business. Our continued growth will also require us to attract, motivate, train and retain additional skilled and experienced managerial, engineering, manufacturing and sales personnel. We face intense competition for such personnel. We may not be able to attract, motivate and retain personnel with the skills and experience needed to successfully manage our business and operations.

We are subject to a variety of environmental laws which expose us to potential financial liability.

   Our operations are regulated under a number of federal, state, provincial, local and foreign environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Compliance with these environmental laws is a significant consideration for us because we use metals and other hazardous materials in our manufacturing processes. We may be liable under environmental laws for the cost of cleaning up properties we own or operate if they are or become contaminated by the release of hazardous materials, regardless of whether we caused the release. In addition, we, along with any other person who arranges for the disposal of our wastes, may be liable for costs associated with an investigation and remediation of sites at which we have arranged for the disposal of hazardous wastes, if such sites become contaminated, even if we fully comply with applicable environmental laws. In the event of contamination or violation of environmental laws, we could be held liable for damages including fines, penalties and the costs of remedial actions and could also be subject to revocation of our discharge permits. Any such penalties or revocations could require us to cease or limit production at one or more of our facilities, thereby harming our business.

                        Risks Relating to this Offering

The initial public offering price is significantly higher than the book value of our common stock, and you will experience immediate and substantial dilution in the book value of your investment.

   Prior investors paid a lower per share price than the price in this offering. The initial public offering price is substantially higher than the net book value per share of the outstanding common stock immediately after this offering. Accordingly, if you purchase common stock in this offering, you will incur immediate and substantial dilution of $7.83 per share. In addition, we have issued options to acquire common stock at prices significantly below the initial public offering price. To the extent these outstanding options are exercised, there will be further dilution to investors in this offering. See "Dilution."

Future sales of our common stock, including the shares purchased in this offering, may depress our stock price.

   Sales of a substantial number of shares of our common stock in the public market by our shareholders after this offering, or the perception that such sales are likely to occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Based on shares outstanding as of March 31, 2000, upon completion of this offering we will have outstanding 26,929,158 shares of common stock, assuming no exercise of the underwriters' overallotment option. Of these shares, the 8,400,000 shares of common stock sold in this offering and 350,101 shares held by existing shareholders will be freely tradable, without restriction, in the public market. An additional 180,828 shares held by existing shareholders will be available for sale in the public market 90 days from the date of this prospectus. After the lockup agreements pertaining to this offering expire 180 days from the date of this prospectus, an additional
18.0 million shares will be eligible for sale in the public market. In addition, 3.0 million of the shares subject to outstanding options will be exercisable, and if exercised, available for sale 180 days after the date of this prospectus. See "Shares Eligible for Future Sale."

An active public market for our common stock may not develop, which could impede your ability to sell your shares and depress our stock price.

   Before this offering, you could not buy or sell our common stock on the public market. An active public market for our common stock may not develop or be sustained after the offering, which could affect your ability to sell your shares and depress the market price of your shares. The market price of your shares may fall below the initial public offering price.

Provisions in our charter documents and Minnesota law may delay or prevent an unsolicited takeover effort to acquire our company, which could inhibit your ability to receive an acquisition premium for your shares.

   Provisions of our amended articles of incorporation and our amended and restated bylaws and provisions of Minnesota law may delay or prevent an unsolicited takeover effort to acquire our company on terms that you may consider to be favorable. These provisions include the following:

  .  No cumulative voting by shareholders for directors;
  .  A classified board of directors with three-year staggered terms;
  . The ability of our board to set the size of the board of directors, to create new directorships and to fill vacancies;
  . The ability of our board, without shareholder approval, to issue preferred stock, which may have rights and preferences that are superior to our common stock;
  .  The ability of our board to amend the bylaws;
  . A shareholder rights plan, which discourages the unauthorized acquisition of 15% or more of our common stock or an unauthorized exchange or tender offer;
  . Restrictions under Minnesota law on mergers or other business combinations between us and any holder of 10% or more of our outstanding common stock; and
  . A requirement that at least two-thirds of our shareholders and at least two-thirds of our directors approve amendments of our articles of incorporation.

                                USE OF PROCEEDS

   We estimate the net proceeds from this offering to be approximately $93.0 million or approximately $102.8 million if the underwriters exercise their over-allotment option in full based on an assumed public offering price of $12.00 per share and after deducting our estimated underwriting and offering expenses.

   We intend to use approximately $67.7 million of the net proceeds from this offering to repay existing indebtedness, an estimated $18.3 million to fund the acquisition of Turtle Mountain, including the repayment by us of $2.9 million of assumed debt, and approximately $7.0 million for general corporate purposes, including the funding of working capital, capital expenditures and internal expansion. To the extent we use net proceeds from this offering for capital expenditures, we expect that capital expenditures would consist primarily of equipment upgrades, acquisition of optical technology equipment, acquisition and upgrading of information technology systems and expansion of our facilities. In addition, we may acquire companies, assets or product lines that are complementary to ours, and a portion of the net proceeds may be used for these acquisitions. We do not currently have any agreements for any acquisitions other than the acquisition of Turtle Mountain, but we have had, and will continue to have, discussions with companies regarding potential acquisitions. While we engage from time to time in discussions with respect to potential acquisitions, we cannot assure you that any acquisitions will be made. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest bearing, investment-grade marketable securities.

   As of June 30, 2000, the existing indebtedness to be repaid from a portion of the net proceeds from this offering consisted of the following:

  . Approximately $48.5 million under our two revolving credit facilities with US Bank, excluding accrued interest, with an effective interest rate of 11.0% and a final maturity date of August 2002;

  . Approximately $19.0 million under our credit facility with IBM Credit Corporation, excluding accrued interest, with an interest rate of 10.0% and a final maturity date of May 2001; and
  . Approximately $0.2 million under non-interest bearing notes issued to Rochester Area Economic Development, Inc. in connection with a development assistance package offered to us by the City of Rochester, which are due and payable in the event we complete an initial public offering.

   We used borrowings under our US Bank revolving credit facilities to fund a portion of the purchase price for Quadrus Manufacturing and all of the purchase price of our Almelo, the Netherlands facility. In addition, in the event our acquisition of Turtle Mountain is completed before consummation of this offering, we expect to be able to finance the acquisition through additional borrowing from one of our existing lenders. In this event, we may use the net proceeds from this offering to repay that indebtedness.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings to fund the development and growth of our business.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 2000:

  .  on an actual basis; and
  . on a pro forma as adjusted basis to reflect (1) the acquisition of Turtle Mountain, (2) the automatic conversion of all of our outstanding preferred stock into common stock upon the consummation of this offering, and (3) the application of the net proceeds from this offering upon the consummation of this offering, assuming an initial public offering price of $12.00 per share after deducting our estimated underwriting and offering expenses.

                                                        As of March 31, 2000
                                                      -------------------------
                                                                   Pro Forma
                                                                As Adjusted (2)
                                                       Actual     (unaudited)
                                                      --------  ---------------
                                                       (in thousands, except
                                                            share data)
Unrestricted cash and cash equivalents............... $  2,727     $  9,832
                                                      ========     ========
Current maturities of long-term obligations.......... $ 15,229     $  6,829
                                                      ========     ========
Long-term obligations, net of current maturities:
  Revolving credit facility.......................... $ 45,000     $    --
  Industrial revenue bonds...........................    4,990        4,990
  Other total long-term obligations, net of current
   maturities........................................    5,191        4,991
                                                      --------     --------
    Total long-term obligations, net of current
     maturities......................................   55,181        9,981
Redeemable preferred stock (1).......................   26,549          --
Shareholders' equity:
  Preferred stock, $0.01 par value, 3,333,000 shares
   authorized and undesignated; none issued and
   outstanding on an actual and pro forma as adjusted
   basis.............................................      --           --
  Common stock, $0.01 par value, 150,000,000 shares
   authorized; 13,819,260 shares issued and
   outstanding on an actual basis; and 26,929,158
   issued and outstanding on a pro forma adjusted
   basis.............................................      138          269
  Additional paid-in capital.........................   15,395      134,809
  Accumulated other comprehensive loss...............     (772)        (772)
  Retained earnings..................................   11,170       11,170
  Loans to stockholders..............................   (3,258)      (3,258)
                                                      --------     --------
    Total shareholders' equity.......................   22,673      142,218
                                                      --------     --------
    Total capitalization............................. $104,403     $152,199
                                                      ========     ========

--------
(1) The Series A and Series B preferred stock is subject to mandatory redemption rights and automatically converts into shares of common stock upon the consummation of this offering.

   The number of shares that will be outstanding after this offering is based on the number of shares outstanding as of March 31, 2000, and excludes:

  . 3,845,232 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2000, with a weighted average exercise price of $4.35 per share;

  . 850,000 shares of common stock issuable upon exercise of stock options to be granted concurrently with this offering with an exercise price equal to the initial public offering price per share; and

  . 477,362 additional shares reserved for issuance under our stock option plans.

   See "Management--Stock Option Plans."

(2) We intend to use approximately $67.7 million of the net proceeds from this offering to repay existing indebtedness and an estimated $18.3 million to fund the acquisition of Turtle Mountain, including the repayment by us of $2.9 million of assumed debt. The table above reflects the repayment of $53.6 million, the amount of such indebtedness outstanding as of March 31, 2000. Subsequent to March 31, 2000, we incurred additional net indebtedness of $14.1 million, which is being repaid with the proceeds from this offering and has been reflected in the pro forma as adjusted cash balance of $9.8 million. See "Use of Proceeds."

                                    DILUTION

   Our pro forma net tangible book value as of March 31, 2000, was $19.2 million or $1.04 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the pro forma number of shares of common stock outstanding, after giving effect to the acquisition of Turtle Mountain and the conversion of all outstanding shares of preferred stock into common stock. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering. After giving effect to our sale of the 8.4 million shares of common stock in this offering, based upon an assumed initial public offering price of $12.00 per share, our pro forma net tangible book value as of March 31, 2000 would have been approximately $112.2 million or $4.17 per share of common stock. This represents an immediate increase in pro forma net tangible book value to existing shareholders of $3.13 per share and an immediate dilution to new investors in this offering of $7.83 per share. The following table illustrates the per share dilution in pro forma net tangible book value to new investors:

   Assumed initial public offering price per share...............       $12.00
     Pro forma net tangible book value per share as of March 31,
      2000....................................................... $1.04
     Increase in pro forma net tangible book value per share
      attributable to new investors..............................  3.13
                                                                  -----
   Pro forma net tangible book value per share as of March 31,
    2000 after the offering......................................         4.17
                                                                        ------
   Pro forma net tangible book value dilution per share to new
    investors....................................................       $ 7.83
                                                                        ======

   The following table summarizes, on a pro forma basis, as of March 31, 2000, the differences between the number of shares of common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid by existing shareholders since our inception and new investors purchasing shares of common stock in this offering. The calculation below is based on an offering price of $12.00 per share, before deducting estimated underwriting and offering expenses payable by us:

                          Shares Purchased  Total Consideration
                         ------------------ -------------------- Average Price
                           Number   Percent    Amount    Percent   Per Share
                         ---------- ------- ------------ ------- -------------
Existing shareholders... 18,529,158   68.8% $ 42,060,922   29.4%    $ 2.27
New public investors
 (1)....................  8,400,000   31.2   100,800,000   70.6      12.00
                         ----------  -----  ------------  -----
  Total................. 26,929,158  100.0% $142,860,922  100.0%
                         ==========  =====  ============  =====

--------
(1) The above discussion and the table does not include 3,845,232 shares of common stock issuable pursuant to the exercise of stock options under our stock option plans at a weighted average exercise price of $4.35 per share. To the extent that outstanding options are exercised in the future, there will be further dilution to investors. See "Capitalization" and "Management--Stock Option Plans."

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   The unaudited pro forma consolidated statement of operations for the fiscal year ended March 31, 2000 gives effect to the acquisitions of Quadrus Manufacturing and Turtle Mountain, as if each had occurred on April 1, 1999. Operating activity for Quadrus Manufacturing from the date of acquisition, June 8, 1999, through March 31, 2000, is included in our statement of operations data for the year ended March 31, 2000. The consolidated statement of operations for Turtle Mountain for the year ended March 31, 2000, has been calculated by adding the five months ended March 30, 2000 to Turtle Mountain's year ended October 30, 1999 results of operations and subtracting the five months ended March 27, 1999.

   The unaudited pro forma consolidated balance sheet includes our balance sheet at March 31, 2000 and the balance sheet of Turtle Mountain at April 1, 2000.

   Our unaudited pro forma consolidated financial data should be read in conjunction with our audited consolidated financial statements for the fiscal year ended March 31, 2000, and the related notes thereto, which statements have been audited by Ernst & Young LLP, independent auditors, whose report is included elsewhere herein, the audited financial statements of Quadrus Manufacturing and the related notes thereto, which statements have been audited by McGladrey & Pullen, LLP, independent auditors, whose report is included elsewhere herein, and the audited financial statements of Turtle Mountain and the related notes thereto, which statements have been audited by Ernst & Young LLP, independent auditors, whose report is included elsewhere herein.

   Our unaudited pro forma consolidated financial data has been prepared to illustrate the effects of the Quadrus Manufacturing and Turtle Mountain acquisitions. Our unaudited pro forma consolidated financial data does not necessarily present our financial position or results of operations as they would have been if the companies involved had constituted one entity for the period presented and is not necessarily indicative of our future results of operations or the results that might have occurred if the forgoing transactions had been consummated on the indicated dates.

                                  Pemstar Inc.

            Unaudited Pro Forma Consolidated Statement of Operations
                        Fiscal Year Ended March 31, 2000
                     (in thousands, except per share data)

                                          Quadrus      Turtle
                          Pemstar Inc. Manufacturing  Mountain
                           Year Ended  From April 1, Year Ended
                           March 31,     1999, to     March 31,  Acquisition                                 Pro Forma
                              2000     June 7, 1999     2000     Adjustments    Pro Forma     Adjustments   As Adjusted
                          ------------ ------------- ----------- -----------   -----------    -----------   -----------
                           (audited)    (unaudited)  (unaudited)               (unaudited)
Net sales...............    $393,842      $14,130      $28,919     $   --       $436,891        $  --        $436,891
Costs of goods sold.....     363,974       16,810       25,107         --        405,891           --         405,891
                            --------      -------      -------     -------      --------        ------       --------
Gross profit............      29,868       (2,680)       3,812         --         31,000           --          31,000
Selling, general and
 administrative
 expenses...............      21,576          627        1,675                    23,878           --          23,878
Amortization............       1,281          --           --          558 (a)     1,839           --           1,839
                            --------      -------      -------     -------      --------        ------       --------
Operating income
 (loss).................       7,011       (3,307)       2,137        (558)        5,283           --           5,283
Other income (expense) -
 net....................         (74)          (7)         109                        28           --              28
Interest expense........      (3,588)         (81)        (197)     (1,891)(b)    (5,757)        1,599 (d)     (4,158)
                            --------      -------      -------     -------      --------        ------       --------
Income (loss) before
 income taxes...........       3,349       (3,395)       2,049      (2,449)         (446)        1,599          1,153
Income tax expense
 (benefit)..............         698       (1,307)         788        (943)(c)      (764)(c)       615 (c)       (149)
                            --------      -------      -------     -------      --------        ------       --------
Net income (loss).......    $  2,651      $(2,088)     $ 1,261     $(1,506)     $    318        $  984       $  1,302 (e)
                            ========      =======      =======     =======      ========        ======       ========
Net income (loss) per
 share:
 Basic..................    $   0.23                                                                         $   0.11
 Diluted................        0.15                                                                             0.08
Weighted average number
 of common shares
 outstanding:
 Basic..................      11,503                                                                           11,503
 Diluted................      17,167                                                                           17,167

--------
(a) Reflects the additional amortization expense related to the allocation of the purchase price to goodwill for the acquisitions. The amortization is based on the estimated useful life of twenty years for the goodwill.

(b) Reflects the additional interest expense related to the borrowings required by us to complete the acquisitions using borrowing capacity available under our credit facility with US Bank. The additional interest charges represent two months of incremental borrowings for Quadrus Manufacturing totaling $16,966 and twelve months of incremenetal borrowings for Turtle Mountain totaling $15,378. The interest rate used for the pro forma was 10.4%, which approximates our current borrowing rate.

(c) Reflects the income tax effect of adjustments (a), (b) and (d) at a 38.5% effective tax rate.

(d) Adjustments represent the removal of the pro forma interest expense adjustment relating to the incremental borrowings for the Turtle Mountain acquisition because the acquisition is intended to be funded with proceeds from this offering.

(e) The proceeds of the offering are further intended to be used for repayment of certain outstanding debt consisting primarily of the revolving credit facility. The interest expense reduction related to this further repayment of debt equals $2,979, including $2,409 of interest expense in the Pemstar Inc. year ended March 31, 2000, the Quadrus Manufacturing interest expense and pro forma related interest expense of $373 and the Turtle Mountain interest expense of $197. As a result, the net income pro forma as adjusted from the table above, adjusted further for this further repayment of certain outstanding debt, would be as follows:

      Net income pro forma as adjusted................................. $ 1,302
      Reduction of interest expense....................................   2,979
      Tax effect of reduction of interest expense......................  (1,147)
                                                                        -------
      Net income as adjusted for repayment of outstanding debt......... $ 3,134
                                                                        =======

                                  Pemstar Inc.

                 Unaudited Pro Forma Consolidated Balance Sheet
                                 March 31, 2000
                    (in thousands, except per share amounts)

                                             Turtle    Acquisition
                              Pemstar Inc.  Mountain   Adjustments    Pro Forma
                              ------------ ----------- -----------   -----------
                               (audited)   (unaudited)               (unaudited)
Assets
Current assets:
 Cash and cash
  equivalents...............    $  2,727     $    59     $   --       $  2,786
 Restricted cash............         528         --          --            528
 Accounts receivable, net...      60,061       4,166         --         64,227
 Inventories, net...........      64,437       4,444         --         68,881
 Deferred income taxes......       2,232          34         --          2,266
 Prepaid expenses and
  other.....................       3,458          35         --          3,493
                                --------     -------     -------      --------
   Total current assets.....     133,443       8,738         --        142,181
Property, plant, and
 equipment, net.............      34,933       2,477         --         37,410
Goodwill, net...............      20,691         --        9,328        30,019
Other assets, net...........       1,384         161         --          1,545
                                --------     -------     -------      --------
   Total assets.............    $190,451     $11,376     $ 9,328      $211,155
                                ========     =======     =======      ========
Liabilities and
 Shareholders' Equity
Current liabilities:
 Line of credit.............    $    --      $ 1,200     $   --       $  1,200
 Bank overdrafts............      10,213         --          --         10,213
 Accounts payable...........      47,138       1,745         --         48,883
 Accrued expenses and
  other.....................       9,740         325         --         10,065
 Income taxes payable.......       1,474         247         --          1,721
 Current maturities of
  long-term debt............      12,930         576         --         13,506
 Current maturities of
  capital lease
  obligations...............       2,299         --          --          2,299
                                --------     -------     -------      --------
   Total current
    liabilities.............      83,794       4,093         --         87,887
Long-term debt, less current
 maturities.................      51,114       1,096      15,378 (a)    67,588
Capital lease obligations,
 less current maturities....       4,067         --          --          4,067
Deferred grant income.......       1,713         --          --          1,713
Deferred revenue............         350         --          --            350
Deferred income taxes.......          17         137         --            154
Minority interest in
 consolidated subsidiaries..         174         --          --            174
Redeemable stock:
 Series A preferred stock,
  $0.01 par value; 570
  shares issued and
  outstanding...............       8,549         --          --          8,549
 Series B preferred stock,
  $0.01 per share; 1,000
  shares issued and
  outstanding...............      18,000         --          --         18,000
Shareholders' Equity:
 Common stock, $0.01 par
  value; shares issued and
  outstanding--13,819
  shares....................         138          37         (37)          138
 Additional paid-in
  capital...................      15,395         --          --         15,395
 Accumulated other
  comprehensive loss........        (772)        --          --           (772)
 Retained earnings..........      11,170       6,013      (6,013)       11,170
 Loans to shareholders......      (3,258)        --          --         (3,258)
                                --------     -------     -------      --------
   Total shareholders'
    equity..................      22,673       6,050      (6,050)       22,673
                                --------     -------     -------      --------
   Total liabilities and
    shareholders' equity....    $190,451     $11,376     $ 9,328      $211,155
                                ========     =======     =======      ========

--------

(a) The pro forma adjustments include indebtedness that may be incurred to fund the acquisition of Turtle Mountain in the event this acquisition is completed prior to consummation of this offering. The pro forma statement of operations provides an adjustment for removal of the interest expense related to this possible borrowing. Purchase price in excess of the net book value of assets acquired has been allocated to goodwill, pending completion of our valuation of the fair market value of the assets acquired and the liabilities assumed.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data as of and for the dates and periods indicated have been derived from our audited consolidated financial statements. The selected consolidated statements of income data for the fiscal year ended March 31, 2000, and the historical consolidated balance sheet data as of March 31, 2000, were derived from consolidated financial statements audited by Ernst & Young LLP, whose report appears elsewhere in this prospectus. The selected historical consolidated statements of income data for the fiscal years ended March 31, 1998 and 1999, and the historical balance sheet data as of March 31, 1999, were derived from consolidated financial statements audited by McGladrey & Pullen, LLP, whose report appears elsewhere in this prospectus. You should read the data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

                                            Year Ended March 31,
                                 ----------------------------------------------
                                  1996     1997      1998      1999      2000
                                 -------  -------  --------  --------  --------
                                 (in thousands, except for per share data)
Consolidated Statements of
 Income Data:
Net sales......................  $22,021  $31,895  $165,049  $187,381  $393,842
Costs of goods sold............   18,724   27,347   147,962   172,219   363,974
                                 -------  -------  --------  --------  --------
Gross profit...................    3,297    4,548    17,087    15,162    29,868
Selling, general and
 administrative expenses.......    2,309    2,976     8,328    10,955    21,576
Amortization...................       --       --        54       190     1,281
                                 -------  -------  --------  --------  --------
Operating income...............      988    1,572     8,705     4,017     7,011
Other income (expense) - net...      187      247       455      (438)      (74)
Interest expense...............     (255)    (315)     (746)     (640)   (3,588)
                                 -------  -------  --------  --------  --------
Income before income taxes.....      920    1,504     8,414     2,939     3,349
Income tax expense.............      289      554     3,097     1,273       698
                                 -------  -------  --------  --------  --------
Net income.....................  $   631  $   950  $  5,317  $  1,666  $  2,651
                                 =======  =======  ========  ========  ========
Net income per share:
 Basic.........................  $  0.08  $  0.12  $   0.55  $   0.15  $   0.23
 Diluted.......................     0.08     0.12      0.49      0.12      0.15
Weighted average number of
 common shares outstanding (1):
 Basic.........................    7,645    8,009     9,653    10,897    11,503
 Diluted.......................    7,758    8,039    10,874    14,143    17,167
Other Financial Data:
Depreciation...................  $   600  $   911  $  1,929  $  3,331  $  7,455
Capital expenditures...........    1,587    2,887     8,393     8,657    13,415
Supplemental Data:
EBITDA (2).....................  $ 1,775  $ 2,730  $ 11,143  $  7,100  $ 15,673
Net cash provided by (used in)
 operating activities..........      150      776    (1,374)       65   (20,225)
Net cash provided by (used in)
 investing activities..........   (1,576)  (2,938)  (10,126)   (5,545)  (53,489)
Net cash provided by (used in)
 financing activities..........    1,343    2,133    14,661     3,112    75,612
                                                 March 31,
                                 ----------------------------------------------
                                  1996     1997      1998      1999      2000
                                 -------  -------  --------  --------  --------
                                               (in thousands)
Consolidated Balance Sheet
 Data:
Unrestricted cash and cash
 equivalents...................  $    64  $    34  $  3,195  $    827  $  2,727
Working capital................      719      525    12,873    12,783    49,649
Total assets...................    9,398   16,334    61,121    64,983   190,451
Long-term debt and capital
 lease obligations less current
 maturities....................    1,713    2,251     6,340     7,090    55,181
Redeemable preferred stock.....       --       --     8,549     8,549    26,549
Total shareholders' equity.....    1,901    3,009    19,544    16,555    22,673

--------
(1) For an explanation of the determination of the weighted average number of common shares outstanding used in computing net income per share see Note 1 of notes to consolidated financial statements.
(2) EBITDA means earnings before net interest expense, income taxes, depreciation and amortization. EBITDA is presented because we believe it is an indicator of our ability to incur and service debt and a similar formula is used by our lenders in determining compliance with financial covenants. However, EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion in conjunction with the "Selected Consolidated Financial Data" section of this prospectus and our consolidated financial statements and notes to those statements included elsewhere in this prospectus. The forward-looking statements in this discussion regarding the electronics manufacturing services industry, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion include numerous risks and uncertainties, including the factors as described in the "Risk Factors" section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

Overview

   We are a rapidly growing provider of electronics manufacturing services to original equipment manufacturers in the communications, computing, data storage, industrial and medical equipment markets. We provide these manufacturers with a comprehensive range of engineering, manufacturing and fulfillment services on a global basis through nine facilities strategically located in the United States, Mexico, Asia and Europe. Our comprehensive service offerings support our customers' products from initial development and design through manufacturing to worldwide distribution and aftermarket support.

   We were founded in January 1994 by a group of eight senior IBM managers who had led the storage product operations at IBM's Rochester, Minnesota facility. We have maintained a significant relationship with IBM, which remains one of our major customers. Since our inception, we have diversified our customer base to include industry leading communications and computing original equipment manufacturers. We have also expanded our geographic presence, enhanced our product and service offerings and increased our volume production capabilities. Our key growth initiatives have been:

  . In June 1997, we established a manufacturing facility to produce storage product components and assemblies in Bangkok, Thailand. This facility provides us with cost-effective manufacturing capabilities and a facility strategically located in Asia's growing communications and computing markets.
  . In September 1997, we opened a new facility located in Guadalajara, Mexico, which enhanced our cost-effective manufacturing capabilities in close proximity to Mexico's emerging communications and computing markets.

  . In June 1998, we opened a new facility located in Tianjin, China, which we believe made us one of the first independent electronics manufacturing services companies in northern China. Our facility in China has further enhanced our cost-effective manufacturing capabilities while giving us access to new customers in the communications, computing and data storage industries.

  . In October 1998, we entered into a joint venture with Honguan Technologies, a Singapore mechanical fabrication company. We own a 51% controlling interest in this joint venture, Pemstar-Honguan Pte. Ltd. located in Singapore. This joint venture enables us to target data storage industry original equipment manufacturers by adding specialized test and process equipment design, manufacturing and service capabilities and has further strengthened our presence in southeast Asia.
  . In May 1999, we acquired a facility located in Almelo, the Netherlands, from Fluke Corporation, a manufacturer of precision test equipment, scopes and meters. In connection with this acquisition, we entered into a long-term supply agreement to provide manufacturing and design services to Fluke. In addition to adding Fluke as a key customer, the acquisition increased our engineering and design capabilities, particularly in the areas of electrical and industrial design and enabled us to expand into Europe.

  . In June 1999, we acquired Quadrus Manufacturing, located in San Jose, California. Quadrus Manufacturing was a division of Bell Microproducts, a distributor of storage and semiconductor products. This acquisition further strengthened our relationships with original equipment manufacturers in the communications market, including such industry leaders as Efficient Networks and Electronics For Imaging.

   On June 20, 2000, we entered into an agreement to acquire Turtle Mountain Corporation, an electronics manufacturing services provider located in Dunseith, North Dakota. In 1999 and 1998, Turtle Mountain made approximately 80% of its net sales through Turtle Mountain Chiptronics, Inc., a company in which two officers of Turtle Mountain owned 37% of the outstanding common stock during those years. Under our agreement, we will purchase all of the outstanding stock of Turtle Mountain for approximately $18.3 million, including assuming $2.9 million of indebtedness. At closing, the purchase price will be adjusted downward to reflect the amount of indebtedness assumed by us and one-half of the Hart-Scott-Rodino filing fee paid by us. The purchase price will also be subject to an upward adjustment in an amount equal to the amount of Turtle Mountain's cash and cash equivalents on hand at closing, and an additional adjustment to reflect the change in Turtle Mountain's net asset value since April 1, 2000, excluding cash, cash equivalents and indebtedness.

   During fiscal 2000, we approved a plan to reduce the workforce at our Almelo, the Netherlands facility. This reduction in workforce is attributable to new supply chain management software installed by us, which eliminated the need for 18 out of 250 positions at that facility. Costs associated with the planned workforce reductions totaling $1.4 million were recorded as liabilities in the purchase price allocation. The plan contemplates completion of the workforce reduction by March 2001.

   We derive most of our net sales from customer purchase orders. We recognize sales, net of product returns and warranty costs, typically at the time of product shipment or as services are rendered. Our net sales and margins from period to period are affected by the volume of turnkey manufacturing transactions as compared to consignment transactions. In turnkey manufacturing, we purchase the materials and components necessary to produce the products we are manufacturing, resulting in generally higher net sales and cost of goods sold and generally lower margins. In consignment sales, the customer purchases all or a portion of the materials and components necessary for production, resulting in generally lower net sales and generally higher margins, since we record only the value-added portion as revenue. Currently, substantially all of our revenue is generated from turnkey transactions, which is consistent with an industry trend towards turnkey manufacturing. Turnkey manufacturing accounted for 96.1%, 97.0% and 99.2% of our total net sales in fiscal 1998, 1999 and 2000, respectively. In addition, our net sales and margins are affected by the mix of projects between engineering and manufacturing and the complexity of those projects. For example, manufacturing projects typically generate lower margins than engineering projects because of the high material content of a manufacturing project as a percentage of revenue and the lower value-added content. Our engineering services accounted for 5.1%, 4.3% and 4.2% of our total net sales in fiscal 1998, 1999 and 2000, respectively, while manufacturing services accounted for 94.9%, 95.7% and 95.8% of our total net sales in fiscal 1998, 1999 and 2000, respectively. Our cost of goods sold includes the cost of components and materials, labor costs and manufacturing overhead. The procurement of raw materials and components requires us to commit significant working capital to our operations and to manage the purchasing, receiving, inspection and stocking of these items.

   Our operating results are also impacted by the level of capacity utilization of our manufacturing facilities, indirect labor, and selling, general and administrative expense. During periods of high capacity utilization, our gross margins and operating margins generally improve while during periods of lower capacity utilization our gross margins and operating margins generally decline. As our capacity has grown in recent years both through the opening of new facilities and acquisitions, our selling, general and administrative expenses have increased to support this growth.

   Our production volumes are based on purchase orders for the delivery of products. These orders typically do not commit firm production schedules for more than thirty to ninety days in advance. We work to minimize the risk relative to our inventory by ordering materials and components only to the extent necessary to satisfy existing customer orders. To the extent our orders of materials and components for specific jobs exceed our customers' orders, we may incur a charge for inventory obsolescence for a portion of the inventory cost, which in most cases, we negotiate with the customer to recover some or all of this inventory cost. In fiscal 2000, inventory obsolescence revenues increased by $0.6 million. We believe we are largely protected from the risk of inventory cost fluctuations because we generally pass these costs through to our customers.

Results of Operations

   The table below sets forth certain operating data expressed as a percentage of our net sales for the years indicated:

                                                            Fiscal Year Ended
                                                                March 31,
                                                            -------------------
                                                            1998   1999   2000
                                                            -----  -----  -----
Net sales.................................................. 100.0% 100.0% 100.0%
Cost of goods sold.........................................  89.7   91.9   92.4
                                                            -----  -----  -----
Gross profit...............................................  10.3    8.1    7.6
Selling, general and administrative expenses...............   5.0    5.9    5.5
Amortization...............................................   0.0    0.1    0.3
                                                            -----  -----  -----
Operating income...........................................   5.3    2.1    1.8
Other income (expense)-net.................................   0.3   (0.2)  (0.0)
Interest expense...........................................  (0.5)  (0.3)  (0.9)
                                                            -----  -----  -----
Income before income taxes.................................   5.1    1.6    0.9
Income tax expense.........................................   1.9    0.7    0.2
                                                            -----  -----  -----
Net income.................................................   3.2%   0.9%   0.7%
                                                            =====  =====  =====

 Fiscal Year Ended March 31, 2000 Compared to Fiscal Year Ended March 31, 1999

   Net Sales. Our net sales increased $206.4 million, or 110.1%, to $393.8 million in fiscal 2000 from $187.4 million in fiscal 1999. This increase resulted from both internal growth and strategic acquisitions. In fiscal 2000, our internal growth, which excludes net sales increases from operations acquired in the preceding twelve months, accounted for $61.9 million, or 30.0%, of total year-to-year growth and was driven by new projects with existing and new customers in North America and Asia. Our acquisitions of Quadrus Manufacturing and a European division of Fluke Corporation accounted for $144.5 million, or 70.0% of total year-to-year growth.

   Gross Profit. Our gross profit increased $14.7 million to $29.9 million in fiscal 2000 from $15.2 million in fiscal 1999. This increase in gross profit reflects the year-to-year growth in net sales. Gross margins decreased to 7.6% of net sales in fiscal 2000 from 8.1% in fiscal 1999. This lower gross profit in fiscal 2000 was primarily due to initially lower gross margins of acquired businesses in fiscal 2000, which represented approximately 50% of the decline in gross profit, and less than full utilization of assets at our Thailand facility and set up costs related to new product introductions, each of which factors represented approximately 25% of the decline in gross profits.

   Selling, General and Administrative Expenses. Our selling, general and administrative expenses increased $10.6 million to $21.6 million in fiscal 2000 from $11.0 million in fiscal 1999. Approximately $5.2 million of this increase consisted of our assumption of existing selling, general and administrative expenses from acquired businesses. Approximately $5.4 million of this increase was a result of increased staffing levels and higher selling and administrative costs to support our growth. As a percentage of net sales, our selling, general and administrative expenses decreased to 5.5% in fiscal 2000 from 5.9% in fiscal 1999, due to our leveraging these expenses over an increased revenue base.

   Amortization. Amortization increased $1.1 million to $1.3 million in fiscal 2000 from $0.2 million in fiscal 1999, primarily as a result of amortization of goodwill arising out of our fiscal 2000 acquisitions.

   Other Income (Expense)-Net. Our other expense decreased $0.3 million to $0.1 million in fiscal 2000 from $0.4 million in fiscal 1999. Fiscal 1999 includes a $0.4 million loss on the sale of property and equipment.

   Interest Expense. Our interest expense increased $3.0 million to $3.6 million in fiscal 2000 from $0.6 million in fiscal 1999. This increase reflects increased borrowings required to fund acquisitions and opening of new facilities as well as increased working capital requirements driven by growth in business with new and existing customers.

   Income Tax Expense. In fiscal 2000, our effective tax rate decreased to 20.8% from 43.3% in fiscal 1999. This decrease resulted from the mix of domestic versus international income from operations and the benefit of state tax credits generated by the acquisition of Quadrus Manufacturing. In general, our international operations are being taxed at a lower rate than our domestic operations due to tax holidays and incentives.

 Fiscal Year Ended March 31, 1999 Compared to Fiscal Year Ended March 31, 1998

   Net Sales. Our net sales increased $22.3 million, or 13.5%, to $187.4 million in fiscal 1999 from $165.0 million in fiscal 1998 due entirely to internal growth. This growth was offset in part by a $41.6 million decline in net sales to a customer that discontinued manufacturing a product that had accounted for $43.7 million of our net sales in fiscal 1998. The internal growth was the result of new programs with both new and existing customers as well as the transition of a major project from a consignment to a turnkey basis.

   Gross Profit. Our gross profit decreased $1.9 million to $15.2 million in fiscal 1999 from $17.1 in fiscal 1998. Gross margins decreased to 8.1% of net sales in fiscal 1999 from 10.3% in fiscal 1998. These decreases resulted from start-up expenses associated with our new facilities in Mexico and China.

   Selling, General and Administrative Expenses. Our selling, general and administrative expenses increased $2.6 million to $11.0 million in fiscal 1999 from $8.3 million in fiscal 1998. Selling, general and administrative expenses increased to 5.9% of net sales in fiscal 1999 from 5.0% in fiscal 1998. These increases reflect increased staffing and expenses added to support anticipated growth.

   Amortization. Amortization increased $0.1 million to $0.2 million in fiscal 1999 from $0.1 million in fiscal 1998.

   Other Income (Expense)-Net. Our other income and expense was $0.4 million of expense in fiscal 1999 compared to $0.5 million of income in fiscal 1998. This decrease principally reflects recognition of minority interest in our net income of consolidated subsidiaries and a loss on sales of property and equipment in fiscal 1999.

   Interest Expense. Our interest expense decreased $0.1 million to $0.6 million in fiscal 1999 from $0.7 million in fiscal 1998. This decrease reflects reduced borrowings under our bank agreement as a result of using the proceeds from the sale of approximately $9.9 million of equity in fiscal 1998 to repay indebtedness.

   Income Tax Expense. In fiscal 1999, our effective tax rate increased to 43.3% from 36.8% in fiscal 1998. This increase resulted from an increased percentage of revenue derived from higher tax jurisdictions in fiscal 1999 versus fiscal 1998.

Quarterly Results of Operations

   The following table sets forth unaudited quarterly financial information of Pemstar for the eight quarters ended fiscal 1999 and 2000. Historically, we have experienced some seasonal variation in net sales, with net sales typically being highest in the quarter ended December 31 and lowest in the quarter ended March 31. This seasonal variation reflects the order patterns of our largest customers, who typically order a higher proportion of their annual production in their final fiscal quarter. This variation may be offset in part by internal growth and acquisitions. This information has been derived from our monthly consolidated financial statements which are unaudited, but, in the opinion of management, fairly represent our financial performance. This information should be read in conjunction with the consolidated financial statements and the related notes contained elsewhere in this prospectus. The operating results for any previous quarter are not necessarily indicative of results for any future period.

                                                       Quarter Ended
                         ----------------------------------------------------------------------------
                         June 30,  Sept. 30, Dec. 31,  Mar. 31, June 30, Sept. 30, Dec. 31,  Mar. 31,
                           1998      1998      1998      1999     1999     1999      1999      2000
                         --------  --------- --------  -------- -------- --------- --------  --------
                                                      (in thousands)
Net sales............... $42,551    $44,641  $50,677   $49,512  $68,566   $97,550  $111,787  $115,939
Cost of goods sold......  38,507     41,250   46,439    46,023   62,275    89,817   103,845   108,037
                         -------    -------  -------   -------  -------   -------  --------  --------
Gross profit............   4,044      3,391    4,238     3,489    6,291     7,733     7,942     7,902
Selling, general and
 administrative
 expenses...............   2,238      2,368    3,015     3,334    3,895     5,003     5,862     6,816
Amortization............      16         16       75        83      205       271       277       528
                         -------    -------  -------   -------  -------   -------  --------  --------
Operating income........   1,790      1,007    1,148        72    2,191     2,459     1,803       558
Other income (expense)-
  net...................    (315)      (282)    (172)      331       --      (518)     (387)      831
Interest expense........     125        135      152       228      341       776       986     1,485
                         -------    -------  -------   -------  -------   -------  --------  --------
Income (loss) before
 income taxes...........   1,350        590      824       175    1,850     1,165       430       (96)
Income tax expense
 (benefit)..............     556        277      379        61      738       351        62      (453)
                         -------    -------  -------   -------  -------   -------  --------  --------
Net income.............. $   794    $   313  $   445   $   114  $ 1,112   $   814  $    368  $    357
                         =======    =======  =======   =======  =======   =======  ========  ========

Liquidity and Capital Resources

   Our principle sources of liquidity are cash provided by operations, borrowings under our various credit facilities and debt instruments and private sales of equity. Our principal uses of cash have been to finance working capital, acquisitions, new operations, capital expenditures and debt service requirements. We anticipate these uses will continue to be our principal uses of cash in the future.

   Net cash provided by (used in) operating activities for fiscal year 2000, 1999 and 1998 was ($20.2 million), $0.1 million and ($1.4 million), respectively. Fluctuations in net cash used in operating activities were attributable to increases and decreases in our net income, increased working capital needs due to our expanded customer base and longer collection periods and lower inventory turns at businesses acquired in fiscal 2000. For example, during fiscal 2000, these acquired businesses had approximately 48% longer collection periods and 66% lower inventory turns than our established business.

   Net cash used in investing activities for fiscal 2000, 1999 and 1998 was $53.5 million, $5.5 million and $10.1 million, respectively. In fiscal 2000, our cash used in investing activities consisted primarily of $35.0 million used in the acquisition of Quadrus Manufacturing, $13.4 million used for capital expenditures and $4.5 million used in the acquisition of a European division of Fluke Corporation.

   Net cash provided by financing activities for fiscal 2000, 1999 and 1998 was $75.6 million, $3.1 million and $14.7 million, respectively. Our principal sources of cash from financing activities in fiscal 2000 included proceeds of approximately $18.0 million from the sale of private equity and proceeds from long-term debt. Net cash provided by financing activities for fiscal 1999 consisted primarily of proceeds from long-term debt, offset in part by payments of long-term debt, and net cash provided by financing activities for fiscal 1998 included proceeds of approximately $9.9 million from the sale of private equity and proceeds from long-term debt offset in part by payments of short-term and long-term debt.

   Our capital expenditures in fiscal 2000 consisted of $5.4 million of printed circuit board assembly equipment purchased for our Tianjin, China facility and an investment of $8.0 million in general equipment and information technology upgrades across all of our facilities. We estimate our capital expenditures for fiscal 2001 will increase over fiscal 2000 and will be used primarily for equipment upgrades, optical technology equipment, information technology systems and expansion of our facilities.

   As of March 31, 2000, we had unrestricted cash and cash equivalents of $2.7 million and total borrowings of approximately $70.4 million. Of these total borrowings, we had approximately $53.4 million outstanding under our US Bank revolving credit facility at an effective interest rate of 10.3%. On May 5, 2000, we entered into a new credit facility with IBM Credit Corporation, which provides for borrowings up to $40.0 million, and amended our US Bank credit facility to reduce our available borrowings from $65.0 million to $55.0 million. Borrowings under each credit facility is limited to the lesser of the facility amount or the available borrowing base calculated as a percentage of accounts receivable and inventory balances, which limits may restrict our ability to access the full amount of available borrowings. As of June 30, 2000, we had $48.5 million outstanding under the US Bank credit facility, $19.0 million outstanding under our IBM facility and our aggregate borrowing base under the credit facilities was $76.4 million. Our increase in borrowings from March 31, 2000 was primarily due to increased working capital requirements to support higher sales and to pay the final installment of the purchase price for the acquisition of our Almelo, the Netherlands facility. We also have a $3.2 million credit facility serving our Netherlands operations. As of March 31, 2000, we had $3.1 million outstanding under our Netherlands credit facility. Each credit facility bears interest on outstanding borrowings at variable interest rates, which as of May 15, 2000, were 11.0% for the US Bank facility, 10.0% for the IBM facility and 5.75% for the Netherlands facility.

   All of these credit facilities are secured by substantially all of our assets. We are also required to meet financial covenants under these facilities relating to the ratio of our indebtedness to our earnings before net interest expense, income taxes, depreciation and amortization, or EBITDA, the ratio of our EBITDA, less specified expenditures, to our principal and interest payments, the ratio of the value of our assets to current liabilities, our tangible net worth and operating income. We had other debt obligations totaling $17.0 million as of March 31, 2000. See Notes 8 and 11 to our consolidated financial statements. We intend to use a portion of the net proceeds from this offering to repay indebtedness under our credit facilities. Subsequent to this offering, we intend to revise our existing credit facilities to increase our borrowing capacity.

   We believe that cash flows from operating activities, borrowings available in our current financing agreements and the proceeds from this offering will be sufficient to fund our currently anticipated working capital, planned capital expenditures and debt service requirements for the next twelve months. However, we regularly review acquisition and additional new operations opportunities as well as major new program opportunities with new or existing customers, any of which may require us to sell additional equity or secure additional financing during this period. Beyond the current twelve month period, we believe we will have sufficient funds to support our current operations. However, we will need to raise additional capital to fund potential growth and make capital expenditures associated with this growth. The sale of additional equity could result in additional dilution to our shareholders. We cannot assure you that any financing arrangements will be available in amounts or on terms acceptable to us.

Quantitative and Qualitative Disclosures About Market Risks

 Interest Rate Risk

   Our exposure to interest rate risk arises principally from the variable rates associated with our primary revolving line of credit. On March 31, 2000, we had total borrowings of $53.4 million under this line of credit, which accrued interest at an effective rate of 10.3%. An adverse change of one percent in the interest rate of all borrowings which bear interest at variable rates would cause us to incur a change in interest expense of approximately $605,000 on an annual basis. As of March 31, 1999 an adverse change of one percent in the interest rate would cause us to incur a change in interest expense of approximately $103,000 on an annual basis for all borrowings outstanding bearing interest at variable rates at March 31, 1999.

 Foreign Currency Exchange Risk

   Fluctuations in the rate of exchange between the U.S. dollar and the currencies of countries other than the U.S. in which we conduct business could adversely affect our financial results. Except for sales in the Netherlands and China, our sales are principally denominated in U.S. dollars. As a result, we have relatively limited exposure to foreign currency exchange risk on our sales. For fiscal 2000, sales denominated in Dutch Guilders totalled $30.9 million and sales denominated in Chinese Renminbi totalled $14.9 million. Costs related to these sales are largely denominated in their respective currencies, thereby limiting our transaction risk exposures. However, for sales not denominated in U.S. dollars, if there is an increase in the rate at which a foreign currency is exchanged for U.S. dollars, it will require more of the foreign currency to equal a specified amount of U.S. dollars than before the rate increase. In such cases, and if we price our products and services in the foreign currency, we will receive less in U.S. dollars than we did before the rate increase went into effect. If we price our products and services in U.S. dollars and competitors price their products in local currency, an increase in the relative strength of the U.S. dollar could result in our prices being uncompetitive in a market where business is transacted in the local currency.

   The reported results of our foreign operations will be influenced during their translation into U.S. dollars by currency movements against the U.S. dollar. The result of a uniform 10% strengthening in the value of the U.S. dollar from March 31, 2000 and 1999 levels relative to each of the currencies in which our revenues and expenses are denominated would result in a decrease in operating income of approximately $148,000 and $110,000, respectively, for the fiscal years ended March 31, 2000 and 1999.

   For the fiscal year ended March 31, 2000, the amount we consider permanently invested in foreign subsidiaries and translated into dollars using the year end exchange rate is $8,343,000 and the potential loss in fair value resulting from a hypothetical 10% adverse change in foreign currency exchange rate amounts to $758,000. For the fiscal year ended March 31, 1999, we did not have any amounts permanently in foreign subsidiaries. Actual amounts may differ.

   We currently do not hedge our exposure to foreign currency exchange rate fluctuations, however we may hedge such exposures in the future.

 Impact of Inflation

   We believe that our results of operations are not dependent upon moderate changes in the inflation rate.

Recently Issued Accounting Pronouncements

   In June 1998, the FASB issued Statement of Financial Accounting Standards
(SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and is therefore applicable to us beginning with our fiscal quarter ending June 30, 2001. Based upon the nature of our financial instruments and hedging activities in effect as of the date of this filing, this pronouncement would not have a material impact on our financial position or results of operations. We will adopt SFAS No. 133 effective April 1, 2001.

   In fiscal 2000, we adopted the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use and for determining when specific costs should be capitalized and when they should be expensed. The impact of adopting SOP 98-1 did not have a material impact on our financial position, results of operations or cash flows.

   In fiscal 2000, we adopted AICPA SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that all start-up costs related to new operations be expensed as incurred. The impact of adopting SOP 98-5 did not have a material impact on our financial position, results of operations or cash flows.

                                    BUSINESS

Overview

   We are a rapidly growing provider of electronics manufacturing services to original equipment manufacturers in the communications, computing, data storage, industrial and medical equipment markets. We offer our communications industry customers substantial expertise and experience in wireless and optical systems markets that are experiencing rapidly growing demand for specialized engineering and manufacturing services. We provide a comprehensive range of engineering, manufacturing and fulfillment services to our customers on a global basis through nine facilities strategically located in the United States, Mexico, Asia and Europe. Our comprehensive service offerings support our customers' needs from product development and design through manufacturing to worldwide distribution and aftermarket support. Since our founding in 1994, we have experienced strong financial growth and consistent profitability, with Manufacturing Market Insider ranking our revenue growth rate of 110% in fiscal 2000 the highest among the top twenty domestic electronics manufacturing services companies for their most recent fiscal years.

Industry Background

   Electronics manufacturing services companies provide a broad range of engineering, manufacturing and fulfillment services to original equipment manufacturers worldwide. Growth in the electronics manufacturing services industry is primarily being driven by the overall growth of the electronics industry, the increased use of outsourcing among original equipment manufacturers and the frequency of asset divestitures by those manufacturers to electronics manufacturing services businesses. By outsourcing electronics manufacturing services, original equipment manufacturers are able to focus on their core competencies, including product development, sales, marketing and customer service, while leveraging the expertise of electronics manufacturing services providers for design, procurement, assembly and test operations and supply chain management. Original equipment manufacturers use electronics manufacturing services providers to enhance their competitive position by:

  .  Accessing leading engineering technologies;
  . Accessing advanced manufacturing and processing technologies; . Reducing time to market;
  .  Reducing operating costs and invested capital;
  . Improving supply chain management; and . Improving access to global markets.

   According to Technology Forecasters, the global electronics manufacturing services industry is expected to grow at an average annual rate of 20% from $60 billion in revenues in 1998 to $149 billion in 2003. Technology Forecasters estimates that the percentage of cost of goods sold in the electronics industry that is outsourced for manufacture by original equipment manufacturers will increase from 9.5% in 1998 to 17.1% by 2003. We believe that original equipment manufacturers will continue to increase their use of outsourcing due to rapidly changing product technologies, shortening product lifecycles and the increasing capability of electronics manufacturing services companies to manufacture more complex products. A summary of the historical and projected growth of the electronics manufacturing services industry is provided below.

                                  [Bar Chart]

                    Historical and Projected Industry Growth

                               (BILLIONS)   % Outsourced
                               ----------   ------------
                         1998       $60           9.5%
                         1999       $73          10.9%
                         2000E      $88          12.4%
                         2001E     $106          14.0%
                         2002E     $126          15.5%
                         2003E     $149          17.1%

   Source: Technology Forecasters, Inc., Contract Manufacturing from a Global
                            Perspective-1999 Update.

   According to Technology Forecasters, the electronics manufacturing services industry is extremely fragmented, with over 3,000 independent electronics manufacturing services companies in existence today. Additionally, the twenty largest companies represented approximately 56% of the worldwide electronics manufacturing services market in 1998, with the largest company in the industry representing 11.3% of total industry revenues. The industry has experienced and is anticipated to continue to experience significant consolidation.

   Technology Forecasters indicates that original equipment manufacturers of all sizes are embracing the outsourcing model, with smaller original equipment manufacturers, those with less than $1.0 billion of revenue in 1998, just as likely to outsource as manufacture products in-house. This is due in part to the advent of the "virtual corporation," in which companies evolve without performing any manufacturing in-house, relying instead on long term relationships with electronics manufacturing services companies. In addition, according to Technology Forecasters, medium size companies, those with $1.0 billion to $9.9 billion of revenue in 1998, are expected to increase their use of outsourcing from approximately 10% of their total cost of goods sold in 1998 to approximately 45% by 2003. As a result, small and medium size original equipment manufacturers have represented and will continue to represent a large market opportunity for the electronics manufacturing services industry going forward.

   The electronics manufacturing services industry is highly diverse with companies serving original equipment manufacturers in a broad array of industry segments. Communications and computing are currently the largest electronics manufacturing services markets based on 1998 total revenues having accounted for 32% and 38% of total electronics manufacturing services revenues in 1998, respectively. Technology Forecasters also forecasts that the communications segment, which represented $19.2 billion of revenues in 1998, will be the fastest growing electronics manufacturing services market through 2003. We also believe that certain segments of the communications sector offer particularly strong growth opportunities, including the wireless and optical systems markets.

   As this outsourcing trend continues, many original equipment manufacturers are increasingly evaluating whether to outsource additional aspects of their business functions, including design, logistics, procurement and test. For example, in a 1999 Technology Forecasters survey, original equipment manufacturers indicated an increased willingness to outsource a broad spectrum of design services, including product definition, product design, design for manufacturability and design for test services. As a result, we believe electronics manufacturing services companies that have core competencies in providing advanced engineering services and in serving the communications markets are well positioned to benefit from original equipment manufacturers' accelerating demand for electronics manufacturing services.

Our Competitive Strengths

   We have established strong, long-term relationships with numerous original equipment manufacturers, many of which are leaders in their respective markets. These relationships depend on our continuing to provide superior performance for our customers rather than long-term contracts. Our relationships with original equipment manufacturers are built on several specific strengths, including the following:

   Worldwide Engineering Capabilities. Utilizing over 400 engineering professionals across all of our locations, we differentiate ourselves in the electronics manufacturing services marketplace by providing our customers with worldwide engineering and product design services. We believe our engineering staff is one of the largest in the industry. Our engineering capabilities enable us to conceptualize, create specifications, design, prototype, validate and ramp our customers' products to volume production. We offer our customers expertise in a variety of design applications, including mechanical and electromechanical engineering, software, firmware, application specific integrated circuit design, printed circuit board design, industrial design and systems engineering and integration. In addition, we offer extensive custom test and automation equipment design and build services. These product design, custom test equipment and automation capabilities enhance the design and manufacturability of our customers' products, reduce time to market and allow us to provide customers with a seamless transition to commercial volume production.

   Communications Focus with Specific Wireless and Optical Systems
Expertise. We focus substantial resources on the rapidly expanding communications industry and have developed specific expertise in the high growth wireless and optical market segments. We use our wireless and optical capabilities to build a wide variety of advanced optical components and optical subsystems for existing and emerging original equipment manufacturers. Our focus and expertise in wireless and optical systems has enabled us to establish strong relationships with wireless and optical systems original equipment manufacturers, including Ancor Communications, Interwave, Optical Networks, Optical Solutions, Repeater Technologies and Western Multiplex. We believe that this expertise and our early entry into the wireless and optical systems markets makes us one of the few electronics manufacturing services providers that can offer original equipment manufacturers advanced wireless and optical design and manufacturing services and will enable us to continue to attract new customers and increase our sales to existing customers in the communications marketplace.

   Comprehensive Manufacturing and Fulfillment Services. We complement our engineering capabilities with a comprehensive range of manufacturing and fulfillment services that support our customers' products from initial design and development through prototyping, assembly, test equipment build and automation, customized final system assembly and fulfillment services, such as supply chain management, product packaging, worldwide distribution, and aftermarket support. These capabilities enable us to provide original equipment manufacturers with a complete solution for all of their electronics manufacturing services needs, which streamlines and simplifies the development, manufacture and delivery of products through a single supplier, thereby reducing overall costs to our customers.

   Global Scale and Infrastructure. We operate engineering and manufacturing facilities in the United States, China, Mexico, the Netherlands, Singapore and Thailand, all of which are in close proximity to the world's major electronics markets. Our global presence allows us to shift manufacturing efforts to the areas where our customers and their end markets are located, reduce the time and cost required to bring our customers' products to market and simultaneously introduce our customers' products in major global markets. We believe our global capabilities allow us to better serve the multinational needs of our larger customers and differentiate us from regional competitors.

Strategy

   Our objective is to enhance our position as an electronics manufacturing services provider to original equipment manufacturers worldwide. We intend to achieve this objective by continuing to employ the following strategies:

   Leverage Our Worldwide Engineering Services. We are committed to providing worldwide engineering services to meet original equipment manufacturers' increasing requirements to outsource front-end product design, prototyping and test services. We intend to leverage our engineering services to establish relationships with original equipment manufacturers early in the new product design and development process to give us an opportunity to also provide integrated engineering, manufacturing and fulfillment services for these new products. In addition, we provide engineering expertise in the design and build of custom test equipment systems, which original equipment manufacturers have traditionally been unable to outsource. Our custom equipment design and build services provide us with another opportunity to attract new customers and to introduce other components of our comprehensive electronics manufacturing services solution to existing customers. We intend to continue developing new advanced engineering, custom test equipment and process automation services to meet the changing needs of our customers in a cost efficient and timely manner.

   Provide Comprehensive Engineering, Manufacturing and Fulfillment Service Offerings. We will continue to expand our service offerings to meet the evolving needs of our customers who are increasingly requiring a wider range of advanced services from electronics manufacturing services companies. We have developed the engineering, manufacturing and fulfillment capabilities to provide comprehensive electronics manufacturing services solutions that support our customers' products from initial product design and development through prototyping, testing, manufacture and world-wide distribution. We intend to use these capabilities to increase our services to our existing customers and to expand the scope of services we provide to original equipment manufacturers launching new product programs.

   Focus on High Growth Market Segments. We focus on establishing profitable and strategic relationships with industry leaders in high growth markets such as the wireless and optical segments of the communications industry. We will continue to capitalize on our engineering and manufacturing capabilities to develop relationships with established and emerging original equipment manufacturers in high growth markets to increase our customer base and increase our sales to existing customers as they expand into new markets.

   Expand Our Global Scale and Infrastructure. Over the last several years, we have expanded from one facility in North America to nine facilities across North America, Europe and Asia. We intend to continue to expand our presence in strategic locations to provide our customers with services in close proximity to their own operations or their end customers. This strategy enhances our ability to offer our customers timely delivery of products and cost effective manufacturing solutions worldwide.

   Pursue Selective Acquisitions. We completed two acquisitions in fiscal 2000 and we will continue to pursue strategic acquisitions that enable us to expand our geographic reach, add manufacturing capacity, secure key new customers, diversify into complementary product markets and broaden our technological capabilities and value-added service offerings. As part of our overall strategy, we intend to capitalize on the growth opportunities presented by original equipment manufacturers' divestitures of their own engineering and manufacturing operations as well as the consolidation of electronics manufacturing services companies, thereby maximizing our ability to increase our service capabilities in strategic markets and locations.

   Focus on Quality Management. We are committed to excellence in the engineering and manufacturing of our customers' products and have adopted an extensive quality management system that focuses on continual process improvement and achieving high customer satisfaction. We have obtained certifications of our quality systems such as ISO 9001 and ISO 9002 from independent organizations to ensure quality in all aspects of our design and manufacturing processes. We believe these quality systems are a requirement to attract and retain our customers. We will continue to utilize advanced statistical engineering and metrics control techniques to achieve our high quality standards and customer satisfaction objectives.

   Provide Superior Supply Chain Management. We are committed to maintaining a leadership position in supply chain management to reduce our customers' total costs and time to market and increase our flexibility to respond to changing customer requirements. We are currently implementing Web-based supply chain software products from AGILE Software Corporation and i2 Technologies that will allow us to communicate with our supply chain partners to provide them real-time information on specific orders, product demand, inventory and component lead times. We will continue to utilize and develop advanced electronic data interchange and Web-based e-business systems to manage all aspects of the engineering, manufacturing and fulfillment processes and streamline the supply chain system for our customers.

Services

   We offer a comprehensive range of engineering, manufacturing and fulfillment services that support our customers' products from initial design through prototyping, design validation, testing, ramp to volume production, worldwide distribution and aftermarket support. We support all of our service offerings with a comprehensive supply chain management system, superior quality management program and sophisticated information technology systems. Our comprehensive service offerings enable us to provide a complete and solution for our customers' outsourcing requirements.

  Our Engineering Services

   New Product Design, Engineering, Prototype & Test. We offer a full spectrum of new product design, prototype, test and related engineering services that shorten product development cycles, resulting in faster time to market and reduced costs for our customers. Our multi-disciplined engineering teams provide expertise in a number of core competencies critical to serving original equipment manufacturers in our target markets, including industrial design, mechanical and electrical hardware, firmware, software and systems integration and support. We create specifications, design, prototype, validate and ramp our customers' products into high volume manufacturing. Our technical expertise includes electronic circuit design for analog, digital, radio frequency and microwave printed circuit boards and application specific integrated circuits.

   Custom Test and Automation Equipment Design & Build Services. We provide our customers with a comprehensive range of custom functional test equipment, process automation and replication services. We have substantial expertise in tooling, testers, equipment control, systems planning, automation, floor control, systems integration, replication and programming. Our custom functional test equipment, process automation and replication services are available to original equipment manufacturers as part of our full service product design and manufacturing services package or on a stand-alone basis for products designed and manufactured elsewhere. Our ability to provide these services allows us to capitalize on original equipment manufacturers' increasing needs for custom manufacturing solutions and provide an additional opportunity to introduce customers to our comprehensive engineering and manufacturing services.

   Revenues from our engineering services were 4.2%, 4.3% and 5.1% of our total net sales in fiscal 2000, 1999 and 1998, respectively.

  Our Manufacturing Services

   Printed Circuit Board Assembly & Test. We offer a wide range of printed circuit board assembly and test services, including printed circuit board assembly, assembly of subsystems, circuitry and functionality testing of printed assemblies, environmental and stress testing and component reliability testing.

   Flex Circuit Assembly & Test. We provide original equipment manufacturers with a wide range of flexible circuit assembly and test services. We utilize specialized tooling strategies and advanced procedures to minimize circuit handling and ensure that consistent processing parameters are maintained throughout the assembly process. All of our manufacturing activities are monitored to comply with strict environmental controls and to maintain our product quality standards.

   Systems Assembly & Test. We offer a wide range of systems assembly and test services that enhance product quality and product life cycles. Our manufacturing capabilities include the design, development and building of test strategies and equipment for our customers' products which utilize manual, mechanized or fully automated production lines to improve product quality, reduce costs and improve delivery time to customers. As original equipment manufacturers seek to provide greater functionality in smaller products, they require more sophisticated systems assembly technologies and processes. Our expertise in advanced precision and electromechanical technologies and our continued investment in technology enables us to meet our customers' changing needs and gives our customers access to a wide variety of advanced manufacturing solutions without having to make substantial capital investments. In order to meet our customers' demand for systems assembly and test services, we offer subassembly build, final assembly, functionality testing, configuration and software installation and final packaging services.

   Precision Electromechanical Assembly & Test. We offer a full spectrum of precision electromechanical assembly and test services that can be utilized in a variety of advanced applications. We design, develop and build product specific manufacturing processes utilizing manual, mechanized or fully automated lines to meet our customers' product volume and quality requirements. All of our assembly and test processes are developed according to customer specifications and replicated within our facilities.

   Plastic Injection Molding. We offer our customers plastic injection molding services. Currently, we provide plastic injection molding services for a disk drive component for the data storage industry. All of our molding services can be performed with hands-free robotic systems in a humidity and temperature controlled environment to maximize product quality.

   Revenues from manufacturing services were 95.8%, 95.7% and 94.9% of our total net sales in fiscal 2000, 1999 and 1998, respectively.

  Our Fulfillment Services

   Product Configuration and Distribution. We provide our customers with product configuration and global distribution services that complement our engineering and manufacturing services and enable our customers to be responsive to changing market demands and reduce time to market. We utilize sophisticated software that allows us to customize product runs to configure the products made to the specifications in our customers' orders. Our global distribution capabilities allow us to distribute products to customers, distributors and end-users around the world. We provide inventory programs that allow our customers to manage the shipment and delivery of products. As part of these inventory programs, a customer may request that its inventory be stored at a site closer to the customer prior to distribution, which streamlines the distribution process and decreases delivery times.

   Aftermarket Services. All of our products carry a 90 day warranty. In addition, we provide our largest customer with a range of aftermarket services, including repair, replacement, refurbishment, remanufacturing, exchange, systems upgrade and spare part manufacturing for storage subsystems. We intend to expand these aftermarket services to additional customers on an as-requested basis. These services are tracked and supported by specific information technology systems that can be tailored to meet our customers' individual requirements.

   Our fulfillment services are not billed separately, but are provided as part of our manufacturing services.

  Our Value-Added Support Systems

   We support our engineering, manufacturing, distribution and aftermarket support services with an efficient supply chain management system and a superior quality management program. All of our value-added support services are implemented and managed through sophisticated information technology systems, which enable us to collaborate with our customers throughout all stages of the engineering, manufacturing and order fulfillment processes.

 Supply Chain Management

   Our supply chain management system reduces our customers' total costs by assisting them in the selection of components during the product design stage to ensure advantageous sourcing and pricing from preferred suppliers and distributors. We employ a supplier certification process to ensure that suppliers of key components have predictable and stable manufacturing processes capable of supplying components that meet or exceed our quality requirements. We have strong relationships with a broad range of materials and component suppliers and distributors based on our committment to use them on a preferred basis. In addition, our product design and volume procurement capabilities enhance our ability to secure supplies of materials and components at advantageous pricing.

   We utilize a full complement of electronic data interchange transactions, or EDI, with our suppliers to coordinate forecasts, orders, reschedules, inventory and component lead times. At our engineering facilities, we also utilize Web-based products from AGILE Software Corporation to collaborate with our supply chain partners in real-time on product content and engineering change management. We are in the process of expanding our Web-based system by implementing a suite of real-time supply chain management software products from i2 Technologies across all of our facilities to enhance our ability to rapidly scale operations to meet customer needs, shift capacity in response to product demand fluctuations, reduce materials costs and effectively distribute products to our customers or their end-customers.

 Quality Management

   We believe quality management is paramount to providing quality engineering and manufacturing services to our customers. We employ several quality management systems, which ensure the highest quality services and customer satisfaction. All of our assembly and test activities are supported by advanced statistical engineering and metrics control techniques, including yield management and failure analysis, which improve product and service quality. Statistical information is regularly reviewed by each facility's management team to ensure we are achieving our quality goals and customer satisfaction. Our customers can access our quality data information through our Web-based program management system and monitor our commitment to quality assurance.

   Our facilities in Rochester, Minnesota; San Jose, California; and Almelo, the Netherlands are ISO 9001 certified, and our manufacturing facilities in Mexico and Thailand are ISO 9002 certified. ISO 9001 is a certification process comprised of 20 quality system requirements to ensure quality in the areas of design, development, production, installation and servicing of products. ISO 9002 is a certification process similar to the ISO 9001 requirements. ISO 9001 applies to engineering services, while ISO 9002 applies to manufacturing services. In addition, all of our facilities engaged in medical product design and manufacture are FDA/QSR compliant, and our Rochester, Minnesota facilites are QS 9000 certified. QS 9000 is a certification process from the nation's major automakers that focuses on continuous improvement, defect reduction, variation reduction and elimination of waste. We are currently pursuing an ISO 14000 environment certification for all of our facilites which applies to environmental aspects of product management systems and life cycle impacts.

 Information Systems

   Information systems are a critical element for achieving our business objectives. We believe that our significant investment in sophisticated information systems will deliver competitive advantages for our customers by improving product quality and operational flexibility. Our enterprise resource planning systems, or ERP systems, provide product and production information to our supply chain management and engineering change management systems. These ERP systems also provide us with real-time financial and materials management data. Our information systems also control serialization and quality data for all of our facilities around the world utilizing state-of-the-art statistical process control techniques for continuous process improvements. We will continue to make significant investments in Web-based collaboration tools that will leverage the speed and technology of the Internet to facilitate the flow of information, both within Pemstar and with our customers and suppliers, resulting in superior quality products, quicker response time for our clients and reduced time to market.

Manufacturing Technologies

   We offer original equipment manufacturers expertise in a wide variety of traditional and advanced manufacturing technologies. Our technical expertise supports standard printed circuit board assembly as well as increasingly complex products that require advanced engineering skills and equipment. We intend to continue to maintain our technical expertise in traditional methods and processes and to continue developing and maintaining our expertise in advanced and emerging technologies and processes.

   Our technology expertise includes the following areas applicable to both printed circuit board assembly and application specific flexible circuits:

  . Surface Mount Technology. Utilizing this technology, component leads are attached to a circuit board by soldering to a circuit board without any holes or leads protruding through the board. This technology is used for higher density products because both sides of the board can be used and can be automated for high volume production.

  . Fine Pitch. Fine pitch technology also involves the attachment of a component onto a circuit board by soldering. Pitch refers to the spacing of component leads and patterns. With fine pitch and ultra fine pitch technology, the distance between the individual component leads is much smaller, making this technology useful for products requiring smaller packaging and higher board densities.

  . Ball Grid Array. A ball grid array is a method of mounting an integrated circuit or other component onto a printed circuit board. Rather than using traditional leads, the component is attached directly to the bottom of the package with small balls of solder. When assembled onto a circuit board, these solder balls form an interconnect with conducive pads on the surface of the board. This method allows for greater component density and is used in printed circuit boards with higher layer counts.

  . Flip Chip. A flip chip is a structure that houses circuits which are interconnected without leads. This technology involves mounting an electronic device face down directly to a circuit board utilizing solder balls attached to the device. The electrical interconnections are then surrounded with an adhesive-type underfill for protection. Flip chips are utilized to minimize printed circuit board surface area when compact packaging and higher product performance is required.

  . Chip On Board/Wirebonding. This technology involves the attachment of an electronic device face-up directly to a circuit board and then making individual electronic connections by bonding conducive wires to the board and the device. The completed assembly is then encapsulated in a polymer. This technology eliminates the need for packaging the circuit, and allows for additional miniaturization of products.

  . In-Circuit Test. This technology involves the verification of specific portions of a circuit board for basic electronic properties associated with manufacturing defects.

  . Board Level Functional Test. This technology simulates the ultimate end-use functionality of a completed circuit board assembly.

  . Stress Testing. This technology verifies the functionality of a completed printed circuit board assembly while intentionally introducing adverse environmental conditions such as temperature extremes, humidity and vibration to screen out potential problems or failures otherwise not detectable until the product is in use.

   We also provide original equipment manufacturers with expertise in manufacturing technologies used in the production of wireless and optical products and systems, including:

  .  Adhesives. Precision application of bonding agents to components.

  . Conformal Coating. This technology involves applying a film coating to printed circuit board assemblies and other assemblies to protect them from environmental damage.

  . Laser Welding. Utilizing lasers, we can conduct high-precision welding of materials.

  . Hybrid Optical/Electrical Printed Circuit Board Assembly and Test. We have technology that enables us to assemble circuit board assemblies containing both light or laser components and electrical components.

  . Sub-micron Alignment of Optical Sub-Assemblies. We have technology that enables us to align components within increments of less than one millionth of a meter.

Customers

   Our customers include established original equipment manufacturers, including such industry leaders as 3M, Efficient Networks, Electronics For Imaging, Fluke Corporation, Fujitsu, Honeywell, IBM, Motorola, Pinnacle, RSA, Seagate and Sony. We also have relationships with a number of emerging wireless and optical systems original equipment manufacturers, including Ancor Communications, Interwave, Optical Networks, Optical Solutions, Repeater Technologies and Western Multiplex. Our customers include established and emerging original equipment manufacturers in the communications, computing, data storage, industrial and medical equipment industries. The following table shows the percentage of our sales in each of the markets we serve for the fiscal years ended March 31, 1998, 1999 and 2000.

                                                                  Fiscal Year
                                                                     Ended
                                                                   March 31,
                                                                 ----------------
      Markets                                                    1998  1999  2000
      -------                                                    ----  ----  ----
      Communications............................................  15%   16%   40%
      Computing.................................................  41    60    26
      Data Storage..............................................  39    18    20
      Industrial Equipment......................................   2     3    13
      Medical Equipment.........................................   3     3     1
                                                                 ---   ---   ---
        Total................................................... 100%  100%  100%
                                                                 ===   ===   ===

   The following table indicates, for fiscal 2000, our ten largest customers in terms of net sales, in alphabetical order and the primary products for which we provided our services.

      OEM Customers                                   End Products
      -------------                                   ------------
      Ancor Communications............. Communications switching equipment
      Efficient Networks............... Broadband access devices
      Electronics For Imaging.......... Networking equipment
      Fluke Corporation................ Industrial instrumentation
      IBM.............................. Computing, network and storage equipment
      Interwave........................ Wireless communications equipment
      Motorola......................... Wireless communications devices
      Pinnacle......................... Computer video equipment
      RSA.............................. Computer security devices
      Sony............................. Industrial equipment

   In fiscal 2000, IBM represented approximately 37% of our net sales and Motorola represented approximately 15% of our net sales.

Sales and Marketing

   We market our engineering, manufacturing and fulfillment services through a sales force of fifteen full-time senior sales professionals located in North America, Europe and Asia. Our North American sales force is assisted by six manufacturers representative organizations. Our direct sales efforts in North America are organized into four regions, Eastern, Central, Rocky Mountain and Western. Sales in each region are managed by an experienced director of sales with the assistance of a director of technical sales who coordinates engineering sales across all four regions. Our direct sales personnel have knowledge of local markets, which we believe is critical to identifying new customers and developing new business opportunities. In excess of 95% of our net sales in fiscal 2000 were generated through our internal sales force. Our executive management team is integral to our sales efforts, with each member being assigned to a North American, European or Asian region in which the executive interfaces with customers to ensure customer satisfaction and generate additional business opportunities.

   Our sales and marketing professionals target original equipment manufacturers that require a comprehensive outsourcing solution in the communications, computing, data storage, industrial and medical equipment industries and whose outsourcing requirements will utilize our global facilities and capabilities. Our marketing strategy focuses on developing close working relationships with our customers early in the design phase and throughout the lifecycle of a product. To facilitate these relationships, a customer support team is assigned to each customer to service all of the customer's needs throughout the outsourcing process. Each customer support team consists of a dedicated program manager, project buyer, production control planner, manufacturing engineer and quality engineer. The program manager serves as the customer's single point of contact for all of the customer's requirements on a worldwide basis and, with the support of the team, has responsibility for managing all aspects of the customer's project.

Intellectual Property

   We have developed proprietary processes and program management methodologies that enable us to shorten time to market and to deliver high quality products in a cost-effective manner. Our intellectual property portfolio of patents, patent applications, trade secrets and other proprietary information consists primarily of unique processes that enable us to develop and manufacture custom test equipment solutions for our customers. We currently have one patent and fourteen patent applications filed for technology and methodologies relating to process automation, test equipment, product quality and reliability, manufacturing processes, failure analysis, process control techniques and test equipment. These proprietary processes are grouped into building blocks that can be applied in a variety of applications.

   Our multi-disciplined engineering teams continually seek to develop new testing and manufacturing equipment and processes to meet our customers' changing needs and provide custom solutions at an affordable cost. Our engineers often incorporate custom built equipment into our own proprietary manufacturing systems to maximize the equipment's functionality and optimize manufacturability. Because these systems are based on our proprietary technology, they can be quickly replicated in our facilities and provided to our customers in a cost-efficient manner.

   To protect our proprietary rights, we rely largely upon a combination of patents, trade secret laws, non-disclosure agreements with our customers and our internal confidentiality procedures and employee confidentiality agreements. Although we take steps to protect our proprietary information and trade secrets, misappropriation may still occur. We believe that our proprietary design and manufacturing processes do not infringe on the proprietary rights of others.

   We license some technology from third parties that we use in providing engineering and manufacturing services to our customers. We believe that these licenses are generally available on commercial terms from a number of licensors. Generally, the agreements governing this technology grant us non-exclusive, worldwide licenses with respect to the subject technology and could terminate upon a material breach by us.

Research and Development

   The market for our services is characterized by rapidly changing technology and continuing process development. Original equipment manufacturers are demanding smaller, faster and higher performance products. These demands require increasingly complex engineering and manufacturing capabilities. We are committed to developing new design and manufacturing technologies and enhancing our existing technologies. Since our formation in 1994, we have made substantial investments in technology and equipment to meet our customers' needs and maintain our competitive advantage. Our expenditures for research and development in fiscal 2000 were $410,000, and our expenditures in fiscal 1999 and 1998 were $387,000 and $401,000, respectively.

   Our close relationships with customers in the early stages of product design allows us to develop new products that utilize innovative technology in a variety of engineering disciplines. These close relationships assist us in identifying emerging products and related technologies in target markets, which allows us to develop and expand our existing technology, or to develop or obtain new technology that will enable us to remain competitive in the electronics manufacturing services industry. As a result of our commitment to maintaining advanced technological capabilities, we have developed substantial expertise in communications, particularly in the areas of wireless and optical technologies, which we believe gives us a competitive advantage over many other electronics manufacturing services providers.

Employees

   As of March 31, 2000, we had 2,715 full-time employees. In addition to our full-time employees, we regularly hire part-time and temporary (contract) employees. Given the variable nature of our project flow and the quick response time required by our customers, it is critical that we be able to quickly ramp-up and ramp-down our production capacities to maximize efficiency. To achieve this, our strategy has been to employ a skilled temporary labor force, as required. Except for our 218 employees located in Almelo, the Netherlands, none of our employees are unionized. We believe our employee relations are good, and we have not experienced any work stoppages at any of our facilities.

International Operations

   A key element in our business strategy is to expand our global presence to provide engineering, manufacturing and fulfillment services in locations that meet our customers' regional requirements. Consistent with this strategy, we have established international design and manufacturing facilities in China, Mexico, the Netherlands, Singapore and Thailand. We will continue to seek strategic opportunities to acquire facilities throughout the world, especially in low-cost regions, either through divestitures by original equipment manufacturers or the acquisition of, or strategic partnering with, regional engineering and manufacturing service companies.

   In May 1999, we acquired a facility located in Almelo, the Netherlands from Fluke Corporation. Acquisition of our Netherlands facility increased our engineering design capabilities, particularly in the areas of electrical and industrial design. This facility also gives us the ability to rapidly distribute products for our European and North American customers. In connection with this acquisition, we entered into a three-year supply agreement to provide manufacturing and design services to Fluke Corporation, which expires in 2002.

   Our Mexican facility, located in Guadalajara, Mexico and our Chinese facility located in Tianjin, China, represent new operations established in September 1997 and June 1998, respectively. Establishment of these facilities has enabled us to provide low-cost manufacturing and order fulfillment services for our customers on a global basis. Our facility in Guadalajara is located in Mexico's emerging communications and computing markets, and our expansion into this region has provided us with the opportunity to attract new customers in those industries. Similarly, our expansion into China has enabled us to reduce our customers' manufacturing costs while giving us access to new customers in the communications, computing and data storage industries.

   Our Bangkok, Thailand facility was initially a strategic partnership with Italade Technology Holdings, Ltd. This facility, Pemstar Limited, is now a wholly-owned subsidiary of Pemstar. Our Thailand operations are strategically situated in the rapidly expanding Asian communications, computing and data storage markets, giving us access to new customers in those industries.

   In October 1998, we formed a joint venture located in Singapore called Pemstar-Honguan Pte. Ltd. with Honguan Technologies. Honguan Technologies is a Singapore company that is engaged in fabrication of metal tools and components. We own a controlling 51% interest in Pemstar-Honguan Pte. Ltd. Our facility in Singapore has significantly enhanced our service capabilities in the data storage industry by adding specialized disk drive design and manufacturing capabilities. This facility also provides critical sales support for customers in the United States, Southeast Asia, the Philippines, Japan and Korea.

Facilities

   Our executive offices are located in Rochester, Minnesota, where we also have engineering and manufacturing facilities. We also have two other U.S. facilities located in San Jose, California as well as facilities in China, Mexico, the Netherlands, Singapore and Thailand. Information about these facilities is set forth below:

                                        Leased/Owned
Location                 Square Feet  (expiration date)    Principal Services(1)
--------                 ----------- ------------------- -------------------------
Rochester, Minnesota (2    225,000     Owned & Leased    headquarters, engineering
 facilities)............               (June 30, 2012)   and manufacturing
San Jose, California (2    179,000         Leased        engineering and
 facilities)............             (February 28, 2006) manufacturing
Almelo, the                132,000         Leased        engineering and
 Netherlands............                (May 1, 2003)    manufacturing
Guadalajara, Mexico.....    60,000         Leased        manufacturing
                                       (June 30, 2009)
Bangkok, Thailand.......    52,000         Leased        manufacturing
                                       (June 4, 2001)
Tianjin, China..........    40,000         Leased        manufacturing
                                     (December 1, 2010)
Singapore...............     8,000         Leased        engineering and
                                     (February 3, 2001)  manufacturing

--------
(1)  All of our facilities offer fulfillment services.

   Turtle Mountain operates a 65,000 square foot manufacturing facility in Dunseith, North Dakota, of which approximately 30,000 square feet is owned and 35,000 square feet is leased through 2007.

   We are currently negotiating a lease for a 27,000 square foot factory located in Navan, Ireland, outside of Dublin.

   We believe our facilities are well maintained and suitable for their respective operations. We anticipate that as our business grows, we will need to acquire, lease or build additional facilities. We may encounter unforeseen difficulties, costs or delays in expanding our facilities.

Competition

   The electronics manufacturing services industry is highly competitive and we compete against numerous domestic and foreign engineering and manufacturing service companies. We believe that the principal competitive factors in our industry are:

  .  Service offerings;
  .  Technological capabilities;
  .  Scale of operations and financial strength;
  .  Geographic location and coverage;
  .  Pricing;
  .  Product quality;
  . Meeting product delivery schedules; and . Flexible and timely response to design and schedule changes.

   We believe that large, publicly-traded original equipment manufacturers prefer to enter into outsourcing relationships with other public electronics manufacturing services companies that present them with the opportunity to build a long-term relationship because of their greater access to capital and resulting financial stability. Many of our competitors are substantially larger and have greater financial, operating, manufacturing and marketing resources than we do. Some of our competitors have broader geographic breadth and range of services than we do. In addition, some of our competitors may have stronger relationships with our existing customers than we do. We believe that we are well positioned to compete against these larger competitors due to our worldwide engineering, product quality, flexibility and timeliness in responding to design and schedule changes, reliability in meeting product delivery schedules, pricing, the provision of value-added services and geographic location.

   We also face competition from the manufacturing operations of our current and potential customers, who continually evaluate the relative benefits of internal manufacturing compared to outsourcing. As more original equipment manufacturers dispose of their manufacturing assets and increase their use of outsourcing, we face increasing competitive pressure to grow our business in order to maintain our competitive position.

Governmental Regulation

   Our operations are subject to federal, state and local regulatory requirements relating to environmental, waste management and health and safety measures relating to the use, release, storage, treatment, transportation, discharge, disposal and clean-up of hazardous substances and wastes, as well as practices and procedures applicable to the construction and operation of our plants. In addition, we are required to register with the United States Food and Drug Administration as a medical device manufacturer. The FDA and various state agencies inspect our facilities from time to time to determine whether we are in compliance with the FDA's Quality Systems Regulation relating to medical device manufacturing companies, including regulations concerning manufacturing, testing, quality control and product labeling practices. The current costs of compliance are not material to us, and we are not presently aware of any facts or circumstances that would cause us to incur significant costs or liabilities in the future related to environmental, health and safety law compliance.

Legal Proceedings

   To the best of our knowledge, there are no legal proceedings pending or threatened against us.

                                   MANAGEMENT

Directors and Executive Officers

   The following table sets forth our directors and executive officers, their ages as of May 15, 2000 and the positions currently held by them:

 Name                     Age Position
 ----                     --- --------
 Allen J. Berning........  45 Chairman, Chief Executive Officer and Director
 William J. Kullback.....  40 Vice President--Finance and Chief Financial
                              Officer
 William B. Leary........  58 Executive Vice President--Rochester Site
                              Operations and Director
 David L. Sippel(1)......  56 Executive Vice President--Engineering Services
                              and Chief Technology Officer and Director
 Robert R. Murphy(1).....  56 Executive Vice President--Corporate Operations
                              Treasurer and Director
 Gary L. Lingbeck........  54 Executive Vice President--North American Sales,
                              Secretary and Director
 Steve V. Petracca.......  44 Executive Vice President--Business Development
                              and Director
 Karl D. Shurson(1)......  60 Executive Vice President--Quality and Director
 Hargopal (Paul) Singh...  50 Executive Vice President--International
                              Operations and Director
 Robert J. Legendre......  43 Vice President--Worldwide Materials
 Robert D. Ahmann........  44 Executive Vice President--Manufacturing Systems
                              and Director
 Thomas A. Burton(1)(2)..  63 Director
 Michael J.                36
  Odrich(1)(2)...........     Director
 Bruce M. Jaffe(1)(2)....  56 Director

--------
(1)Member of our executive compensation committee.
(2)Member of our audit committee.

   Allen J. Berning has served as our Chief Executive Officer, director and Chairman of our Board since the founding of Pemstar in 1994. Prior to founding Pemstar, Mr. Berning was employed by IBM for fifteen years, where he held several engineering and management positions in process engineering, manufacturing, cost engineering and resource planning, including most recently as Operations Manager for IBM's Rochester Storage Systems facility. Mr. Berning received a B.S.I.E. and an M.B.A. from St. Cloud State University. He is currently serving as board member and past chair of the Greater Rochester Area University Center. In 1999, Mr. Berning received the national Ernst & Young Entrepreneur of the Year Award.

   William J. Kullback has served as our Vice President--Finance and Chief Financial Officer since joining Pemstar in 2000. Prior to joining Pemstar, Mr. Kullback served for five years as Chief Financial Officer of Crenlo, Inc., a manufacturer of fabricated metal products. Prior to joining Crenlo, Mr. Kullback worked in various positions with the Stant Corporation, a manufacturer of automotive parts and tools, including Corporate Controller and Vice President of Finance of Stant's Plews Tool subsidiary. From 1987 to 1990, Mr. Kullback served as a consultant in the audit and manufacturing consulting practices of Price Waterhouse. Mr. Kullback received a B.A. in Economics and English and an M.B.A. in Accounting from the State University of New York at Buffalo.

   William B. Leary has served as our Executive Vice President--Rochester Site Operations and as a director since 1994. Prior to joining Pemstar, Mr. Leary was employed by IBM from 1965 until 1994, where he held a variety of engineering and management positions, including most recently as engineering manager of storage production. Mr. Leary holds a B.S.E.E. from Marquette University.

   David L. Sippel has served as our Executive Vice President--Engineering Services and Chief Technology Officer and as a director since 1994. From 1970 until 1994, Dr. Sippel was employed by IBM, where he held several engineering and management positions, including most recently as the manager of IBM's thin-film disk development and manufacturing operations. Dr. Sippel holds a B.S. in Aeronautics and Engineering Mechanics, an M.S. in Mechanics and Materials and a Ph.D. in Mechanics and Materials from the University of Minnesota.

   Robert R. Murphy has served as Executive Vice President--Corporate Operations since 2000 and as Treasurer and a director since 1994. Prior to serving as our Executive Vice President--Corporate Operations, Mr. Murphy served as our Chief Financial Officer from 1994 to 2000. From June 1962 to 1994, Mr. Murphy was employed by IBM, where he held several engineering and management positions, including most recently as manager of magnetic head development and production. Mr. Murphy holds a B.S. degree in Mathematics from Winona State University.

   Gary L. Lingbeck has served as our Executive Vice President--North American Sales since 1999, and as Secretary and a director since 1994. Prior to serving as our Executive Vice President--North American Sales, Mr. Lingbeck served as our Executive Vice President--World Wide Sales from 1994 to 1999. From 1964 to 1993, Mr. Lingbeck was employed by IBM in various technical and management positions, including establishing OEM sales and marketing groups for IBM's storage products and midrange systems groups.

   Steve V. Petracca has served as our Executive Vice President--Business Development and as a director since joining Pemstar in 1999. From 1998 to 1999, Mr. Petracca served as the Executive Vice President and General Manager of Quadrus Manufacturing, a division of Bell Microproducts. From 1988 to 1997,
Mr. Petracca served as the Chief Executive Officer and President of Reply Corporation, a venture backed computer start-up company that he founded, and after acquisition of Reply Corporation by Radius Inc. in 1997, as its Senior Vice President of engineering and operations until 1998. Prior to founding Reply Corporation, Mr. Petracca worked in various positions with IBM. Mr. Petracca holds a B.A. from the University of Colorado and an M.B.A. from Nova University.

   Karl D. Shurson has served as our Executive Vice President--Operations and Quality since 1998 and as a director since 1994. Mr. Shurson has also served as our Corporate Manager of Human Resources since 1994 and as the site executive for our Bangkok, Thailand operations since 1998. From 1962 to 1994, Mr. Shurson was employed by IBM where he held several technical and management positions, including most recently as production facility manager for storage products at IBM's Rochester, Minnesota facility.

   Hargopal (Paul) Singh has served as our Executive Vice President-- International Operations and Wireless Communications since 1999 and as a director since 1998. Mr. Singh has been employed by us since 1995 and also serves as President of our Chinese and Mexican subsidiaries. From 1994 to 1995, Mr. Singh was employed by Microsoft as a Director of Business Planning, Tools and Technology in Microsoft's product support services division. From 1979 to 1994, Mr. Singh was employed by IBM in various technical and management positions, including plant manager for printed circuit board assembly and test. Mr. Singh holds a B.E. in Mechanical Engineering from Osmania University in India and an M.S. in Engineering Management from Oklahoma State University.

   Robert J. Legendre has served as Vice President, World Wide Materials since 2000. Prior to joining Pemstar, Mr. Legendre was employed by Western Digital Corporation from 1987 to 2000, most recently as Vice President of World Wide Materials. Mr. Legendre holds a B.S. degree in Business from LaSalle University.

   Robert D. Ahmann has served as our Executive Vice President--Manufacturing Systems and a director since August 1999. Mr. Ahmann has worked for us in various capacities since 1994. From 1977 to 1994, Mr. Ahmann was employed by IBM where he held several engineering and management positions, including most recently as manager of test and process engineering for storage products. Mr. Ahmann holds a B.S.E.E. from North Dakota State University and a M.S.E.E. from the University of Minnesota.

   Thomas A. Burton has served as a director since 1994. Mr. Burton has been an independent consultant since 1995. Prior to joining Pemstar, Mr. Burton was President and Chief Executive Officer of Waters Instruments Inc., a diversified manufacturer of medical and agricultural products and a contract manufacturer for the computing and telecommunications industries, from 1960 to 1990. From 1992 to 1997, Mr. Burton was appointed to serve on the Minnesota Public Utilities Commission which regulates the electric gas and telephone industries in Minnesota.

   Michael J. Odrich has served as a director of Pemstar since 1998. Since 1995, Mr. Odrich has been a Managing Director and head of the Lehman Brothers' Venture Capital Fund. Prior to joining Lehman Brothers Private Equity, he served as assistant to Lehman Brothers' Chairman and Chief Executive Officer from 1993 until 1995. Mr. Odrich joined the Investment Banking Division of Lehman Brothers in 1986. He is currently a director of Active Software, Inc. and Regeneration Technologies, Inc. Mr. Odrich holds a B.A. degree from Stanford University and an M.B.A. from Columbia University.

   Bruce M. Jaffe has served as a director of Pemstar since 2000. Mr. Jaffe, currently a private investor, was Senior Vice President and Chief Financial Officer of Bell Microproducts Inc., a distributor of storage and computer products from 1997 to 1999. From 1967 to 1996, Mr. Jaffe was employed by Bell Industries Inc., a distributor of electronic components, where he held several management positions, most recently as President, Chief Operating Officer and a member of the Board of Directors. From 1965 to 1967, Mr. Jaffe was employed as an accountant by Price Waterhouse. Mr. Jaffe holds a B.S. in Business from the University of Southern California and is a certified public accountant. Mr. Jaffe currently serves on the Board of Advisors for the University of Southern California School of Business.

Board of Directors

   Following the offering, our board of directors will consist of twelve directors divided into three classes with each class serving for a term of three years. At each annual meeting of shareholders, directors will be elected by the holders of common stock to succeed those directors whose terms are expiring. Gary L. Lingbeck, Karl D. Shurson, Robert D. Ahman and Bruce M. Jaffe will be Class I directors whose terms will expire in 2001; William B. Leary, Robert R. Murphy, Hargopal (Paul) Singh and Thomas A. Burton will be Class II directors whose terms will expire in 2002; and Allen J. Berning, David L. Sippel, Steve V. Petracca and Michael J. Odrich will be Class III directors whose terms will expire in 2003. Following the offering, our bylaws will provide that the number of directors shall be fixed by the board of directors. The number of directors on our board will be fixed at a maximum of fifteen.

Director Compensation

   We pay our non-employee board members $1,000 for attendance at each board meeting and $500 for attendance at each committee meeting. We also reimburse our non-employee directors for reasonable expenses incurred in serving as a director. All of our non-employee directors are entitled to participate in our Stock Plans. The number of options granted to our non-employee directors is determined by our Options Committee on an annual basis. In fiscal 2000, one of our non-employee directors, Thomas A. Burton was awarded an option to purchase 3,000 shares of common stock under our 1999 Amended and Restated Option Plan. See "Benefit Plans--Stock Option Plans."

Committees

   Our board of directors has authority to appoint committees to perform certain management and administrative functions. We currently have two board-appointed committees:

 Audit Committee

   The functions of the audit committee, which consists of Thomas A. Burton, Michael J. Odrich and Bruce M. Jaffe, each a non-employee director, include: reviewing the adequacy of our system of internal accounting controls; reviewing the results of the independent auditors' annual audit, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; reviewing our audited financial statements and discussing them with management; reviewing the audit reports submitted by the independent auditors; reviewing disclosures by independent auditors concerning relationships with our company and the performance of our independent auditors and annually recommending independent auditors; adopting and annually assessing our charter; and preparing such reports or statements as may be required by Nasdaq or the securities laws.

 Executive Compensation Committee

   The executive compensation committee consists of Thomas A. Burton, Michael
J. Odrich and Bruce M. Jaffe, each a non-employee director, and Robert R. Murphy, Karl D. Shurson and David L. Sippel, each of whom is also a director. The functions of the executive compensation committee currently include making promotion and compensation recommendations for our executive officers and vice presidents and reviewing our general compensation strategy.

Executive Compensation Committee Interlocks and Insider Participation

   During fiscal 2000, Robert R. Murphy, David L. Sippel and Karl D. Shurson, each an executive officer of Pemstar, served on our executive compensation committee. Mr. Murphy recently repaid an outstanding loan from us in the principal amount of $67,650, excluding accrued interest. See "Related Party Transactions."

   No interlocking relationship exists between the board of directors or the executive compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Employment Agreements

   We currently do not have employment agreements with any of our executive officers, although the terms of our change of control agreements with each executive officer impose limitations on our ability to terminate an executive officer. See "Executive Compensation--Change in Control Arrangements."

Change in Control Arrangements

   We have entered into change in control arrangements with each of our executive officers. These agreements are designed to diminish the distractions that could be caused by personal uncertainties and risks associated with changes in control and other significant business combinations involving our company by providing these individuals with assurances regarding their compensation and benefits expectations under such circumstances.

   Under these agreements, we agree not to terminate any of these individuals during the six month period prior to a "change in control" involving our company and for the two year period following any change in control. If, during the applicable period, we terminate any individual other than for "cause" or "disability" or the individual terminates his employment for "good reason," the individual is entitled to receive a severance payment from us in the amount of 110% of the individual's annual base salary in effect at the time of termination or immediately prior to the change in control, whichever is earlier. We may pay the severance payment in one lump sum or in twelve consecutive monthly installments.

Limitation on Liability and Indemnification Matters

   Minnesota law and our articles of incorporation and bylaws provide that we shall indemnify any person made or threatened to be made a party to a proceeding by reason of that person's former or present official capacity with us against judgments, penalties, fines, settlements and reasonable expenses unless the person's conduct being challenged does not meet the standards of conduct for acting in an official capacity under

Minnesota law. Any such person also is entitled, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding unless the articles of incorporation or bylaws limit payment or reimbursement of expenses consistent with Minnesota law.

   Pursuant to provisions of the Minnesota Business Corporation Act, we have adopted provisions in our articles of incorporation which provide that our directors shall not be personally liable to us or our shareholders for monetary damages for a breach of fiduciary duty as a director, unless such liability is the result of:

  .  A breach of the director's duty of loyalty;

  . An act or omission not in good faith or involving knowing or intentional misconduct;

  . A director's consent to, or failure to object to, an illegal distribution;

  .  A violation of Minnesota's securities' laws; or

  . Participation in any transaction from which the director received an improper personal benefit.

   At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

Executive Compensation

   The following table sets forth information regarding compensation received during the fiscal year ended March 31, 2000 by our Chief Executive Officer and the other four most highly compensated executive officers.

                           Summary Compensation Table

                                         Annual        Long-Term
                                     Compensation(1)  Compensation
                                     -----------------------------
                                                       Securities   All Other
                                      Salary   Bonus   Underlying  Compensation
Name and Principal Position            ($)      ($)   Options (#)     ($)(2)
---------------------------           ------   ------------------- ------------
Allen J. Berning....................   156,346    --    216,000       4,656
 Chief Executive Officer
Steve V. Petracca...................   182,948    --    210,000       5,192
 Executive Vice President--Business
 Development
William B. Leary....................   126,154    --    135,000       2,360
 Executive Vice President--Rochester
 Site Operations
Hargopal (Paul) Singh...............   126,154    --    135,000       2,360
 Executive Vice President--
 International Operations
David L. Sippel.....................   126,154    --    135,000       2,390
 Executive Vice President--
 Engineering Services and Chief
 Technology Officer

--------
(1) With respect to each of the named executive officers, the aggregate amount of prerequisites and other personal benefits, securities or property received was less than either $50,000 or 10% of the total annual salary and bonus reported for such named executive officer.
(2) All other compensation consists of discretionary matching contributions to our 401(k) plan on behalf of each named executive officer. See "Benefits-- 401(k) Plan."

Stock Option Grants in Last Fiscal Year

   The following table sets forth information regarding grants of stock options to each of the executive officers named in the Summary Compensation Table during fiscal 2000. The percentage of total options set forth below is based on an aggregate of 3,269,775 options granted to employees during fiscal 2000. All options were granted at the fair market value of our common stock, as determined by our board of directors, on the date of grant. Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts representing hypothetical gains are those that could be achieved for the options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission based on a deemed common stock value of $5.00 at the time of option grant, and do not represent our estimate or projection of the future stock price.

                                                                          Potential
                                      Individual Grants               Realizable Value
                         -------------------------------------------- at Assumed Annual
                          Number of   % of Total                        Rate Of Stock
                          Shares of    Options                              Price
                         Common Stock Granted to                      Appreciation For
                          Underlying  Employees  Exercise                Option Term
                           Options    in FY 2000 Price Per Expiration -----------------
Name                      Granted(1)     (%)     Share ($)    Date    5% ($)   10% ($)
----                     ------------ ---------- --------- ---------- ------- ---------
Allen J. Berning........   216,000       6.6       5.00     08/02/09  679,206 1,721,242
Steve V. Petracca.......   210,000       6.4       5.00     08/02/09  660,339 1,673,429
William B. Leary........   135,000       4.1       5.00     08/02/09  424,504 1,075,776
Hargopal (Paul) Singh...   135,000       4.1       5.00     08/02/09  424,504 1,075,776
David L. Sippel.........   135,000       4.1       5.00     08/02/09  424,504 1,075,776

               Option Grants in Fiscal Year Ended March 31, 2000

--------
(1) All options granted to the named executive officers in fiscal 2000 are fully vested and exercisable.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

   The table below sets forth the number of shares of common stock acquired upon the exercise of options in the fiscal year ended March 31, 2000 and the value and the number of shares of common stock subject to exercisable and unexercisable options held as of March 31, 2000, by each of the executive officers named in the Summary Compensation Table.

                   Aggregate Option Exercises in Fiscal 2000
                       and Fiscal Year-End Option Values

                                                   Number of Shares      Value of Unexercised In-
                                                Underlying Unexercised     the-Money Options at
                         Number of              Options at Year-End(2)          Year-End(3)
                          Shares      Value    ------------------------- -------------------------
Name                     Acquired  Realized(1) Exercisable Unexercisable Exercisable Unexercisable
----                     --------- ----------- ----------- ------------- ----------- -------------
Allen J. Berning........  187,500   $470,250     150,000        --          $ --         $ --
Steve V. Petracca.......      --         --      210,000        --            --           --
William B. Leary........   82,500    344,850     135,000        --            --           --
Hargopal (Paul) Singh...  285,000    670,800         --         --            --           --
David L. Sippel.........   82,500    344,850     143,100        --            --           --

--------
(1) Based on an estimated fair market value of $5.00 per share of our common stock.
(2) As of March 31, 2000, all outstanding options are exercisable as a result of a board action accelerating the vesting dates of all options granted prior to December 13, 1999.
(3) There is no value of the unexercised in-the-money options at year end because the exercise price of all outstanding options is equal to the fair market value of the shares, determined by the board of directors to be $5.00 per share as of March 31, 2000.

Benefit Plans

 Stock Option Plans

   We currently maintain five stock option plans: (1) the Pemstar Inc. 1994 Stock Option Plan, (2) the Pemstar Inc. 1995 Stock Option Plan, (3) the Pemstar Inc. 1997 Stock Option Plan, (4) the Pemstar Inc. Amended and Restated 1999 Stock Option Plan and (5) the Pemstar Inc. 2000 Stock Option Plan. For ease of reference, all of these plans are collectively referred to as the "Option Plans." Our Option Plans provide for the grant of options to purchase shares of our common stock to any of our full or part-time employees, including officers and directors who are also employees, and any of our subsidiaries. Such options may qualify as incentive stock options under the Internal Revenue Code of 1986. Members of our board of directors, consultants or independent contractors providing valuable services to us or one of our subsidiaries who are not employees are eligible to receive options which do not qualify as incentive stock options.

   We have reserved 900,000 shares of common stock for issuance under our 1994 Option Plan, 600,000 shares of common stock under our 1995 Option Plan, 1,500,000 shares of common stock under the 1997 Option Plan, 3,000,000 shares of common stock under our 1999 Amended and Restated Option Plan and 1,500,000 shares of common stock under our 2000 Option Plan.

   Our Option Plans are administered by our options committee. Our options committee has the discretion to determine the purchase price of the common shares covered by each option, select the people to whom options are granted and to establish the terms and conditions of each stock option, subject to the provisions of our Option Plans and the approval of our board of directors.

   Our 1999 Amended and Restated Option Plan and our 2000 Option Plan allow our options committee to establish special rules for employees located in our foreign subsidiaries. Such rules may not increase the number of shares that may be issued under our 1999 Amended and Restated Option Plan.

   The exercise price of an incentive stock option granted under our Option Plans must not be less than 100% of fair market value of the common stock on the date the option is granted. In the event that a proposed optionee owns more than 10% of our common stock, any incentive stock option granted must have an exercise price not less than 110% of the fair market value of our common stock on the grant date.

   The term of each option is determined by our options committee, but in any event the term of an incentive stock option may not exceed 10 years from the date of grant and the term of a non-qualified stock option may not exceed 15 years from the date of grant. In the case of an incentive stock option granted to an owner of more than 10% of our common stock, the term may not exceed five years from the date of grant.

   The Option Plans are subject to amendment or discontinuance by our board of directors, except that the board may not, without the approval of our shareholders, increase the number of shares that may be issued under our plans, decrease the minimum exercise price, extend the maximum option term or materially modify the eligibility requirements for participation.

 Employee Stock Purchase Plan

   On June 14, 2000, our board of directors and shareholders approved an employee stock purchase plan covering an aggregate of 500,000 shares of common stock. The purchase plan provides a means by which employees may purchase our common stock through payroll deductions. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. Employees whose customary employment is at least 20 hours per week and who have been employed by us for at least 90 days on the first day of a purchase period are eligible to participate in the plan. Eligible employees may purchase shares of common stock during each monthly purchase period at a price per share equal to 85% of the fair market value of the shares on the last day of the purchase period. No participant may purchase more than 10,000 shares of common stock in any purchase period or more than $25,000 worth of shares under the plan in any calendar year. The plan will terminate when all of the shares reserved under the plan have been purchased or at any earlier date determined by our board of directors.

 401(k) Plan

   In 1995, we adopted a 401(k) plan to provide eligible employees with a tax preferential savings and investment program. Employees become eligible to participate in the 401(k) plan on the first day of the first month after they become employed by us, at which point we classify them as participants. Employees may elect to reduce their current compensation by not less than 1% nor more than 15% of eligible compensation or the statutorily prescribed annual limit, currently $10,500, and have this reduction contributed to the 401(k) plan. Our board of directors may change the minimum and maximum contribution levels, subject to the statutorily prescribed limit. The 401(k) plan permits, but does not require, us to make discretionary matching contributions and discretionary profit sharing contributions to the 401(k) plan on behalf of eligible participants. In 1997, our board approved a discretionary matching contribution of 3% of an employee's contributions to the plan. All contributions made by and on behalf of participants are subject to a maximum contribution limitation currently equal to the lesser of 25% of their compensation or $30,000 per year. At the direction of each participant, the trustee of the 401(k) plan invests the assets of the 401(k) plan in selected investment options. Contributions by participants or by us to the 401(k) plan and income earned on plan contributions, are generally not taxable to the participants until withdrawn, and contributions by us, if any, are generally deductible by us when made. In fiscal 2000, we made $412,800 in matching contributions to the plan on behalf of participants.

                           RELATED PARTY TRANSACTIONS

Loans to Executive Officers

   In connection with the purchase of shares of common stock and exercise of options in fiscal 2000, we accepted as payment from executive officers, notes bearing interest at 6.5% per annum and maturing on either June 30, 2000 or March 31, 2002. These notes are secured by a security interest in the shares purchased or issued upon exercise of the options. The executive officers listed below had outstanding notes due and payable on June 30, 2000, in the following amounts, which represent the largest amounts outstanding during our last fiscal year:

                                  90 day Notes

      Name                                                      Principal Amount
      ----                                                      ----------------
      Allen J. Berning.........................................     $ 75,030
      William B. Leary.........................................     $ 67,650
      Gary L. Lingbeck.........................................     $ 77,650
      Robert R. Murphy.........................................     $ 67,650
      Hargopal (Paul) Singh....................................     $379,200

   All of these notes in the table were repaid in full on June 30, 2000.

   The executive officers listed below have outstanding notes due and payable on March 31, 2002, in the following amounts, which represent the largest amounts outstanding during our last fiscal year:

                                  2 year Notes

      Name                                                      Principal Amount
      ----                                                      ----------------
      Allen J. Berning.........................................     $375,000
      William J. Kullback (1)..................................     $225,000
      Robert J. Legendre.......................................     $150,000
      Steve V. Petracca........................................     $450,000
      Hargopal (Paul) Singh....................................     $375,000

     --------
     (1)  Note matures March 14, 2002.

Financing Transactions

   In fiscal 1998, we sold 569,966 shares of Series A preferred stock convertible into 1,709,898 shares of common stock for an aggregate purchase price of $8.5 million, or $15.00 per share, to affiliates of Lehman Brothers Inc. In fiscal 2000, we sold 1,000,000 shares of Series B preferred stock convertible into 3,000,000 shares of common stock for an aggregate purchase price of $18.0 million, or $18.00 per share, to affiliates of Lehman Brothers Inc. Upon the automatic conversion of the Series A and Series B preferred stock upon consummation of this offering, Lehman Brothers Inc. will be the beneficial owner of more than 5% of our outstanding shares of common stock. Michael Odrich, one of our non-employee directors, is an affiliate of Lehman Brothers Inc. See "Principal Shareholders" for information relating to the beneficial ownership of shares and identification of affiliates of Lehman Brothers Inc.

                             PRINCIPAL SHAREHOLDERS

   The table below sets forth information known to us regarding the beneficial ownership of our common stock as of March 31, 2000, as adjusted to reflect the automatic conversion of outstanding shares of preferred stock into common stock, and to reflect the sale of the common stock offered by this prospectus, by:

  . Each shareholder known by us to be the owner of more than 5% of our outstanding common stock;
  . Each of our executive officers listed on the Summary Compensation Table under "Management";
  .  Each of our directors; and
  .  All executive officers and directors as a group.

   Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within sixty days of March 31, 2000 are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated, the principal address of each of the shareholders below is c/o Pemstar Inc., 3535 Technology Drive N.W., Rochester, Minnesota 55901.

                                    Number of        Percentage of Shares
                                      Shares          Beneficially Owned
                                   Beneficially ------------------------------
Beneficial Owner                      Owned     Before Offering After Offering
----------------                   ------------ --------------- --------------
5% Shareholders:
Lehman Brothers Inc.(1)...........   4,959,903       26.77%         18.42%
Chi Ming Gabriel Yu(2)............   1,235,091        6.67           4.59
Chan Lai Ngor(2)..................   1,235,091        6.67           4.59
Executive Officers and Directors:
Allen J. Berning(3)...............   1,110,900        5.95           4.10
Steve V. Petracca(4)..............     300,000        1.60           1.10
William B. Leary(5)...............     682,500        3.66           2.52
David L. Sippel(6)................     995,640        5.33           3.68
Robert R. Murphy(7)...............   1,003,500        5.38           3.71
Gary L. Lingbeck(8)...............     592,500        3.17           2.19
Karl D. Shurson(9)................     510,300        2.73           1.89
Hargopal Singh(10)................     491,400        2.65           1.82
Robert D. Ahmann(11)..............     462,000        2.47           1.71
Thomas A. Burton..................       6,000           *              *
Michael J. Odrich(12).............   4,959,903       26.77          18.42
Bruce M. Jaffe....................         --          --             --
All directors and executive
 officers as a group (13
 persons)(13).....................  11,189,613       56.74%         41.16%

--------
*  Shares represent less than 1% of total shares outstanding.
(1) Shares beneficially owned by Lehman Brothers Inc. include shares held by the following wholly-owned subsidiaries of Lehman Brothers Inc.:

      Name                                                    Number of Shares
      ----                                                    ----------------
      LB I Group Inc. .......................................    3,435,972
      Lehman Brothers Venture Capital Partners I, L.P. ......      366,906
      Lehman Brothers Venture Partners L.P. .................      613,158
      Lehman Brothers VC Partners L.P. ......................      444,444
      Lehman Brothers MBG Venture Capital Partners 1998 (A)
       L.P. .................................................       87,807
      Lehman Brothers MBG Venture Capital Partners 1998 (B)
       L.P. .................................................        1,620
      Lehman Brothers MBG Venture Capital Partners 1998 (C)
       L.P. .................................................        9,996

   The shares beneficially owned by Lehman Brothers Inc. and its wholly-owned subsidiaries include 553,301 shares of our Series A preferred stock and 1,000,000 shares of our Series B preferred stock, which shares automatically convert into shares of our common stock upon consummation of this offering. The address of Lehman Brothers Inc. is 3 World Financial Center, New York, New York 10285.
(2) The shares of common stock included in this table includes 635,091 shares held by Rose Beauty Limited, a company co-owned by Ching Ming Gabriel Yu and Chan Lai Ngor. The address for Rose Beauty Limited, Chi Ming Gabriel Yu, and Chan Lai Ngor is c/o Italade Technology Holdings Limited, 29/F The Center, 99 Queen's Road Central, Hong Kong.
(3) The shares of common stock included in this table include 764,400 shares held jointly by Mr. Berning and his spouse and 150,000 shares that can be acquired upon the exercise of outstanding options.
(4) The shares of common stock included in this table include 210,000 shares that can be acquired upon the exercise of outstanding options.
(5) The shares of common stock included in this table include 240,000 shares held by Mr. Leary's spouse and 135,000 shares that can be acquired upon the exercise of outstanding options.
(6) The shares of common stock included in this table include 385,020 shares held by Mr. Sippel's spouse and 143,100 shares that can be acquired upon the exercise of outstanding options.
(7) The shares of common stock included in this table include 777,000 shares held jointly by Mr. Murphy and his spouse and 135,000 shares that can be acquired upon the exercise of outstanding options.
(8) The shares of common stock included in this table include 135,000 shares that can be acquired upon the exercise of outstanding options.
(9) The shares of common stock included in this table include 316,200 shares held jointly by Mr. Shurson and his spouse and 141,600 shares that can be acquired upon the exercise of outstanding options.

(10)  Includes 75,000 shares held by Mr. Singh's spouse.
(11) The shares of common stock included in this table include 141,000 shares that can be acquired upon the exercise of outstanding options.
(12) Mr. Odrich is a Managing Director of Lehman Brothers Inc. and may be considered to have beneficial ownership of Lehman Brothers Inc.'s interest in us. Mr. Odrich disclaims beneficial ownership of all such shares. The address of Mr. Odrich is c/o Lehman Brothers Inc., is 3 World Financial Center, New York, New York 10285.
(13) See Notes (2) through (11). Includes an aggregate of 1,190,700 shares issuable upon the exercise of currently exercisable options held by our executive officers and directors.

   We have granted the underwriters an option to purchase up to an aggregate of 880,000 shares of our common stock to cover over-allotments, if any. The following selling shareholders have also granted the underwriters an option to purchase up to an aggregate of 380,000 shares of common stock to cover over-allotments, if any:

                                                                            Shares
                               Shares Beneficially                    Beneficially Owned
                                   Owned Prior                              After
                                 to the Offering    Shares Offered in  the Offering(1)
                               --------------------  Over-Allotment   ------------------
      Name                      Number   Percentage      Option       Number  Percentage
      ----                     --------- ---------- ----------------- ------- ----------
      William B. Leary........   682,500    3.66%        57,692       624,808    2.31%
      Gary L. Lingbeck........   592,500    3.17         57,692       534,808    1.98
      Daniel R. Hughes........   434,100    2.34         57,692       376,408    1.40
      Robert R. Murphy........ 1,003,500    5.40         57,692       945,808    3.49
      Karl D. Shurson.........   510,300    2.73         57,692       452,608    1.67
      David L. Sippel.........   995,640    5.36         57,692       937,948    3.46
      Michael M. Haider.......   335,502    1.81         33,848       301,654    1.12

     --------
     (1) Assumes the underwriters' over-allotment option is exercised in full.

   Mr. Hughes and Mr. Haider are former directors and employees of Pemstar. Mr. Hughes is currently a consultant to Pemstar.

                          DESCRIPTION OF CAPITAL STOCK

General Matters

   Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

   The following is a summary of the material terms of our common stock. Please see our articles of incorporation filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

   As of March 31, 2000, there were 13,819,260 shares of common stock outstanding, held by approximately 293 shareholders of record.

   Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors, and do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefore. See "Dividend Policy." Upon a liquidation, dissolution or winding up of Pemstar, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

   We currently have two classes of preferred stock, Series A preferred stock and Series B preferred stock. As of March 31, 2000, there were 569,966 shares of Series A preferred stock outstanding and 1,000,000 shares of Series B preferred stock outstanding. Upon closing of this offering, all of the outstanding shares of preferred stock will automatically convert into 4,709,898 shares of common stock and no shares of preferred stock will be outstanding. Our board of directors has the authority, without action by the shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights of the preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the power of the common stock, impairing liquidation rights of the common stock and delaying or preventing a change of control or the removal of our existing management without further action by the shareholders. We have no present plans to issue any shares of preferred stock.

Registration Rights

   As of March 31, 2000, the holders of common stock issuable upon conversion of the preferred shares of our outstanding shares of preferred stock are entitled to rights with respect to the registration of 4,709,898 shares under the Securities Act. The holders of registration rights are those investors that purchased shares of our mandatorily redeemable, convertible Series A and Series B preferred stock. Under the terms of the agreement between us and the holders of these registrable securities, the holders of at least 35% of the registrable securities may require that we file a registration statement under the Securities Act with respect to their shares of common stock after the earlier of February 12, 2001, or the six month anniversary of the effective date of this offering, so long as the total offering price of the shares to the public under such registration statement is at least $10 million. We will only be required to file two registration statements in response to a request for registration by the holders of registrable securities. We may postpone the filing of a registration statement for up to ninety days in any twelve month period if we determine that the filing would be seriously detrimental to us and our shareholders. Further, holders of the registrable securities may require us on two occasions within any twelve month period to file additional registration statements on Form S-3 at our expense. In addition, in the event that we decide to register our securities, we are required to include in our registration statement the registrable securities of any holder who so requests. These rights are subject to the right of the underwriters of an offering to limit the number of shares included in that registration under certain circumstances. The expenses incurred in such registrations will be borne by us.

   The registration rights described above will expire with respect to any holder of registrable securities if such holder can sell all of its shares in a three month period under Rule 144 of the Securities Act. In any event, the registration rights described above will expire five years after this offering is completed. Holders of registrable securities have agreed not to exercise their registration rights for a period of 180 days following the date of this prospectus.

Shareholder Rights Plan

   On May 9, 2000, our Board of Directors adopted a shareholder rights plan designed to encourage parties seeking to acquire our company to negotiate with, and seek the approval of, our Board of Directors. Investors purchasing shares of our common stock in this offering will be issued these preferred purchase rights.

   Prior to completion of this offering, the board of directors will declare a dividend of one preferred share purchase right for each outstanding share of common stock outstanding on the business day immediately preceding the date of this prospectus to the shareholders of record on that date. Each right entitles the registered holder to purchase one one-hundredth of a share of Series A junior participating preferred stock, par value $0.01 per share, at a price of
$       per one one-hundredth of a preferred share, subject to adjustment. The description and terms of the share purchase rights will be set forth in a rights agreement between Pemstar and a rights agent, a copy of the form of which is filed as an exhibit to the registration statement of which this prospectus is a part.

   Initially, the certificates for shares of common stock then outstanding will evidence the rights and we will not distribute separate rights certificates. The rights will separate from the common stock on the share purchase rights distribution date, which is the earlier of:

  . The first date of public announcement that a person or group of affiliated or associated persons has become the beneficial owner of 15% or more of the outstanding common stock, subject to certain exceptions; and
  . The close of business on the tenth day, or such later date as may be determined by the board of directors prior to such time as any person becomes the beneficial owner of 15% or more of the outstanding common stock, following the commencement or public announcement of a tender offer or exchange offer, the consummation of which would result in a person or group of affiliated or associated persons becoming the beneficial owner of 15% or more of the outstanding common stock.

   The board of directors, after receiving such advice as it deems necessary and giving due consideration to all relevant factors, may elect to approve a tender offer or an exchange offer for all of our outstanding common stock if the board determines the offer to be in our best interest and the best interests of our stockholders. If the board does approve a tender offer or exchange offer, the rights will expire.

   Until the share purchase rights distribution date,

  . The rights will be evidenced by the certificates for shares of common stock and will be transferred with and only with the common stock;

  . Any common stock certificates issued after the business day immediately preceding the date of this Prospectus upon transfer or new issuance of the common stock will contain a notation incorporating the rights agreement by reference; and
  . The transfer of any common stock will also constitute the transfer of the rights associated with the common stock.

   As promptly as practicable following the share purchase rights distribution date, we will mail separate certificates evidencing the share purchase rights to holders of record of the common stock as of the close of business on that date, and such separate certificates alone will evidence the share purchase rights.

   The holders of our common stock and the share purchase rights cannot exercise the rights until the share purchase rights distribution date. The rights will expire on the date that is ten years after the business day immediately preceding the date of this prospectus, unless we extend or earlier redeem or exchange the rights as described below. We will not issue fractions of a preferred share, other than fractions in integral multiples of one one-hundredth of a share, and, in lieu thereof, we will make a cash adjustment on the closing price on the last trading date prior to the date of exercise.

   We will adjust the purchase price payable and the number of preferred shares issuable upon exercise of the rights from time to time to prevent dilution:

  . In the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred shares;
  . Upon the grant to holders of the preferred shares of certain rights, options or warrants to subscribe for or purchase preferred shares or convertible securities at less than the then current market price of the preferred shares; or
  . Upon the distribution to holders of the preferred shares of any evidence of indebtedness or assets, excluding regular periodic cash dividends or dividends payable in preferred shares, or of subscription rights or warrants, other than those described in clause (2) of this paragraph.

   With certain exceptions, we are not required to adjust the purchase price until cumulative adjustments require an adjustment of at least 1% in the purchase price. We also will adjust the number of outstanding share purchase rights and the number of preferred shares issuable upon exercise of the rights in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

   We cannot redeem the preferred shares purchasable upon exercise of the rights. Each preferred share will be entitled to a minimum preferential
quarterly dividend payment of $     per share but will be entitled to an
aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the preferred shares will be
entitled to a minimum preferential liquidation payment of $         per share
but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each preferred share will have 100 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which common stock is exchanged, each preferred share will be entitled to receive 100 times the amount received per share of common stock. These rights are subject to adjustment in the event of a stock dividend on the common stock or a subdivision, combination or consolidation of the common stock.

   In the event any person becomes the beneficial owner of 15% or more of the outstanding common stock, each holder of a share purchase right shall thereafter have a right to receive, upon exercise thereof at the then current aggregate exercise price, in lieu of preferred shares, such number of shares of our common stock having a current aggregate market price equal to twice the current aggregate exercise price. In the event that at any time after there is a beneficial owner of 15% or more of the outstanding common stock, we are acquired in certain mergers or other business combination transactions or 50% or more of our assets or earning power and our subsidiaries, taken as a whole, are sold, holders of the rights will thereafter have the right to receive, upon exercise thereof at the then current aggregate exercise price, such number of shares of common stock of the acquiring company or, in certain cases, one of its affiliates, having a current aggregate market price equal to twice the current aggregate exercise price.

   At any time after a person becomes the beneficial owner of 15% or more of the outstanding common stock, subject to certain exceptions, and prior to the acquisition by a person of 50% or more of the outstanding common stock, the board of directors may exchange all or part of the rights for common stock at an exchange ratio of one share of common stock per right, subject to adjustment.

   At any time before a person has become the beneficial owner of 15% or more of the outstanding common stock, the board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right, subject to adjustment. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish.

   Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder, including without limitation, the right to vote or to receive dividends.

   The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us pursuant to an offer that is not approved by the board of directors, unless the rights have been redeemed. However, the rights should not interfere with any tender offer or merger approved by the board because the board of directors may redeem the rights or approve an offer at any time prior to such time as any person becomes the beneficial owner of 15% or more of the outstanding common stock.

   Provisions of our Articles of Incorporation and Bylaws and State Law Provisions with Potential Antitakeover Effects

   Some provisions of our articles of incorporation and bylaws could make it more difficult to acquire control of our company and to remove existing management. These provisions include:

  . Our articles of incorporation do not provide for cumulative voting for directors, which makes it difficult for a minority shareholder seeking to elect directors to the board;

  . We have a classified board of directors with each class serving a staggered three-year term, which could limit the ability of a potential acquiror to gain control of our board;

  . The board of directors fixes the size of the board of directors, may create new directorships and may elect new directors to serve for the full term of the class of directors in which the new directorship was created, which may enable an incumbent board to maintain control by adding directors;

  . The board of directors may issue preferred stock without any vote or further action by the shareholders, which may include rights and preferences that would deter an unsolicitated takeover offer;

  . The board of directors may adopt, amend, alter or repeal the bylaws without a vote of the shareholders, which may enable the board to change the bylaws to deter a proxy contest in connection with an unsolicitated takeover offer;

  . All shareholder actions must be taken at a regular or special meeting of the shareholders and cannot be taken by written consent without a meeting, which may delay a shareholder action in connection with a takeover offer; and

  . We require advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, which may restrict shareholder proposals and director nominations in connection with a takeover offer.

   These provisions are intended to discourage coercive takeover practices and inadequate takeover bids. They are also designed to encourage persons seeking to acquire control of us to first negotiate with our board.

We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging such proposals. Negotiating with the proponent could result in an improvement of the terms of the proposal. These provisions of our articles of incorporation and bylaws may delay or prevent the acquisition of our company on terms you may consider to be favorable.

 The Minnesota Business Corporation Act

   Section 302A.671 of the Minnesota Business Corporation Act, or MBCA, applies, with certain exceptions, to any acquisition of our voting stock (from a person other than us and other than in connection with certain mergers and exchanges to which we are a party) resulting in the acquiring person owning 20% or more of our voting stock then outstanding. The MBCA requires approval of any such acquisitions by a majority vote of our shareholders prior to its consummation. In general, shares acquired without such approval lose their voting rights and are redeemable by us at their then fair market value within thirty days after the acquiring person failed to give us timely information regarding the acquisition of the shares or the date the shareholders voted not to grant voting rights to the acquiring person's shares.

   Section 302A.673 of the MBCA generally prohibits us, or any of our subsidiaries, from entering into any transaction with a shareholder under which the shareholder purchases 10% or more of our voting shares (an "interested shareholder") within four years following the date the person became an interested shareholder, unless the transaction is approved by a committee of all of the disinterested members of our board of directors before the interested shareholder acquires the shares.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is Norwest Shareowner Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of our common stock in the public market after the offering could cause the market price of our common stock to fall and could affect our ability to raise equity capital in the future on terms favorable to us.

   Upon the closing of this offering, we will have 26,929,158 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options to purchase common stock. Of these shares, the 8,400,000 shares of common stock being sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates," as such term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

   The remaining shares that were issued and sold by us in private transactions, are restricted securities and may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market, subject in the case of shares held by affiliates to compliance with certain volume restrictions, as follows:

  . 350,101 shares will be available for immediate sale in the public market on the date of this prospectus;

  . 180,828 shares will be available for sale in the public market 90 days from the date of this prospectus; and

  . 17,998,229 shares will be available for sale at varying dates beginning 180 days after the date of this prospectus.

   Rule 144. In general, under Rule 144 as currently in effect, beginning ninety days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately 269,291 shares immediately after this offering; or
  . The average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

   Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

   Under Rule 144(k), a person who has not been one of our affiliates at any time during the three months before a sale, and who has beneficially owned the restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701. In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without complying with some of the restrictions, including the holding period, contained in Rule 144.

   We intend to file a Form S-8 registration statement under the Securities Act shortly after the completion of the offering to register all shares of common stock issuable under our stock option plans. See "Management--Stock Option Plans." As of March 31, 2000, we had 3,845,232 shares of common stock issuable upon the exercise of stock options. Such registration statement is expected to become effective immediately upon filing and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to the lock-up agreements described below and Rule 144 limitations applicable to affiliates.

   Prior to this offering there has been no public market for our common stock, and no predictions can be made regarding the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price.

   All of our directors, executive officers and substantially all of our other shareholders and option holders have agreed that they will not, without the prior written consent of the representatives of the underwriters, sell or otherwise dispose of any shares of common stock or options to acquire shares of common stock during the 180-day period following the closing of this offering. See "Underwriting."

   After the closing of this offering, the holders of shares of our common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock-Registration Rights." Registration of such shares under the Securities Act would result in such shares, except for shares purchased by affiliates, becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.

                                  UNDERWRITING

   Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, Lehman Brothers Inc., FleetBoston Robertson Stephens Inc., Chase Securities Inc., CIBC World Markets Corp. and Fidelity Capital Markets, a division of National Financial Services Corporation are acting as representatives of each of the underwriters named below. Under the underwriting agreement, each of the underwriters has agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

                                                                     Number of
Underwriters                                                          Shares
------------                                                         ---------
Lehman Brothers Inc. ...............................................
FleetBoston Robertson Stephens Inc..................................
Chase Securities Inc................................................
CIBC World Markets Corp.............................................
Fidelity Capital Markets, a division of National Financial Services
 Corporation........................................................
                                                                     ---------
  Total............................................................. 8,400,000
                                                                     =========

   The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement and that, if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, all of the shares of common stock that the underwriters have agreed to purchase under the underwriting agreement, must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

   The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares described below. Assuming full exercise of the
underwriters' over-allotment option, $     of the underwriting fee will be paid
by us and $     will be paid by the selling shareholders. The underwriting fee is the difference between the public offering price and the amount the underwriters pay to us to purchase the shares from us. On a per share basis,
the underwriting fee is    % of the initial public offering price.

                                                                  No      Full
                                                               Exercise Exercise
                                                               -------- --------
      Per share............................................... $        $
      Total................................................... $        $

   The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus, and to dealers, who may include the underwriters, at this public offering price less a selling
concession not in excess of $    per share. The underwriters may allow, and the
dealers may reallow, a concession not in excess of $    per share to brokers
and dealers. After the offering, the underwriters may change the offering price and other selling terms.

   We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts, will be approximately $1.0 million.

   We and the selling shareholders have granted to the underwriters an option to purchase up to 880,000 and 380,000 additional shares of common stock, respectively, exercisable to cover over-allotments, if any, at the initial public offering price less the underwriting discounts shown on the cover page of this prospectus. The underwriters may exercise this option any time until thirty days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the table above and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters. If the over-allotment option is less than fully exercised, the underwriters may, in their discretion, purchase the over-allotment shares either solely from Pemstar, solely from the selling shareholders or from both Pemstar and the selling shareholders, subject in each case to the aggregate number of shares offered by each.

   We have agreed that, without the consent of Lehman Brothers Inc., we will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that may be converted into or exchanged for any shares of common stock for a period of 180 days from the date of this prospectus. All of our executive officers and directors and substantially all of our other shareholders and option holders have agreed under lock-up agreements that, without the prior written consent of Lehman Brothers Inc., they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that may be converted into or exchanged for any shares of common stock for the period ending 180 days after the date of this prospectus. See "Shares Eligible for Future Sale."

   Prior to the offering, there has been no public market for the shares of our common stock. The initial public offering price has been negotiated between the representatives and us. The material factors considered in determining the initial public offering price of the common stock, in addition to prevailing market conditions, were:

  .  Our historical performance and capital structure;
  .  Estimates of our business potential and earning prospects;
  . An overall assessment of our management; and . The above factors in relation to market valuation of companies in related businesses.

   Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as an underwriter of this offering and will be facilitating electronic distribution through the Internet.

   We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "PMTR."

   We and the selling shareholders have agreed to indemnify the underwriters against liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

   Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

   The underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwrtiers' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

   The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

   Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market.



   Neither we, nor the selling shareholders or any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the selling shareholders or the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

   Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada in which the sale is made.

   Non-United States purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

   The representatives have informed us that they do not intend to confirm the sales of shares of common stock offered by this prospectus to any accounts over which they exercise discretionary authority without the prior written approval of the customer.

   At our request, the underwriters have reserved up to 831,600 shares or 9.9% of the common stock offered by this prospectus for sale to our directors, employees, existing shareholders and other persons having an established business relationship with us at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

   Affiliates of Lehman Brothers Inc., one of the representatives of the underwriters will hold 4,959,903 shares of our common stock upon closing of this offering. In addition, Michael J. Odrich, one of our directors, is a Managing Director of Lehman Brothers Inc. Because of this relationship between us and Lehman Brothers Inc., the offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers, or NASD. This rule requires that the initial public offering price for our shares cannot be higher than the price recommended by a "qualified independent underwriter," as defined by the NASD. FleetBoston Robertson Stephens Inc. is serving as a qualified independent underwriters and will perform the due diligence investigations and review and participate in the preparation of the registration statement of which this prospectus is a part.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota. Certain legal matters in connection with this offering will be passed upon for the underwriters by Kirkland & Ellis (a partnership that includes professional corporations), Chicago, Illinois.

                                    EXPERTS

   Ernst & Young LLP, independent auditors have audited our consolidated financial statements as of and for the year ended March 31, 2000, as set forth in their report. McGladrey & Pullen, LLP, independent auditors, have audited our consolidated financial statements as of March 31, 1999 and for the years ended March 31, 1999 and 1998, as set forth in their report. We have included our financial statements in the prospectus in reliance on the reports of Ernst & Young LLP and McGladrey & Pullen, LLP, given on their authority as experts in accounting and auditing.

   McGladrey & Pullen, LLP, independent auditors, have audited the financial statements of Quadrus Manufacturing, a division of Bell Microproducts, Inc., as of and for the years ended December 31, 1998, 1997 and 1996, as set forth in their report. We have included the Quadrus Manufacturing financial statements in the registration statement in reliance on the report of McGladrey & Pullen, LLP, given on their authority as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors have audited the financial statements of Turtle Mountain Corporation as of October 30, 1999 and October 31, 1998 and for each of the three years in the period ended October 30, 1999, as set forth in their report. We have included the Turtle Mountain Corporation financial statements in the registration statement in reliance on the report of Ernst & Young LLP, given in their authority as experts in accounting and auditing.

   On February 11, 2000, upon the recommendation of the audit committee, the board of directors engaged Ernst & Young LLP to audit our consolidated financial statements for the year ended March 31, 2000. There were no disagreements between us and our prior accountants, McGladrey & Pullen, LLP, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure up to and including February 11, 2000. The audit opinion of McGladrey & Pullen, LLP for the fiscal years March 31, 1999 and 1998 did not contain an adverse option or disclaimer of opinion, nor were they qualified as to uncertainty, audit scope or accounting principles.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-1 with respect to the shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Pemstar and the shares, reference is made to the registration statement and exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street N.W., in Washington, DC. 20549 and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

   Upon completion of this offering, Pemstar will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms, Pemstar's website at www.pemstar.com and the website of the SEC referred to above. Information on our website does not constitute a part of this prospectus.

                                  PEMSTAR INC.

                         INDEX TO FINANCIAL STATEMENTS

Pemstar Inc.:
Report of Independent Auditors--Ernst & Young LLP........................   F-2
Report of Independent Auditors--McGladrey & Pullen, LLP..................   F-3
Consolidated Balance Sheets as of March 31, 1999 and 2000................   F-4
Consolidated Statements of Income for the Years Ended March 31, 1998,
 1999 and 2000...........................................................   F-5
Consolidated Statements of Shareholders' Equity for the Years Ended March
 31, 1998, 1999 and 2000.................................................   F-6
Consolidated Statements of Cash Flows for the Years Ended March 31, 1998,
 1999 and 2000...........................................................   F-7
Notes to Consolidated Financial Statements...............................   F-8
Quadrus Manufacturing, a Division of Bell Microproducts, Inc.:
Report of Independent Auditors--McGladrey & Pullen, LLP..................  F-22
Balance Sheets as of March 31, 1999 (unaudited), December 31, 1998, 1997 and 1996................................................................  F-23
Statements of Income and Divisional Equity for the Three Months Ended
 March 31, 1999 (unaudited) and the Years Ended March 31, 1998, 1997 and
 1996....................................................................  F-24
Statements of Cash Flows for the Three Months Ended March 31, 1999
 (unaudited) and the Years Ended December 31, 1998, 1997 and 1996........  F-25
Notes to Financial Statements............................................  F-26
Turtle Mountain Corporation:
Report of Independent Auditors--Ernst & Young LLP........................  F-31
Balance Sheets as of October 31, 1998 and October 30, 1999 and April 1,
 2000 (unaudited)........................................................  F-32
Statements of Income and Retained Earnings for the Years Ended November
 1, 1997, October 31, 1998 and October 30, 1999, and the Five Months
 Ended March 27, 1999 (unaudited) and April 1, 2000 (unaudited)..........  F-33
Statements of Cash Flows for the Years Ended November 1, 1997, October
 31, 1998 and October 30, 1999, and the Five Months Ended March 27, 1999
 (unaudited) and April 1, 2000 (unaudited)...............................  F-34
Notes to Financial Statements............................................  F-35

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Directors of Pemstar Inc.

   We have audited the accompanying consolidated balance sheet of Pemstar Inc. as of March 31, 2000, and the related consolidated statement of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pemstar Inc. at March 31, 2000, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
May 5, 2000

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Directors of Pemstar Inc.

   We have audited the accompanying consolidated balance sheet of Pemstar Inc. as of March 31, 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the two years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pemstar Inc. as of March 31, 1999, and the consolidated results of their operations and their cash flows for each of the two years in the period ended March 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ McGLADREY & PULLEN, LLP

Rochester, Minnesota
May 10, 1999

                                  PEMSTAR INC.

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                  March 31,
                                               -----------------
                                                1999      2000
                                               -------  --------
Assets
Current assets:
 Cash and cash equivalents.................... $   827  $  2,727
 Restricted cash..............................     411       528
 Accounts receivable, net.....................  21,681    60,061
 Inventories, net.............................  16,449    64,437
 Recoverable income taxes.....................     415       --
 Deferred income taxes........................     --      2,232
 Prepaid expenses and other...................   2,116     3,458
                                               -------  --------
   Total current assets.......................  41,899   133,443
 Property and equipment, net..................  17,561    34,933
 Goodwill, net................................   3,794    20,691
 Other assets, net............................   1,336     1,384
 Deferred income taxes........................     393       --
                                               -------  --------
   Total Assets............................... $64,983  $190,451
                                               =======  ========
                                                                    Pro Forma
                                                  March 31,       Shareholders'
                                               -----------------  Equity March
                                                1999      2000      31, 2000
                                               -------  --------  -------------
                                                                  (See Note 1)
Liabilities and Shareholders' Equity
Current liabilities:
 Bank overdrafts.............................. $ 1,644  $ 10,213
 Accounts payable.............................  19,935    47,138
 Accrued expenses and other...................   2,208     9,740
 Income taxes payable.........................     207     1,474
 Deferred income taxes........................     357       --
 Current maturities of long-term debt.........   4,471    12,930
 Current maturities of capital lease
  obligations.................................     294     2,299
                                               -------  --------
   Total current liabilities..................  29,116    83,794
Long-term debt, less current maturities.......   7,000    51,114
Capital lease obligations, less current
 maturities...................................      90     4,067
Deferred grant income.........................   1,808     1,713
Deferred revenue..............................   1,017       350
Deferred income taxes.........................     --         17
Minority interest in consolidated
 subsidiaries.................................     848       174
Redeemable stock:
 Series A preferred stock, $0.01 par value;
  570 shares issued and outstanding in 1999
  and 2000; pro forma--none...................   8,549     8,549     $   --
 Series B preferred stock, $0.01 per share;
  2000--1,000 shares issued and outstanding;
  pro forma--none.............................     --     18,000         --
Shareholders' equity:
 Common stock, $0.01 par value; 150,000
  shares authorized; shares issued and
  outstanding--1999--11,270; 2000--13,819
  shares; pro forma issued and outstanding--
  18,529 shares...............................     113       138         185
 Additional paid-in capital...................   7,949    15,395      41,897
 Accumulated other comprehensive loss.........     (32)     (772)       (772)
 Retained earnings............................   8,525    11,170      11,170
 Loans to shareholders........................     --     (3,258)     (3,258)
                                               -------  --------     -------
   Total shareholders' equity.................  16,555    22,673     $49,222
                                               -------  --------     =======
   Total liabilities and shareholders'
    equity.................................... $64,983  $190,451
                                               =======  ========

                            See accompanying notes.

                                  PEMSTAR INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)

                                                     Year Ended March 31,
                                                  ----------------------------
                                                    1998      1999      2000
                                                  --------  --------  --------
Net sales.......................................  $165,049  $187,381  $393,842
Cost of goods sold..............................   147,962   172,219   363,974
                                                  --------  --------  --------
Gross profit....................................    17,087    15,162    29,868
Selling, general and administrative expenses....     8,328    10,955    21,576
Amortization....................................        54       190     1,281
                                                  --------  --------  --------
Operating income................................     8,705     4,017     7,011
Other income (expense)--net.....................       455      (438)      (74)
Interest expense................................      (746)     (640)   (3,588)
                                                  --------  --------  --------
Income before income taxes......................     8,414     2,939     3,349
Income tax expense..............................     3,097     1,273       698
                                                  --------  --------  --------
Net income......................................  $  5,317  $  1,666  $  2,651
                                                  ========  ========  ========
Net income per common share:
  Basic.........................................  $   0.55  $   0.15  $   0.23
  Diluted.......................................      0.49      0.12      0.15
Shares used in computing net income per common
 share:
  Basic.........................................     9,653    10,897    11,503
  Diluted.......................................    10,874    14,143    17,167
Unaudited pro forma net income per share (see
 Note 1):
  Basic.........................................                      $   0.17
  Diluted.......................................                          0.15
Shares used in computing unaudited pro forma net
 income per share (see Note 1):
  Basic.........................................                        15,647
  Diluted.......................................                        17,167


                            See accompanying notes.

                                  PEMSTAR INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                 (in thousands)

                                                     Accumulated
                          Common Stock   Additional     Other
                          --------------  Paid-In   Comprehensive Retained    Loans to
                          Shares  Amount  Capital       Loss      Earnings  Shareholders  Total
                          ------  ------ ---------- ------------- --------  ------------ -------
Balance, March 31,
 1997...................   8,366   $ 84   $ 1,371       $ --      $ 1,554     $   --     $ 3,009
Issuance of common stock
 upon exercise of stock
 options................     273      3        81         --          --          --          84
Issuance of common
 stock..................   1,765     17     2,567         --          --          --       2,584
Net income..............     --     --        --          --        5,317         --       5,317
                          ------   ----   -------       -----     -------     -------    -------
Balance, March 31,
 1998...................  10,404    104     4,019         --        6,871         --      10,994
Issuance of common stock
 upon exercise of stock
 options................     111      1        45         --          --          --          46
Issuance of common
 stock..................     783      8     3,907         --          --          --       3,915
Repurchase of common
 stock..................     (28)   --        (22)        --          (12)        --         (34)
Comprehensive income:
Net income..............     --     --        --          --        1,666         --       1,666
Foreign currency
 translation
 adjustment.............     --     --        --          (32)        --          --         (32)
                                                                                         -------
Comprehensive income....     --     --        --          --          --          --       1,634
                          ------   ----   -------       -----     -------     -------    -------
Balance, March 31,
 1999...................  11,270    113     7,949         (32)      8,525         --      16,555
Issuance of common stock
 upon exercise of stock
 options................   1,565     15     2,410         --          --       (1,855)       570
Issuance of common
 stock..................     985     10     4,913         --          --       (1,403)     3,520
Repurchase of common
 stock..................      (1)   --        --          --           (6)        --          (6)
Comprehensive income:
Net income..............     --     --        --          --        2,651         --       2,651
Foreign currency
 translation
 adjustment.............     --     --        --         (740)        --          --        (740)
                                                                                         -------
Comprehensive income....     --     --        --          --          --          --       1,911
Other...................     --     --        123         --          --          --         123
                          ------   ----   -------       -----     -------     -------    -------
Balance, March 31,
 2000...................  13,819   $138   $15,395       $(772)    $11,170     $(3,258)   $22,673
                          ======   ====   =======       =====     =======     =======    =======


                            See accompanying notes.

                                  PEMSTAR INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                     Year Ended March 31,
                                                   ---------------------------
                                                     1998     1999      2000
                                                   --------  -------  --------
Cash flows from operating activities:
 Net income....................................... $  5,317  $ 1,666  $  2,651
 Adjustments to reconcile net income to net cash
  (used in) provided by operating activities:
 Depreciation.....................................    1,929    3,331     7,455
 Amortization.....................................       54      190     1,281
 Deferred grant income recognized.................     (193)    (222)      (95)
 Deferred revenue.................................      962     (725)     (667)
 Deferred income taxes............................     (185)     151    (2,179)
 (Gain) loss on sale of property and equipment....      --       377       (42)
 Equity in income of affiliate....................     (169)     --        --
 Minority interest................................      --       277       191
 Issuance of stock options for services...........      --       --        150
 Changes in operating assets and liabilities:
  Accounts receivable.............................  (15,052)     439   (23,828)
  Inventories.....................................  (15,382)   2,418   (22,962)
  Recoverable income taxes........................      628   (1,214)    1,889
  Prepaid expenses and other......................     (492)  (1,127)     (343)
  Accounts payable................................   20,516   (5,733)   15,404
  Accrued expenses and other......................      693      237       870
                                                   --------  -------  --------
   Net cash (used in) provided by operating
    activities....................................   (1,374)      65   (20,225)
Cash flows from investing activities:
 (Increase) decrease in restricted cash...........   (1,447)     583       155
 Business acquisitions, net of cash acquired......      --       --    (39,473)
 Increase of intangibles..........................     (286)    (556)     (878)
 Proceeds from sale of property and equipment.....      --     3,085       122
 Purchases of property and equipment..............   (8,393)  (8,657)  (13,415)
                                                   --------  -------  --------
   Net cash used in investing activities..........  (10,126)  (5,545)  (53,489)
Cash flows from financing activities:
 Bank overdrafts..................................    2,364   (1,273)    8,569
 Proceeds from grants.............................      836      --        --
 Net (payments on) proceeds from short-term
  borrowings......................................   (3,206)     --        --
 Proceeds from sale/exercise of stock options.....      335       46       802
 Repurchase of common stock.......................      --       (34)       (6)
 Proceeds from private placement offering.........    9,920      --     18,000
 Proceeds from minority interest shareholder......      --       296       --
 Principal payments on long-term borrowings.......   (1,453)  (1,879)   (4,645)
 Proceeds from long-term borrowings...............    5,865    5,956    52,892
                                                   --------  -------  --------
   Net cash provided by financing activities......   14,661    3,112    75,612
Effect of exchange rate changes on cash...........      --       --          2
                                                   --------  -------  --------
Net increase (decrease) in cash and cash
 equivalents......................................    3,161   (2,368)    1,900
Cash and cash equivalents:
 Beginning of year................................       34    3,195       827
                                                   --------  -------  --------
 End of year...................................... $  3,195  $   827  $  2,727
                                                   ========  =======  ========

                            See accompanying notes.

                                  PEMSTAR INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (in thousands, except per share amounts)

Note 1. Nature of Business and Significant Accounting Policies

   Business--Pemstar Inc. (the "Company") is a leading provider of electronics manufacturing services to original equipment manufacturers in the communications, computing, data storage, industrial and medical equipment sectors. The Company provides its services to customers on a global basis through manufacturing facilities located in the United States, Mexico, Europe and Asia. The Company considers its business activities as a single segment.

   Basis of presentation--The accompanying financial statements include the accounts of Pemstar Inc., its majority-owned subsidiaries and the Company's share of net earnings or losses of fifty percent or less owned companies accounted for using the equity method. All material intercompany accounts and transactions are eliminated in the consolidated financial statements.

   Revenue recognition--Revenue from the sale of products is recognized when the product is shipped to the customer. Revenue from design, development and engineering services is recognized when the services are performed and collectibility is reasonably certain. The Company warrants a majority of its products against defects for up to 90 days. Product warranty expenses are recorded as products are returned and are not material to the Company's financial statements.

   Deferred revenue--The Company recognizes certain revenue from a major customer over the life of the equipment purchased for specific production purposes for that customer. The Company receives an amount per unit produced as reimbursement for the equipment. Deferred revenue also includes the gain from the sale-leaseback transaction discussed in Note 17.

   Cash and cash equivalents--The Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are recorded at cost which approximates market value.

   Inventories--Inventories are stated at the lower of cost (first-in, first-out method) or market and include freight-in, materials, labor and manufacturing overhead costs.

   Property and equipment--Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

                                                                       Number of
                                                                         Years
                                                                       ---------
   Buildings and improvements.........................................  4 to 40
   Machinery and equipment............................................        4
   Furniture and fixtures.............................................  2 to 10
   Computer hardware and software.....................................        4

   Amortization of assets acquired under capital leases is included with depreciation expense.

   Goodwill and other intangible assets--Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and is being amortized on a straight-line basis over 20 years. Other intangible assets principally consist of debt financing costs that are being amortized over the terms of the applicable agreement.

   Long-lived assets--The Company follows Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets, including goodwill, be reviewed for impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable. The Company evaluates potential impairment by comparing the carrying amount of the assets with the estimated undiscounted

                                  PEMSTAR INC.

                    (in thousands, except per share amounts)

cash flows associated with them. If an impairment exists, the Company measures the impairment utilizing discounted cash flows.

   Estimated warranty claim--The Company sells its products with a warranty that provides for repairs or replacements of any defective workmanship for a three-month period after the sale. Based upon historical experience the accrual for warranty claims is not material at March 31, 1999 and 2000.

   Foreign currency--Foreign currency denominated assets and liabilities are translated into United States dollars using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates throughout the period. The effect of exchange rate fluctuations on translation of assets and liabilities is recorded as a component of shareholders' equity. Gains and losses from foreign currency transactions are included in net other income or expense.

   Income taxes--The Company accounts for income taxes following the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires that deferred income taxes be recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. The effect of changes in tax rates is recognized in the period in which the rate change occurs.

   Deferred grant income--The Company recognizes revenue related to grants received from various sources over the life of the property and equipment to which the funding relates or during the period in which the expense occurs for which grants were received.

   Research and development--Research and development costs are expensed when incurred and totaled $401, $387 and $410 for the years ended March 31, 1998, 1999 and 2000, respectively.

   Use of estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Segment information--The Company follows the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 replaces the "industry segment" approach with the "management" approach of reporting segment information. The management approach designates the internal organization used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. The Company derives its revenue from one industry segment, the electronics manufacturing services industry. Until such time as the Company diversifies its operations, this pronouncement has no significant impact on the reporting practices of the Company. Refer to Note 15 for geographic and significant customer disclosures.

   Comprehensive income--The Company follows the provisions of SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting and display of comprehensive income and its components. Comprehensive income reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income represents net income adjusted for foreign currency translation adjustments. In accordance with SFAS No. 130, the Company has chosen to disclose comprehensive income in the consolidated statement of shareholders' equity.

   Stock-based compensation--The Company accounts for stock options issued to employees using the intrinsic value method of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Compensation expense is recorded on the date stock options are granted only if the

                                  PEMSTAR INC.

                    (in thousands, except per share amounts)

current fair value of the underlying stock exceeds the exercise price of the option. The Company has provided the pro forma disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation."

   Net income per common share--The Company follows the provisions of SFAS No. 128, "Earnings Per Share." Basic net income per share is computed based upon the weighted average number of common shares issued and outstanding during each year. Diluted net income per share amounts assume conversion, exercise or issuance of all potential common stock instruments (stock options as discussed in Note 16 and convertible preferred stock as discussed in Note 14). The following table reflects the components of common shares outstanding in accordance with SFAS No. 128:

                                                          Year Ended March 31,
                                                          --------------------
                                                           1998   1999   2000
                                                          ------ ------ ------
Weighted average common shares outstanding--basic........  9,653 10,897 11,503
Effect of dilutive securities:
  Preferred stock conversion.............................    198  1,710  4,144
  Stock options..........................................  1,023  1,536  1,520
                                                          ------ ------ ------
Shares used in computing net income per common share--
 diluted................................................. 10,874 14,143 17,167
                                                          ====== ====== ======

   Pro forma shareholders' equity--Upon the closing of an initial public offering, all outstanding shares of Series A and Series B preferred stock will automatically convert into 4,710 shares of common stock. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma shareholders' equity section at March 31, 2000.

   Pro forma net income per share--Pro forma basic net income per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's redeemable Series A and Series B preferred stock into shares of the Company's common stock as if such conversion occurred at the date of original issuance. The resulting pro forma adjustments include an increase in the weighted average shares used to compute basic net income per share of 4,144 shares for the year ended March 31, 2000. The pro forma effects of these transactions are unaudited.

   Stock split--In May 2000, the Company's Board of Directors declared a 3-for-1 stock split payable in the form of a stock dividend. Accordingly, all share, per share, weighted average share and stock option information for periods prior to the split, have been restated to reflect the split.

   New accounting pronouncements--In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires an entity recognize all derivatives as either assets or liabilities at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and is therefore effective for the Company beginning April 1, 2001. Based upon the nature of the financial instruments and hedging activities in effect as of March 31, 2000, this pronouncement would not have a material impact on the Company's financial position or results of operations.

   In fiscal 2000, the Company adopted the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The Company capitalizes software development for internal use in accordance with the guidance provided by SOP 98-1. The impact of adopting SOP 98-1 was not significant to the Company's financial position, results of operations or cash flows.

                                  PEMSTAR INC.

                    (in thousands, except per share amounts)


   In fiscal 2000, the Company adopted SOP No. 98-5, "Reporting on the Costs of Start-Up Activities," issued by the AICPA. SOP 98-5 requires costs associated with certain start-up activities be expensed as incurred versus capitalizing and expensing them over a period of time. The impact of adopting SOP 98-5 was not significant to the Company's financial position, results of operations, or cash flows.

   Reclassification--Certain prior year amounts have been reclassified to conform with the current year presentation.

Note 2. Acquisitions

   In June 1999, the Company acquired Quadrus, Inc., a division of Bell Microproducts, Inc. Quadrus is a provider of electronic manufacturing services to original equipment manufacturers. The purchase price of $34,966 was funded through the issuance of Series B preferred stock in the aggregate amount of $18,000 to certain of the Company's existing investors, with the remaining amount funded by borrowings under the Company's operating line of credit. The transaction was accounted for as a purchase. Accordingly, the net assets and operating results have been included in the Company's financial statements from the date of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired of $12,346 has been recorded as goodwill and is being amortized over an estimated useful life of 20 years. The following unaudited pro forma combined summary statement of income for the years ended March 31, 1999 and 2000 was prepared in accordance with Accounting Principles Board Opinion No. 16 and assumes the acquisition had occurred at the beginning of the periods presented. The following pro forma data reflect adjustments for interest expense, amortization of goodwill and depreciation of fixed assets. The unaudited pro forma financial information is provided for informational purposes only and does not purport to be indicative of the future results of the Company.

             Unaudited Pro Forma Consolidated Statements of Income

                                                             Year Ended March
                                                                    31,
                                                             ------------------
                                                               1999      2000
                                                             --------  --------
   Revenue.................................................. $273,480  $407,972
   Net income (loss)........................................   (2,591)      308
   Net income per share--basic.............................. $  (0.24) $   0.03
   Net income per share--diluted............................    (0.24)     0.02

   In May 1999, the Company acquired a division of Fluke Corporation located in Almelo, the Netherlands, which provides electronic manufacturing services to the industrial equipment sector in Europe and North America. The purchase price of $7,663 was funded through various credit facilities. The transaction was accounted for as a purchase. Accordingly, the net assets and operating results have been included in the Company's financial statements from the date of acquisition. The excess of the purchase price, including certain employee termination costs, over the estimated fair value of the net assets acquired of $3,325 has been recorded as goodwill and is being amortized over an estimated useful life of 20 years.

   Pursuant to the acquisition, the Company assumed all assets and liabilities associated with a pension plan administered by Fluke Corporation for the acquired division. As of March 31, 2000, the fair value of plan assets and projected benefit obligation were $3,997 and $3,932, respectively. Expense associated with the plan totaled $62 for the year ended March 31, 2000.

                                  PEMSTAR INC.

                    (in thousands, except per share amounts)

Note 3. Accounts Receivable

   Accounts receivable consists of the following:

                                                                  March 31,
                                                               ----------------
                                                                1999     2000
                                                               -------  -------
   Accounts receivable........................................ $21,734  $60,614
   Less allowance for doubtful accounts.......................     (53)    (553)
                                                               -------  -------
                                                               $21,681  $60,061
                                                               =======  =======

Note 4. Inventories

   Inventories consist of the following:

                                                                   March 31,
                                                                ---------------
                                                                 1999    2000
                                                                ------- -------
   Raw materials............................................... $14,961 $49,948
   Work in process.............................................     566   8,675
   Finished goods..............................................     922   6,387
   Less allowance for inventory obsolescence...................     --     (573)
                                                                ------- -------
                                                                $16,449 $64,437
                                                                ======= =======

Note 5. Property and Equipment

   Property and equipment consists of the following:

                                                                 March 31,
                                                              -----------------
                                                               1999      2000
                                                              -------  --------
   Land...................................................... $   812  $  1,022
   Buildings and improvements................................   7,451    11,818
   Machinery and equipment...................................  13,733    27,388
   Computer hardware and software............................   2,351     7,595
   Construction in progress..................................     132     1,131
                                                              -------  --------
                                                               24,479    48,954
   Less accumulated depreciation.............................  (6,918)  (14,021)
                                                              -------  --------
                                                              $17,561  $ 34,933
                                                              =======  ========

                                  PEMSTAR INC.

                    (in thousands, except per share amounts)


Note 6. Goodwill

   Goodwill consists of the following:

                                                                  March 31,
                                                                ---------------
                                                                 1999    2000
                                                                ------  -------
   Goodwill.................................................... $3,940  $21,717
   Less accumulated amortization...............................   (146)  (1,026)
                                                                ------  -------
                                                                $3,794  $20,691
                                                                ======  =======

Note 7. Other Assets

   Other assets consist of the following:

                                                                     March 31,
                                                                   -------------
                                                                    1999   2000
                                                                   ------ ------
   Restricted cash................................................ $  454 $  182
   Other intangible assets, net of accumulated amortization -
    1999--$107; 2000--$299........................................    882  1,055
   Other..........................................................    --     147
                                                                   ------ ------
                                                                   $1,336 $1,384
                                                                   ====== ======

Note 8. Financing Arrangements

   Long-term debt consists of the following:

                                                                  March 31,
                                                                ---------------
                                                                 1999    2000
                                                                ------  -------
   Revolving credit facilities................................  $3,957  $56,557
   Notes payable, non-interest bearing, due in March 2007--
    $200 and April 2007--$150. Notes totalling $200 are
    collateralized by domestic equipment and real estate. In
    the event of a public offering of the Company's common
    stock, notes due March 2007 are due immediately...........     350      350
   Notes payable bearing interest at 5.00%, due in monthly
    payments of principal and interest of $75 through February
    2001 and annual payments of principal and interest of $58
    through July 2008. Notes are collateralized by domestic
    property and equipment....................................   1,164    1,627
   Bonds payable to the City of Rochester with variable
    interest rates ranging from 4.20% to 6.25% at March 31,
    2000, interest due monthly. Annual principal payments
    ranging from $75 to $285 are due through June 2018........   6,000    5,510
                                                                ------  -------
                                                                11,471   64,044
   Less current maturities....................................  (4,471) (12,930)
                                                                ------  -------
                                                                $7,000  $51,114
                                                                ======  =======

   Payment of the bonds is secured by irrevocable letters of credit in favor of the trustee in the amount of $5,609 expiring August 2003. The Company is required to maintain letters of credit sufficient to pay all outstanding principal and interest under the bonds. Interest on the bonds is variable and is payable monthly until, at the option of the Company with the consent of US Bank, the rate is fixed (conversion date). In the event the Company exercises its option to convert the interest rate on the bonds from a variable rate to a fixed

                                  PEMSTAR INC.

                    (in thousands, except per share amounts)

rate, a remarketing agent, currently FBS Investment Services, Inc., shall determine the fixed rate in accordance with a remarketing agreement. Upon exercise of this option, a mandatory tender date shall occur on which date the bonds are called and reissued. Prior to the conversion date, the holders of the bonds may require the trustee to purchase the bonds at a price equal to the principal amount thereof plus accrued interest thereon. Upon presentation for redemption, the remarketing agent will attempt to resell the bonds at a price that is not less than par. Proceeds from the bonds, to the extent unused, are reported as restricted cash.

   Aggregate maturities of long-term debt are as follows:

   Year Ending March 31:
     2001............................................................... $12,930
     2002...............................................................  45,648
     2003...............................................................     678
     2004...............................................................     258
     2005...............................................................     272
     Thereafter.........................................................   4,258
                                                                         -------
                                                                         $64,044
                                                                         =======

   The Company has two Revolving Credit Facilities totaling $65,000 ($55,000-- "Revolver A" and $10,000--"Revolver B") for revolving credit loans and letters of credit which expire on Revolver A in August 2002 and Revolver B at the earlier of October 2000 or the closing of an initial public offering. Advances under the Revolving Credit Facilities, which is limited to the lesser of the facility amount or the available borrowing base calculated as a percentage of eligible accounts receivable and inventory balance, bear interest at the Company's option at a rate equal to either (1) 3.75% per annum plus the applicable LIBOR rate or (2) 2.00% per annum plus prime. In addition, the Company is required to pay a fee of 0.25% on the average unused commitment under the Revolving Credit Facilities. The Company had $500 reserved against the Revolving Credit Facilities for letters of credit at March 31, 2000. As of March 31, 2000, the Company had elected the LIBOR rate (6.20% at March 31,
2000) for advances totaling $37,400, and the prime rate (8.5% at March 31,
2000) for advances totaling $16,000.

   On May 5, 2000, Revolver A was amended to reduce the available credit facility from $55,000 to $45,000. In addition, the index rate for Revolver B loans was amended to increase on a periodic basis to a maximum rate at October 1, 2000 of (1) 6.75% per annum plus the applicable LIBOR rate or (2) 5.00% per annum plus the bank's reference rate. Concurrent with this amendment, the Company entered into a new Revolving Credit Facility with another lender, who is also a major customer of the Company, totaling $40,000. Advances under the new Revolving Credit Facility, which is limited to the lesser of the facility amount or the available borrowing base calculated as a percentage of eligible accounts receivable and inventory balance, bear interest at prime plus 1.00%. In addition, the Company is required to pay a monthly fee of 0.25% on the unused portion of the facility. Borrowings under the new Revolving Credit Facility and Revolver A are collateralized by substantially all domestic non-real estate assets of the Company. Borrowings under Revolver B are unsecured.

   The Company also has, through one of its subsidiaries, a separate line of credit totaling $3,257. Advances under the line of credit bear interest at the bank's base rate (4.25% at March 31, 2000) plus 1.5%. The line of credit is secured by the inventory and receivables of the subsidiary and the corporate guarantee of the Company.

   Notes payable totaling $1,225 are subordinated to the Revolving Credit Facilities. The financing arrangements are subject to certain covenants that require the Company to maintain certain financial ratios, including minimum liquidity and debt coverage, and limit investments and cash distributions.

                                  PEMSTAR INC.

                    (in thousands, except per share amounts)


Note 9. Other Income (Expense)--Net

   The other income and expense consists of the following:

                                                                March 31,
                                                             ----------------
                                                             1998 1999   2000
                                                             ---- -----  ----
   Grant income............................................. $193 $ 222  $ 95
   Equity in earnings of affiliate..........................  170   --    --
   Minority interest in net income of consolidated
    subsidiaries............................................  --   (277) (191)
   Net other income (expense)...............................   92  (383)   22
                                                             ---- -----  ----
                                                             $455 $(438) $(74)
                                                             ==== =====  ====

Note 10. Fair Value of Financial Instruments

   The carrying values of cash, accounts receivable and payable, and accrued liabilities approximate fair value due to the short-term maturity of these instruments. The carrying amount of the Company's revolving line of credit approximates fair value because of the variability of the interest cost associated with these instruments. The fair value of the Company's long-term notes approximated fair value because the majority of the amounts outstanding accrue interest at variable rates which approximate market. The fair value of the Company's preferred stock approximated $23,550 at March 31, 2000. The fair value assumes conversion of the Series A preferred stock totaling $8,549 into 1,710 shares of common stock (using a conversion price of $5.00 per share) and conversion of the Series B preferred stock totaling $18,000 into 3,000 shares of common stock (using a conversion price of $6.00 per share). The total converted shares of 4,710 were then valued at the Company's estimated fair value of the common stock of $5.00 per share or a total of $23,550.

Note 11. Commitments and Contingencies

   The Company has various capital and operating leases which expire on various dates through 2012. Future minimum payments under both capital leases and operating leases are as follows:

                                                              Capital  Operating
                                                              Leases    Leases
                                                              -------  ---------
   Fiscal Year Ending March 31:
     2001.................................................... $ 2,899   $ 3,753
     2002....................................................   1,932     3,394
     2003....................................................   1,451     2,936
     2004....................................................     901     2,701
     2005....................................................      18     2,734
     Thereafter..............................................     --      7,618
                                                              -------   -------
   Total minimum lease payments..............................   7,201   $23,136
                                                                        =======
   Less amount representing interest.........................    (835)
                                                              -------
   Present value of minimum lease payment....................   6,366
   Less current portion......................................  (2,299)
                                                              -------
                                                              $ 4,067
                                                              =======

                                  PEMSTAR INC.

                    (in thousands, except per share amounts)


   Property and equipment includes the following amounts for capitalized leases:

                                                                    March 31,
                                                                   ------------
                                                                   1999   2000
                                                                   ----  ------
   Machinery and equipment........................................ $125  $5,189
   Furniture and fixtures.........................................   84      84
   Computer hardware and software.................................  644   2,019
                                                                   ----  ------
                                                                    853   7,292
   Less accumulated depreciation.................................. (269)   (719)
                                                                   ----  ------
                                                                   $584  $6,573
                                                                   ====  ======

   Total rent expense recognized under operating leases for the years ended March 31, 1998, 1999 and 2000 totaled $579, $1,567 and $3,027, respectively.

Note 12. Income Taxes

   Income before income taxes consisted of the following:

                                                            Year Ended March 31,
                                                            --------------------
                                                             1998   1999   2000
                                                            ------ ------ ------
   Domestic................................................ $8,206 $1,837 $2,485
   Foreign.................................................    208  1,102    864
                                                            ------ ------ ------
                                                            $8,414 $2,939 $3,349
                                                            ====== ====== ======

   The provision for income taxes consisted of the following:

                                                         Year Ended March 31,
                                                         ----------------------
                                                          1998    1999   2000
                                                         ------  ------ -------
   Current:
     Domestic........................................... $3,282  $  624 $ 2,378
     Foreign............................................    --      498     499
                                                         ------  ------ -------
                                                          3,282   1,122   2,877
   Deferred:
     Domestic...........................................   (185)    151  (1,678)
     Foreign............................................    --      --     (501)
                                                         ------  ------ -------
                                                           (185)    151  (2,179)
                                                         ------  ------ -------
                                                         $3,097  $1,273 $   698
                                                         ======  ====== =======

                                  PEMSTAR INC.

                    (in thousands, except per share amounts)


   A reconciliation of the provision for income taxes at the statutory rates to the reported income tax provision is as follows:

                                                        Year Ended March 31,
                                                        ----------------------
                                                         1998    1999    2000
                                                        ------  ------  ------
   Computed "expected" tax rate.......................  $2,861  $  999  $1,139
   Increase (decrease) in income taxes resulting from:
     State taxes, net of credits and federal income
      tax benefit.....................................     319      80    (289)
     Permanent differences............................     (77)    (46)    148
     Foreign taxes....................................     (71)    108    (296)
     Other............................................      65     132      (4)
                                                        ------  ------  ------
                                                        $3,097  $1,273  $  698
                                                        ======  ======  ======

   A summary of deferred tax assets (liabilities) is as follows:

                                                                 March 31,
                                                               ---------------
                                                                1999     2000
                                                               -------  ------
   Deferred tax assets:
     Deferred revenue......................................... $ 1,087  $  794
     Expenses accelerated for financial reporting purposes....      94   1,135
     Foreign net operating losses.............................     --      492
     State tax credits........................................     --      523
     Other....................................................      25     139
                                                               -------  ------
   Total deferred tax assets..................................   1,206   3,083
   Deferred tax liabilities:
     Unbilled services........................................    (475)   (495)
     Accounting basis of assets in excess of tax basis........    (695)   (373)
                                                               -------  ------
   Total deferred tax liabilities.............................  (1,170)   (868)
                                                               -------  ------
   Net deferred tax asset..................................... $    36  $2,215
                                                               =======  ======

   No provision has been made for U.S. income taxes related to undistributed earnings of foreign subsidiaries that are intended to be permanently reinvested. The Company had approximately $1,991 of foreign net operating loss carryforwards, $1,539 of which expire in 2010, with the remaining amount having an unlimited carryforward period. The state tax credit carryforwards of $792 expire at varying dates through 2015. The foreign tax expense was decreased in fiscal 2000 by $231 ($0.02 and $0.01 per share on a basic and diluted basis, respectively) as a result of the benefit of a tax holiday. This holiday will continue at full relief of the normal income tax rate of 15% through December 31, 2000, and at half rate thereafter through December 31, 2002.

Note 13. Deferred Grant Income

   The Company has received grant monies pursuant to certain Development Assistance and Redevelopment Assistance Agreements (the Agreements) which provide primarily for the funding of certain development costs associated primarily with property and equipment acquisitions. The Agreements require, among other things, that the Company maintain certain levels of employment. If the Company does not maintain the levels of employment, the Company must repay the grant monies plus accrued interest at various rates up to 5%, or pay

                                  PEMSTAR INC.

                    (in thousands, except per share amounts)

a penalty of $8 per employee according to the terms of the Agreements. Deferred grant income is being recognized over the life of the related property and equipment acquired with the grant proceeds. Grant income for each of the years ended March 31, 1998, 1999 and 2000 totaled $193, $222 and $95, respectively.

Note 14. Mandatory Redeemable and Convertible Preferred Stock

   The Company has authorized 5,000 shares of $0.01 par value preferred stock, 667 shares of which are designated as Series A preferred stock (Series A) of which 570 shares were issued in February, 1998 and outstanding as of March 31, 1999 and 2000. Additionally, 1,000 shares have been designated as Series B preferred stock (Series B) of which 1,000 shares were issued in June, 1999 and outstanding as of March 31, 2000. Dividends are $0.40 and $0.48 per share per year, non-cumulative, for the Series A and Series B, respectively. After paying the preferred dividend, the preferred shareholders share ratably with the common shareholders in any additional dividends. The Series A and Series B preferred shareholders are entitled to liquidation preferences of $5.00 and $6.00 per share, respectively. Upon completion of the distribution of the liquidation preferences, the Series A and Series B preferred shareholders are entitled to receive ratable distributions with the common shareholders up to $2.50 per share and up to $3.00 per share, respectively.

   Any time after February 12 and September 15, 2002, the holders of a majority of the Series A and Series B preferred stock, respectively, can demand redemption. The purchase price is the original issue price plus declared unpaid dividends payable in three equal annual installments. The amount of the potential redemption requirement excluding dividends, subsequent to February 12, 2002 is $8,549 for the Series A preferred stock and subsequent to September 15, 2002 is $18,000 for the Series B preferred stock.

   Each share of preferred stock is convertible into common stock at conversion prices of $5.00 per share for Series A and $6.00 per share for Series B as of March 31, 2000. The conversion ratio is adjusted upon the issuance of additional common shares with certain exceptions.

   Each share of preferred stock is automatically converted into shares of common stock upon the earlier of (1) an initial public offering at not less than $6.67 per share for Series A and $8.00 per share for Series B and $15,000 in the aggregate or (2) by written consent of two-thirds of the holders of the outstanding Series A and Series B preferred shares.

   In connection with the sale of the preferred stock, the founding shareholders and preferred shareholders entered into a "Shareholders Agreement." The agreement stipulates the Company has the right of first refusal on the proposed transfer of stock by any founding shareholder with payment due in ten days. In the event the Company does not exercise its right, the preferred shareholders have the same right of first refusal.

   In the event less than all of the shares of stock proposed to be transferred by a founding shareholder are acquired by the Company and/or preferred shareholders pursuant to the right of first refusal, each preferred shareholder shall have the right to participate in such sale (co-sale rights) of stock on the same terms and conditions. To the extent one or more of the preferred shareholders exercises such right of participation, the number of shares of stock the founding shareholder may sell in the transaction shall be correspondingly reduced.

   The rights of first refusal and the co-sale rights terminate upon the occurrence of specific events, including the effective date of a bona fide firm commitment underwritten public offering of the Company's common stock.

                                  PEMSTAR INC.

                    (in thousands, except per share amounts)

Note 15. Geographic and Concentration of Credit Risk Information

   The following is a summary of net sales and long-lived assets by geographic location:

                                                              March 31,
                                                      --------------------------
                                                        1998     1999     2000
                                                      -------- -------- --------
   Net sales:
     United States................................... $165,049 $176,373 $318,616
     Asia............................................      --    11,008   44,314
     Europe..........................................      --       --    30,912
                                                      -------- -------- --------
                                                      $165,049 $187,381 $393,842
                                                      ======== ======== ========
   Long-lived assets:
     United States................................... $ 16,497 $ 19,546 $ 42,463
     Asia............................................      --     3,538   10,421
     Europe..........................................      --       --     4,124
                                                      -------- -------- --------
                                                      $ 16,497 $ 23,084 $ 57,008
                                                      ======== ======== ========

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Sales of the Company's products are concentrated among specific customers in the same industry. The Company generally does not require collateral. The Company considers concentrations of credit risk in establishing the allowance for doubtful accounts and believes the recorded amount is adequate.

   Customers that accounted for more than 10% of consolidated net sales are as follows:

                                                                    March 31,
                                                                  ----------------
                                                                  1998  1999  2000
                                                                  ----  ----  ----
   Customer A....................................................  36%   64%   37%
   Customer B....................................................  12    11    15
   Customer C....................................................  26    --    --

   As of March 31, 1999 and 2000, receivables from these customers represented 59% and 33% of total accounts receivable.

Note 16. Stock Option Plans

   The Company has reserved 1,327 shares of common stock for issuance to board members and employees under incentive stock option and purchase plans approved by shareholders. Current exercisable options are granted at prices equal to the fair market value on the dates of grant. All options are exercisable over a ten-year period.

   Grants under stock option plans are accounted for using APB No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for grants under these stock option plans as the exercise price equaled the fair market value of the stock on the date of grant. Had compensation cost for stock option grants been based on the grant date fair values of awards (the method described in SFAS No. 123), reported net income would have been reduced to the pro forma amounts reported below.

                                  PEMSTAR INC.

                    (in thousands, except per share amounts)

                                                               March 31,
                                                          --------------------
                                                           1998   1999   2000
                                                          ------ ------ ------
Net income (loss):
  As reported............................................ $5,317 $1,666 $2,651
  Pro forma..............................................  5,271  1,451 (4,499)
Basic earnings (loss) per share:
  As reported............................................ $ 0.55 $ 0.15 $ 0.23
  Pro forma..............................................   0.55   0.13  (0.39)
Diluted earnings (loss) per share:
  As reported............................................ $ 0.49 $ 0.12 $ 0.15
  Pro forma..............................................   0.48   0.10  (0.39)

   The fair value of each option grant has been estimated at the grant date using a Black-Scholes option pricing model with the following weighted average assumptions: dividend rate of 0% for all years; risk-free interest rates of 5.72%, 5.53% and 6.13% for 1998, 1999 and 2000, respectively, volatility factor of expected market price of our common stock of .3, .3 and .5 for 1998, 1999 and 2000, respectively and expected lives of ten years.

   Following is a summary of stock option activity for the fiscal years ended March 31:

                                 1998             1999              2000
                            ---------------- ---------------- -----------------
                                    Weighted         Weighted          Weighted
                                    Average          Average           Average
                                    Exercise         Exercise          Exercise
                            Shares   Price   Shares   Price   Shares    Price
                            ------  -------- ------  -------- -------  --------
   Outstanding, beginning
    of year................    963   $0.32    1,866   $0.65     2,173   $1.40
   Granted.................  1,176    0.83      418    4.52     3,269    4.39
   Exercised/forfeited.....   (273)   0.31     (111)   0.39    (1,597)   1.47
                            ------           ------           -------
   Outstanding, end of
    year...................  1,866    0.65    2,173    1.40     3,845    4.35
                            ======           ======           =======
   Exercisable, end of
    year...................    901    0.53      937    0.57     3,029    4.18
   Weighted average fair
    value per share of
    options granted during
    the year............... $ 0.37           $ 2.29           $  2.35

   At March 31, 2000, the options outstanding have average remaining contractual lives and exercise prices as follows:

                                      Average
            Shares                Contractual Life                           Exercise Price
            ------                ----------------                           --------------
              262                      6 years                                   $0.33
               71                    7.5 years                                    0.50
              195                    7.5 years                                    0.82
            3,317                    9.5 years                                    5.00

   In March 2000, the Company made loans to shareholders in connection with the purchase of common stock of 281 shares and the exercise of stock options for the purchase of 1,008 shares. The loans bear interest at 6.5%. Loans totaling $1,090 are due within 90 days and loans totaling $2,168 are due within two years. The loans are secured by the shares of common stock purchased and provide for full recourse against the respective shareholder's personal assets.

   In March 2000, the Company accelerated the vesting of all stock options outstanding that were granted prior to December 13, 1999 totaling 930 options. No compensation related to the accelerated vesting modification has been recognized as of March 31, 2000. Should information become available prior to

                                  PEMSTAR INC.

                    (in thousands, except per share amounts)

September 20, 2000, which is the last scheduled vesting date for options with an intrinsic value at the date of the modification, that would indicate that stock options that would otherwise be forfeited, absent the modification, be retained or get exercised, the Company will recognize the related compensation expense representing the difference between the original exercise price of the stock option grant and the deemed fair value at the date of the modification.

Note 17. Sale-Leaseback

   During the year ended March 31, 1999, the Company sold its manufacturing and office space facility. The Company subsequently leased this facility back from the new owner. The gain realized on this sale is being deferred and recognized over the term of the new building lease. The remaining deferred gain, which is included in the deferred revenue balance, as of March 31, 1999 and 2000 was $272 and $250, respectively. The amount of gain recognized during the years ended March 31, 1999 and 2000 was $14 and $22, respectively.

Note 18. Employee Benefit Plans

Retirement Savings Plans

   The Company sponsors various employee retirement savings plans that allow qualified employees to provide for their retirement on a tax-deferred basis. In accordance with the terms of the retirement savings plans, the Company is required to match certain of the participants' contributions and/or provide employer contributions based on the Company's performance and other factors. Employer contributions for the years ended March 31, 1998, 1999 and 2000 totaled $126, $295 and $413, respectively.

Note 19. Supplemental Cash Flow Information

                                                          Year Ended March 31,
                                                          --------------------
                                                           1998   1999   2000
                                                          ------ ------ ------
   Supplemental disclosures for cash flow information:
     Cash payments for:
       Interest.......................................... $  817 $  643 $3,555
       Income taxes......................................  2,658  2,332  1,197
   Supplemental schedule of non-cash investing and
    financing activities:
     Land acquired through tax increment financing....... $  456 $  --  $  --
     Property and equipment acquired through capital
      lease agreements...................................    683     71  2,514
     Purchase of minority interest in consolidated
      subsidiary through issuance of common stock
      (acquired 45%, 30% and 25% interests by issuing
      1,175, 783 and 653 shares in June, 1997, August,
      1998 and January, 2000, respectively)..............    963  3,915  3,263

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Pemstar Inc.
Rochester, Minnesota

   We have audited the accompanying balance sheets of Quadrus Manufacturing, a Division of Bell Microproducts, Inc. as of December 31, 1998, 1997 and 1996, and the related statements of income, divisional equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Quadrus Manufacturing, a Division of Bell Microproducts, Inc. as of December 31, 1998, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ McGLADREY & PULLEN, LLP

Rochester, Minnesota
January 13, 2000

         QUADRUS MANUFACTURING, A DIVISION OF BELL MICROPRODUCTS, INC.

                                 BALANCE SHEETS
                                 (in thousands)

                                             March 31,       December 31,
                                               1999     -----------------------
                                            (Unaudited)  1998    1997    1996
                                            ----------- ------- ------- -------
Assets
Current assets:
  Cash.....................................   $   --    $   --  $    71 $   513
  Receivables, less allowance for doubtful
   accounts 1998 $113; 1997 $107; 1996 $119
   (Note 9)................................    15,890    13,618  10,274  11,345
  Inventories (Note 2).....................    20,686    24,059  16,553  18,867
  Prepaid expenses.........................       642       576     561     527
  Income tax receivable, home office.......       299     1,975   1,775     --
                                              -------   ------- ------- -------
    Total current assets...................    37,517    40,228  29,234  31,252
Other assets
  Deposits.................................       120       126     132     123
Property and equipment (Notes 3 & 6).......     8,783     9,411   8,654   7,952
                                              -------   ------- ------- -------
    Total assets...........................   $46,420   $49,765 $38,020 $39,327
                                              =======   ======= ======= =======
Liabilities and Net Assets
Current liabilities:
  Checks in excess of bank balance.........   $ 1,073   $ 1,121 $   --  $   --
  Current maturities of long-term debt.....     2,366     2,232   1,728   1,375
  Accounts payable.........................     8,642     8,238   4,587   3,871
  Accrued expenses.........................     1,662     1,234     720     728
  Income tax payable, home office..........       --        --      --    1,746
                                              -------   ------- ------- -------
    Total current liabilities..............    13,743    12,825   7,035   7,720
                                              -------   ------- ------- -------
Long-term debt, net of current portion
 (Note 4)..................................     3,859     4,530   4,442   4,985
                                              -------   ------- ------- -------
Commitments and contingencies (Note 5)
  Divisional equity (Note 7)...............    28,818    32,410  26,543  26,622
                                              -------   ------- ------- -------
                                              $46,420   $49,765 $38,020 $39,327
                                              =======   ======= ======= =======


                            See accompanying notes.

         QUADRUS MANUFACTURING, A DIVISION OF BELL MICROPRODUCTS, INC.

                              STATEMENTS OF INCOME
                                 (in thousands)

                                     For the three
                                      months ended        December 31,
                                     March 31, 1999 ---------------------------
                                      (Unaudited)     1998      1997     1996
                                     -------------- --------  --------  -------
Net sales (Note 9).................     $27,048     $ 86,099  $ 73,221  $92,131
Cost of sales......................      25,903       84,030    70,344   80,203
                                        -------     --------  --------  -------
Gross profit.......................       1,145        2,069     2,877   11,928
Corporate allocation...............         264        1,761     2,367    1,618
Operating expenses.................         911        3,566     3,459    4,818
                                        -------     --------  --------  -------
Operating income (loss)............         (30)      (3,258)   (2,949)   5,492
Nonoperating income (expenses):
Loss on disposal of assets.........          (3)         (20)      (2)      --
Interest expense...................        (128)        (515)     (528)    (507)
Corporate allocations-interest.....        (551)        (911)     (747)    (829)
                                        -------     --------  --------  -------
Income (loss) before income taxes..        (712)      (4,704)   (4,226)   4,156
Allocation for income taxes (Note
 5)................................        (299)      (1,975)   (1,775)   1,746
                                        -------     --------  --------  -------
Net income (loss)..................     $  (413)    $ (2,729) $ (2,451) $ 2,410
                                        =======     ========  ========  =======
Pro forma data (Note 5)
  Net income (loss) before income
   taxes...........................     $  (712)    $ (4,704)
  Federal and state taxes
   (benefit).......................         --          (270)
                                        -------     --------
  Net income (loss)................     $  (712)    $ (4,434)
                                        =======     ========

                        STATEMENTS OF DIVISIONAL EQUITY

                                     For the three
                                      months ended        December 31,
                                     March 31, 1999 --------------------------
                                      (Unaudited)    1998     1997      1996
                                     -------------- -------  -------  --------
Balance, beginning..................    $32,410     $26,543  $26,622  $ 35,429
  Net income (loss).................       (413)     (2,729)  (2,451)    2,410
  Long-term working capital advanced
   from (repaid to) the home of-
   fice.............................     (3,179)      8,596    2,372   (11,217)
                                        -------     -------  -------  --------
Balance, ending.....................    $28,818     $32,410  $26,543  $ 26,622
                                        =======     =======  =======  ========


                            See accompanying notes.

         QUADRUS MANUFACTURING, A DIVISION OF BELL MICROPRODUCTS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                      For the three
                                       months ended        December 31,
                                      March 31, 1999 --------------------------
                                       (Unaudited)    1998     1997      1996
                                      -------------- -------  -------  --------
Cash flows from operating
 activities:
  Net income (loss).................       $(413)    $(2,729) $(2,451) $  2,410
  Adjustments to reconcile net
   income (loss) to net cash
   provided by (used in) operating
   activities:
    Depreciation and amortization...         773       2,844    2,472     1,973
    Loss on sale of equipment.......           3          20        2       --
    Change in assets and
     liabilities:
      (Increase) decrease in trade
       receivables..................      (2,272)     (3,344)   1,071     6,176
      (Increase) decrease in
       inventories..................       3,373      (7,506)   2,314     1,838
      Increase in prepaid expenses..         (66)        (15)     (34)     (195)
      (Increase) decrease in income
       taxes receivable, home
       office.......................       1,676        (200)  (1,775)      --
      (Increase) decrease in
       deposits.....................           6           6      (9)       (98)
      Increase (decrease) in
       accounts payable.............         404       3,651      716      (244)
      Increase (decrease) in accrued
       expenses.....................         428         514      (8)       271
      Increase (decrease) in income
       taxes payable, home office...         --          --    (1,746)    1,746
                                          ------     -------  -------  --------
        Net cash provided by (used
         in) operating activities...       3,912      (6,759)     552    13,877
Cash flows from investing
 activities:
  Purchase of property and
   equipment........................        (148)     (1,105)  (1,829)   (1,108)
  Proceeds from sale of property and
   equipment........................         --            3      --        375
                                          ------     -------  -------  --------
        Net cash used in investing
         activities.................        (148)     (1,102)  (1,829)     (733)
Cash flows from financing
 activities:
  Working capital advance from
   (repayments to) the home office..      (3,179)      8,596    2,372   (11,217)
  Principal payments on long-term
   borrowings.......................        (537)     (1,927)  (1,537)   (1,600)
  Increase in checks in excess of
   bank balance.....................         (48)      1,121      --        --
                                          ------     -------  -------  --------
        Net cash provided by (used
         in) financing activities...      (3,764)      7,790      835   (12,817)
        Net increase (decrease) in
         cash.......................         --          (71)    (442)      327
Cash:
  Beginning.........................         --           71      513       186
                                          ------     -------  -------  --------
  Ending............................      $  --      $   --   $    71  $    513
                                          ======     =======  =======  ========
  Cash payments for interest........      $  128     $   515  $   528  $    507
                                          ======     =======  =======  ========
Supplementary schedule of noncash
 investing and financing activities;
  Capital lease obligations incurred
   for purchase of property and
   equipment........................      $  --      $ 2,519  $ 1,347  $  2,280
                                          ======     =======  =======  ========

                            See accompanying notes.

         QUADRUS MANUFACTURING, A DIVISION OF BELL MICROPRODUCTS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 (in thousands)

Note 1. Nature of Business and Significant Accounting Policies

   Nature of business--The Division's operations consist principally of contract manufacturing. The Division also provides a variety of manufacturing and value-added services to its customers, including the manufacturing of board-level and systems products to customer specifications, and certain types of component kits to customer specification.

   Significant accounting policies are as follows:

   Basis of presentation--The accompanying Divisional financial statements have been prepared from the books and records maintained by Bell Microproducts, Inc. The statements of income may not necessarily be indicative of the results of operations that would have been obtained if the division had been operated as an independent entity. The statements of income include allocation of certain expenses which are material in amount. Such expenses are allocations for corporate services, interest expense, and federal and state income taxes.

   Financial statement estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Fair value of financial instruments--The fair value of cash, accounts receivable, accounts payable and home office advance approximate the carrying amount because of the short maturity of those instruments.

   Cash--The Division maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Division has not experienced any losses in such accounts.

   Inventories--Inventories are stated at the lower of standard cost which approximates actual cost on a first-in, first-out basis or market. Market is based on estimated net realizable value. Work in process and finished goods include materials, labor and allocated overhead.

   Property and equipment--Property and equipment is carried at cost. Depreciation on property and equipment is computed by the straight line method over the following estimated useful lives:

                                                                          Years
                                                                          ------
       Manufacturing equipment........................................... 3 to 5
       Office furniture and fixtures.....................................      5
       Computer hardware and software.................................... 3 to 5

   Leasehold improvements are depreciated over the shorter of the term of the lease or their estimated useful lives. The amortization of assets acquired under capital leases is included with depreciation expense on owned assets.

   Revenue recognition--Revenue is recognized when the product is shipped. Products are shipped F.O.B. shipping point.

   Corporate allocations--Corporate expenses allocated to the division are based on percentages established by management and approximate actual usage. Corporate interest expense is allocated to the division based on its average intercompany payable balances.

         QUADRUS MANUFACTURING, A DIVISION OF BELL MICROPRODUCTS, INC.

                                 (in thousands)


   Interim Financial Statements--The interim financial statements for the three months ended March 31, 1999 are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results of the entire year.

Note 2. Inventories

   Inventories consist of the following:

                                              March 31,       December 31,
                                                1999     -----------------------
                                             (Unaudited)  1998    1997    1996
                                             ----------- ------- ------- -------
Raw materials...............................   $12,792   $12,644 $ 7,833 $ 9,721
Work in process.............................     7,242    10,713   7,853   8,234
Finished goods..............................       652       702     867     912
                                               -------   ------- ------- -------
Total inventories...........................   $20,686   $24,059 $16,553 $18,867
                                               =======   ======= ======= =======

Note 3. Property and Equipment

   Property and equipment consists of the following:

                                             March 31,       December 31,
                                               1999     -----------------------
                                            (unaudited)  1998    1997    1996
                                            ----------- ------- ------- -------
   Asset Description:
     Leasehold improvements................   $ 1,665   $ 1,660 $ 1,568 $   332
     Manufacturing equipment...............    13,447    13,353  10,435   9,604
     Office furniture and fixtures.........       654       667     651     230
     Computer hardware and software........     1,856     1,824   1,461   1,109
                                              -------   ------- ------- -------
       Total cost..........................    17,622    17,504  14,115  11,275
     Less: accumulated depreciation........     8,839     8,093   5,461   3,323
                                              -------   ------- ------- -------
   Total property and equipment............   $ 8,783   $ 9,411 $ 8,654 $ 7,952
                                              =======   ======= ======= =======

         QUADRUS MANUFACTURING, A DIVISION OF BELL MICROPRODUCTS, INC.

                                 (in thousands)


Note 4. Long-Term Debt

   The Division has $6,762 of leases with various banks. Due to the terms of the leases, they are all considered capital lease obligations. The Division has the following capital lease obligations:

                                                March 31,      December 31,
                                                  1999     --------------------
                                               (unaudited)  1998   1997   1996
                                               ----------- ------ ------ ------
   Capital lease obligations due in monthly
    payments of approximately $223 through
    October 2003, discounted at rates of 6.9%
    to 9.8%...................................   $6,225    $6,762 $6,170 $6,360
     Less: current maturities.................    2,366     2,232  1,728  1,375
                                                 ------    ------ ------ ------
   Total long-term debt.......................   $3,859    $4,530 $4,442 $4,985
                                                 ======    ====== ====== ======

   Aggregate maturities required on long-term debt at December 31, 1998 are due as follows:

            1999................................. $ 2,232
            2000.................................   2,180
            2001.................................   1,116
            2002.................................     706
            2003.................................     528

Note 5. Income Taxes

   The following table reconciles the expected amount from applying the statutory federal income tax rate to income before income taxes.

                                                           December 31,
                                                     --------------------------
                                                       1998      1997     1996
                                                     --------  --------  ------
   Computed "expected' income tax expense
    (benefit)......................................  $ (1,646) $ (1,437) $1,455
   State income taxes, net of federal tax benefit..      (193)     (177)    237
   Other...........................................      (136)     (161)     54
                                                     --------  --------  ------
   Total income taxes..............................  $ (1,975) $ (1,775) $1,746
                                                     ========  ========  ======

   The pro forma data on the income statement is presented as if the division had filed a separate return for all years. The tax benefit is lower than expected since the division would have net operating loss carryforwards on a separate return basis.

         QUADRUS MANUFACTURING, A DIVISION OF BELL MICROPRODUCTS, INC.

                                 (In thousands)


Note 6. Lease or Other Commitments

   The Division leases a building under a 10 year triple net lease agreement. Rental expense for the years ending December 31, 1998, 1997 and 1996 were $1,046; $891 and $-0-, respectively. The total minimum rental commitment as of December 31, 1998 is due in future years as follows:

      Years ending December 31,
      1999.............................................................. $  969
      2000..............................................................    989
      2001..............................................................    989
      2002..............................................................  1,110
      2003..............................................................  1,120
      Thereafter........................................................  2,429
                                                                         ------
                                                                         $7,606
                                                                         ======

   The Division leases manufacturing equipment under various leases which, because of their terms, are recorded as capital leases.

   The following is a schedule by years of the future minimum lease payments under the capital leases together with the present value of the minimum lease payments as of December 31, 1998:

      Years ending December 31,
      1999.............................................................. $2,689
      2000..............................................................  2,455
      2001..............................................................  1,255
      2002..............................................................    773
      2003..............................................................    536
                                                                         ------
        Total minimum lease payments....................................  7,708
        Less the amount representing interest...........................    946
                                                                         ------
        Present value of minimum lease payments......................... $6,762
                                                                         ======

   At December 31, 1998, 1997 and 1996, property and equipment includes amounts for assets acquired under capital leases of $12,561, $10,042 and $8,695, respectively. Accumulated depreciation for the same periods includes amounts of $6,036, $4,001 and $2,253, respectively.

Note 7. Divisional Equity

   Divisional equity balance was comprised of the following elements:

                                                            December 31,
                                                       ------------------------
                                                        1998     1997    1996
   (In thousands)                                      -------  ------- -------
   Intercompany liability............................. $32,130  $21,759 $21,133
   Investment by home office..........................   1,759    1,759   1,759
   Retained earnings (deficit)........................  (1,479)   3,025   3,730
                                                       -------  ------- -------
                                                       $32,410  $26,543 $26,622
                                                       =======  ======= =======

         QUADRUS MANUFACTURING, A DIVISION OF BELL MICROPRODUCTS, INC.

                                 (in thousands)

Note 8. Sale of Division

   On June 7, 1999 Bell Microproducts, Inc. sold the Quadrus Manufacturing division to Pemstar Inc. Pemstar Inc. bought certain assets and assumed certain liabilities as of that date. The adjusted sales price was $34,966. The acquisition was funded through the increase in Pemstar Inc.'s operating line of credit and from the sale of Pemstar Inc. preferred stock.

Note 9. Major Customers

   Net sales include sales to the following customers which accounted for 10% or more of the total net sales of the Division. Information relating to these customers is as follows:

                                                              Trade Receivable
                                     Net Sales for the Year    Balance as of
                                       Ended December 31,       December 31,
                                     ----------------------- -------------------
                                      1998    1997    1996    1998  1997   1996
                                     ------- ------- ------- ------ ----  ------
   Customer A....................... $   --  $14,537 $38,165 $  --  $362  $5,999
   Customer B.......................     --      --   16,345    --   --    1,882
   Customer C.......................  10,986  20,315     --   1,235  (20)    --
   Customer D.......................  24,464     --      --   4,074  --      --
                                     ------- ------- ------- ------ ----  ------
                                     $35,450 $34,852 $54,510 $5,309 $342  $7,881
                                     ======= ======= ======= ====== ====  ======

   Because of the nature of the Division's business, the major customers may vary between years.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Turtle Mountain Corporation

   We have audited the accompanying balance sheets of Turtle Mountain Corporation as of October 30, 1999 and October 31, 1998, and the related statements of income and retained earnings and cash flows for each of the three years in the period ended October 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Turtle Mountain Corporation at October 30, 1999 and October 31, 1998, and the results of its operations and its cash flows for each of the three years in the period ended October 30, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Minneapolis, Minnesota
December 8, 1999

                          TURTLE MOUNTAIN CORPORATION

                                 BALANCE SHEETS

                                           October 31, October 30,  April 1,
                                              1998        1999        2000
                                           ----------- ----------- -----------
                                                                   (Unaudited)
Assets
Current assets:
  Cash.................................... $   49,558  $    27,174 $    59,001
  Accounts receivable, less allowance of
   $25,000................................  4,442,970    4,990,727   4,165,070
  Inventories:
    Raw materials.........................  1,257,291    2,037,447   3,309,273
    Work in process.......................    922,195      404,846   1,134,891
  Prepaid expenses........................     17,564       14,935      34,852
  Deferred income taxes...................     34,000       34,000      34,000
                                           ----------  ----------- -----------
Total current assets......................  6,723,578    7,509,129   8,737,087
Property and equipment, less accumulated
 depreciation and amortization............  2,186,301    2,516,955   2,476,640
Other assets..............................    150,846      155,906     160,921
                                           ----------  ----------- -----------
                                           $9,060,725  $10,181,990 $11,374,648
                                           ==========  =========== ===========
Liabilities and stockholders' equity
Current liabilities:
  Note payable, bank...................... $  400,000  $   550,000 $ 1,200,000
  Accounts payable........................  1,645,552    1,348,244   1,744,904
  Accrued expenses........................    472,398      514,439     324,914
  Income taxes payable....................    107,689      144,926     246,672
  Current portion of long-term debt.......    534,497      576,701     576,701
                                           ----------  ----------- -----------
Total current liabilities.................  3,160,136    3,134,310   4,093,191
Long-term debt............................  1,231,391    1,166,367   1,095,374
Deferred income taxes.....................    107,000      137,000     137,000
Stockholders' equity:
  Common stock--no par value:
    Authorized shares--1,000,000
    Issued and outstanding shares--
     83,240--1998,
     83,800--1999 and 84,260--2000........     21,054       29,810      37,002
Retained earnings.........................  4,541,144    5,714,503   6,012,081
                                           ----------  ----------- -----------
                                            4,562,198    5,744,313   6,049,083
                                           ----------  ----------- -----------
                                           $9,060,725  $10,181,990 $11,374,648
                                           ==========  =========== ===========

                            See accompanying notes.

                          TURTLE MOUNTAIN CORPORATION

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                      Year ended                    Five Months ended
                          -------------------------------------  ------------------------
                          November 1,  October 31,  October 30,   March 27,    April 1,
                             1997         1998         1999         1999         2000
                          -----------  -----------  -----------  -----------  -----------
                                                                 (Unaudited)  (Unaudited)
Net sales...............  $25,541,301  $29,365,455  $27,108,613  $8,972,136   $10,782,444
Cost of goods sold......   22,678,387   25,630,186   23,545,358   8,065,198     9,626,345
                          -----------  -----------  -----------  ----------   -----------
Gross profit............    2,862,914    3,735,269    3,563,255     906,938     1,156,099
Selling, general and
 administrative
 expenses...............    1,361,901    1,579,834    1,601,499     552,527       626,087
                          -----------  -----------  -----------  ----------   -----------
Income from operations..    1,501,013    2,155,435    1,961,756     354,411       530,012
Other income (expense):
  Interest expense......     (296,159)    (226,507)    (172,992)    (51,372)      (75,021)
  Other income..........       91,036      204,085      143,595      71,354        36,874
                          -----------  -----------  -----------  ----------   -----------
                            (205,123)      (22,422)     (29,397)     19,982       (38,147)
                          -----------  -----------  -----------  ----------   -----------
Income before income
 taxes..................    1,295,890    2,133,013    1,932,359     374,393       491,865
Provision for income
 taxes..................      515,000      842,000      759,000     154,000       194,287
                          -----------  -----------  -----------  ----------   -----------
Net income..............      780,890    1,291,013    1,173,359     220,393       297,578
Retained earnings:
  Balance, beginning of
   period...............    2,469,241    3,250,131    4,541,144   4,541,144     5,714,503
                          -----------  -----------  -----------  ----------   -----------
  Balance, end of
   period...............  $ 3,250,131  $ 4,541,144  $ 5,714,503  $4,761,537   $ 6,012,081
                          ===========  ===========  ===========  ==========   ===========



                            See accompanying notes.

                          TURTLE MOUNTAIN CORPORATION

                            STATEMENTS OF CASH FLOWS

                                      Year ended                   Five Months ended
                          ------------------------------------  ------------------------
                          November 1,  October 31,   October     March 27,    April 1,
                             1997         1998       30, 1999      1999         2000
                          -----------  -----------  ----------  -----------  -----------
                                                                (Unaudited)  (Unaudited)
Operating activities
Net income..............  $   780,890  $ 1,291,013  $1,173,359  $   220,393  $   297,578
Adjustments to reconcile
 net income to net cash
 provided by (used in)
 operating activities:
  Depreciation..........      471,447      536,526     615,252      225,000      317,500
  Gain on sale of
   assets...............          --           --       (3,966)         --           --
  Deferred income
   taxes................       25,000      (34,000)     30,000          --           --
  Changes in operating
   assets and
   liabilities:
    Accounts
     receivable.........      (82,302)    (162,717)   (547,757)   1,468,814      825,657
    Inventories and
     prepaid expenses...     (871,607)   1,046,581    (260,178)  (1,935,050)  (2,021,788)
    Other assets........       (1,065)     (17,091)     (5,060)    (341,260)      (5,015)
    Accounts payable and
     accrued expenses       1,013,840    (888,211)   (255,267)      489,754      207,135
    Income taxes payable
     or refundable......     (439,887)     244,404      37,237      100,370      101,746
                          -----------  -----------  ----------  -----------  -----------
Net cash provided by
 (used in) operating
 activities.............      896,316    2,016,505     783,620      228,021     (277,187)
Investing activities
Proceeds from sale of
 equipment..............          --           --        5,500          --           --
Purchase of property and
 equipment..............   (1,150,296)    (633,829)   (947,440)    (487,263)    (277,185)
                          -----------  -----------  ----------  -----------  -----------
Net cash used in
 investing activities...   (1,150,296)    (633,829)   (941,940)    (487,263)    (277,185)
Financing activities
Proceeds from long-term
 borrowings.............      695,158      639,358     496,530      200,000          --
Principal payments of
 long-term debt.........     (554,804)    (407,674)   (519,350)    (240,541)     (70,993)
Net increase (decrease)
 in short-term bank
 debt...................      205,000   (1,675,000)    150,000      275,000      650,000
Proceeds from sale of
 common stock...........        3,671       10,527       8,756          --         7,192
                          -----------  -----------  ----------  -----------  -----------
Net cash provided by
 (used in) financing
 activities.............      349,025   (1,432,789)    135,936      234,459      586,199
                          -----------  -----------  ----------  -----------  -----------
Increase (decrease) in
 cash...................       95,045      (50,113)    (22,384)     (24,783)      31,827
Cash, beginning of
 period.................        4,626       99,671      49,558       49,558       27,174
                          -----------  -----------  ----------  -----------  -----------
Cash, end of period.....  $    99,671  $    49,558  $   27,174  $    24,775  $    59,001
                          ===========  ===========  ==========  ===========  ===========
Interest paid...........  $   284,323  $   225,308  $  174,214  $    69,330  $    92,913
Income tax paid.........      954,200      668,400     692,000       53,630       92,541

                            See accompanying notes.

                          TURTLE MOUNTAIN CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. Nature of Business and Summary of Significant Accounting Policies

 Nature of Business

   Turtle Mountain Corporation is a full-service contract manufacturer of high quality electronics for commercial and military customers.

 Definition of Fiscal Year

   The Company's fiscal year is a fifty-two/fifty-three week period ending the Saturday closest to October 31.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from the estimates.

 Accounting for Long-Lived Assets

   The Company records losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

 Inventories

   Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out (FIFO) basis.

 Property and Equipment

   Property and equipment are stated at cost and are depreciated on the straight-line basis over their estimated useful lives of three to ten years. Data processing equipment under capital lease and leasehold improvements are being amortized over the lives of their respective leases.

 Income Taxes

   Income taxes are accounted for under the liability method.

 Revenue Recognition

   Revenues from sales are recognized upon shipment of the finished product to the end customer. The Company warrants its products for up to two years from sale date. Product warranty expenses are recorded as products are returned and are not material to the Company's financial statements.

 Interim Financial Statements

   The interim financial statements for the five months ended March 31, 1999 and 2000 are unaudited an have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results of the entire year.

                          TURTLE MOUNTAIN CORPORATION

2. Property and Equipment

   Property and equipment consists of the following:

                                                           October    October
                                                           31, 1998   30, 1999
                                                          ---------- ----------
      Machinery and equipment............................ $3,778,563 $4,625,519
      Furniture and fixtures.............................    170,115    119,917
      Data processing equipment..........................    515,373    551,236
      Delivery equipment.................................    158,026    204,167
      Leasehold improvements.............................    237,922    238,469
      Building...........................................    796,692    788,633
                                                          ---------- ----------
                                                           5,656,691  6,527,941
      Less accumulated depreciation and amortization.....  3,470,390  4,010,986
                                                          ---------- ----------
                                                          $2,186,301 $2,516,955
                                                          ========== ==========

3. Note Payable, Bank

   Note payable, bank represents borrowings on a $2,750,000 revolving note which is part of a bank credit agreement. The revolving note balance bears interest at prime (8.25% at October 30, 1999). Accounts receivable, inventories, equipment and life insurance contracts are pledged as collateral on the credit agreement. The note is also guaranteed by officers of the Company and is available through March 31, 2000.

   The agreement contains certain covenants which require the Company to maintain a minimum current ratio, debt to tangible net worth ratio, debt service ratio, tangible net worth and retained earnings; restrict borrowings, payments on subordinated debt and expenditures for fixed assets; and prohibit dividend payments.

                          TURTLE MOUNTAIN CORPORATION

4. Long-Term Debt

   The long-term debt of the Company is as follows:

                                                        October 31, October 30,
                                                           1998        1999
                                                        ----------- -----------
   Note payable to bank (as part of credit agreement),
    interest at 7/8% over prime, payable in $14,825
    monthly installments plus interest, maturing in
    2003..............................................  $  441,470  $  537,091
   Note payable to bank (as part of credit agreement),
    interest at 1% over prime, payable in $14,425
    monthly installments, maturing in 2000............     302,039     149,893
   Note payable to bank (as part of credit agreement),
    interest at .5% over prime, payable in $10,417
    monthly installments, maturing in 2004............          --     338,000
   Note payable to North Central Planning Council,
    interest at 6%, payable in monthly installments of
    $8,751, maturing in 2000, secured by all equipment
    and fixtures acquired with loan proceeds,
    inventories and accounts receivable, and the plant
    building..........................................     139,902      40,925
   Note payable to City of Dunseith, North Dakota,
    interest at 6%, payable in $20,457 annual
    installments, maturing in 2021. Secured by
    building addition and equipment purchased with
    proceeds..........................................     262,888     257,431
   Note payable to bank (as part of credit agreement),
    interest at 1% over prime, payable in $8,333
    monthly installments, maturing in 2002............     325,000     225,000
   Note payable to North Central Electric Cooperative,
    North Dakota, no interest, payable in monthly
    installments of $5,000, maturing in 2000, secured
    by equipment acquired with proceeds. Maximum
    borrowings available up to $300,000. Guaranteed by
    a letter of credit................................     100,000      40,000
   Two notes payable to the City of Dunseith, North
    Dakota, interest at 6%, payable in annual
    installments of $11,359, maturing in April 2008,
    and in annual installments of $16,702 maturing in
    November 2002, secured by equipment and building
    improvements acquired with proceeds. Maximum
    borrowings available up to $228,000. Personal
    guarantee by the Company's majority owners........     153,960     135,136
   Note payable to Community Development Corp.,
    interest at 6%, payable in monthly installments of
    $228, maturing in 2004, unsecured.................      12,563      10,526
   Note payable to City of Dunseith, North Dakota, no
    interest, payable in monthly installments of $178,
    maturing in 2003, unsecured.......................      11,200       9,066
   Other..............................................      16,866          --
                                                        ----------  ----------
                                                         1,765,888   1,743,068
   Less current portion...............................     534,497     576,701
                                                        ----------  ----------
                                                        $1,231,391  $1,166,367
                                                        ==========  ==========

                          TURTLE MOUNTAIN CORPORATION

   The loan agreement with the North Central Planning Council (NCPC) contains restrictive covenants which include limitations on dividend distributions, working capital base and sale of assets purchased with NCPC funds. This debt is subordinated to the revolving note payable.

   Aggregate maturities of long-term debt for each of the next five fiscal years are as follows at October 30, 1999:

      2000........................................................... $  576,701
      2001...........................................................    402,349
      2002...........................................................    343,552
      2003...........................................................    138,574
      2004...........................................................     17,182
      Thereafter.....................................................    264,711
                                                                      ----------
                                                                      $1,743,069
                                                                      ==========

5. Lease Commitments

   The Company leases some of its office and warehouse facilities under operating leases that expire at various dates through 2007. Certain leases require the payment of property taxes, insurance and maintenance costs in addition to the basic rents. Rent expense for fiscal 1999 and 1998 was $71,809 and $71,419, respectively.

   The following is a schedule of future minimum rental payments for operating leases that have initial or remaining non-cancelable terms in excess of one year at October 30, 1999:

                                                                       Operating
                                                                        Leases
                                                                       ---------
      Year ending in fiscal:
        2000.......................................................... $ 46,341
        2001..........................................................   33,842
        2002..........................................................   27,761
        2003..........................................................   23,195
        2004..........................................................   22,129
      Thereafter......................................................   97,145
                                                                       --------
      Total minimum obligations....................................... $250,413
                                                                       ========

6. Income Taxes

   The provision for income taxes consists of the following for the fiscal period ended:

                                                         October 31, October 30,
                                                            1998        1999
                                                         ----------- -----------
      Currently payable:
        Federal income taxes............................  $715,000    $596,000
        State income taxes..............................   161,000     133,000
                                                          --------    --------
                                                           876,000     729,000
      Deferred income taxes.............................   (34,000)     30,000
                                                          --------    --------
      Net tax expense...................................  $842,000    $759,000
                                                          ========    ========

                          TURTLE MOUNTAIN CORPORATION

   Deferred income taxes arise from the recognition of certain items of expense in different years for tax and financial statement purposes. The principal source of the deferred tax liability is the difference in inventory costs and the use of accelerated depreciation methods for tax purposes. The deferred tax assets relate to accrued vacation costs and the inventory reserves. Total deferred tax assets are $34,000 and $34,000 and total deferred tax liabilities are $137,000 and $107,000, as of October 30, 1999 and October 31, 1998,
respectively. The tax rate is a blend of the federal and state rates.

7. Transactions with Related Party

   Two officers who own 78% of the common stock of the Company also own 37% of the common stock of Turtle Mountain Chiptronics, Inc. (TMC, Inc.). Sales to TMC, Inc. were $22,493,724 and $23,862,012 in fiscal 1999 and 1998, respectively, and accounts receivable from TMC, Inc. were $4,338,526 and $4,061,329 at October 30, 1999 and October 31, 1998, respectively.

8. Major Customers

   Three customers accounted for 65% of sales during fiscal 1999, and three customers accounted for 66% of sales during fiscal 1998. Net sales to customers which accounted for 10% or more of net sales are as follows:

                                                         October 31, October 31,
                                                            1998        1999
                                                         ----------- -----------
      Customer A........................................      41%         41%
      Customer B........................................      14          14
      Customer C........................................      12          14

For purposes of this disclosure, customers of TMC, Inc. are considered customers of the Company.

9. Stock Option Plan

   The Company has a stock option plan which provides for the granting of stock options to key employees and directors at an exercise price not less than the fair market value of the common stock on the date of the grant. The Company has reserved 8,200 shares for issuance. Options may be granted as incentive stock options or as nonstatutory stock options. Stock options vest 20% annually, commencing upon completion of one year of employment subsequent to the date of the grant, and expire ten years from the date of the grant. All options are exercisable in blocks of 20. The following summarizes the stock option transactions during fiscal 1999 and 1998:

                                                                Weighted Average
                                                        Shares   Exercise Price
                                                        ------  ----------------
      Options outstanding November 1, 1997............. 5,960        $19.49
        Exercised......................................  (600)        17.55
                                                        -----
      Options outstanding October 31, 1998............. 5,360         19.71
        Exercised......................................  (560)        15.64
                                                        -----
      Options outstanding October 30, 1999............. 4,800        $17.62
                                                        =====

   At October 30, 1999, 4,160 options are vested and exercisable with a weighted average exercise price of $19.32. Options outstanding have exercise prices that range from $10.89 to $28.43 per share. The weighted average remaining contractual life for these options is 4.88 years as of October 30, 1999.

   The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123,

                          TURTLE MOUNTAIN CORPORATION

"Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   The effect of applying FASB 123's fair value method to the Company's stock-based awards results in net income that is not materially different from the amounts reported in 1999 and 1998.

10. Employee Retirement Plan

   The Company has adopted a 401(k) retirement plan. The plan covers substantially all employees meeting minimum eligibility requirements. Under the plan, employees may contribute up to 18% of their compensation with matching contribution by the Company determined annually at the discretion of the Board of Directors. The Company recognized $30,000 and $25,555 of 401(k) matching expense in fiscal years 1999 and 1998, respectively.

Map of the world, continents only with stars and text indicating 7 PEMSTAR locations with connecting "call outs" to location photographs

9 photographs of PEMSTAR buildings--all outside shots

  Almelo, The Netherlands--arial view
  Bangkok, Thailand--front view of building
  Guadalajara, Mexico--front view of building
  Rochester , MN--front view of North location, front view of South location San Jose, CA--front view of 10th Street location, front view of Center Street location
  Singapore--front view of building
  Tianjin, China--front view of building

                              [LOGO OF WATERMARK]
                                8,400,000 Shares


                                  Common Stock

                                  -----------

                                   PROSPECTUS
                                        , 2000

                                  -----------

                                Lehman Brothers

                               Robertson Stephens

                                   Chase H&Q

                               CIBC World Markets

                            Fidelity Capital Markets
             a division of National Financial Services Corporation

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   Except as set forth below the following fees and expenses will be paid by Pemstar in connection with the issuance and distribution of the securities registered hereby and do not include underwriting commissions and discounts. All such expenses, except for the SEC registration, NASD filing and Nasdaq listing fees, are estimated.

      SEC registration fee.......................................... $   33,154
      NASD filing fee............................................... $   12,000
      Nasdaq National Market listing fee............................ $   95,000
      Legal fees and expenses....................................... $  350,000
      Accounting fees and expenses.................................. $  275,000
      Transfer Agent's and Registrar's fees......................... $   20,000
      Printing and engraving expenses............................... $  150,000
      Miscellaneous................................................. $   64,846
                                                                     ----------
      Total......................................................... $1,000,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Section 302A.521 of the Minnesota Statutes provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefore by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit and
Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions in such person's official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions in such person's official capacity for other affiliated organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Section 302A.521 also requires payment by a corporation, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

   Provisions regarding indemnification of officers and directors of Pemstar to the extent permitted by Section 302A.521 are contained in Pemstar's articles of incorporation and bylaws.

Item 15. Recent Sales of Unregistered Securities

   During the past three years, the registrant sold the following securities that were not registered under the Securities Act. No underwriting commission or discount was paid in connection with any of the sales.

  (1) Between May 16, 1997 and May 16, 2000, we sold 1,664,358 shares of common stock to various employees, directors, consultants and advisors pursuant to the exercise of outstanding options for an aggregate of $1,133,452.26 cash in reliance upon Rule 701 of the Securities Act.

  (2) On May 19, 1997 we sold 15,000 shares of common stock for $7,500 cash to one employee in reliance upon the exemption contained in Section 4(2) of the Securities Act for transactions not involving a public offering.

  (3) In 1997 we entered into a joint venture with Italade Technology of Thailand to form Italade Pemstar Limited. Pursuant to the terms of the joint venture agreement, we acquired Italade Technology's joint venture interest in Italade Pemstar Limited in exchange for 2,610,000 shares of our common stock. The sales were made in reliance upon the exemptions contained in Regulation S of the Securities Act for sales to non U.S. persons and in Section 4(2) of the Securities Act for transactions not involving a public offering.

  (4) On September 30, 1997, we sold 270,000 shares of common stock for $221,400 cash to eight officers (who were also directors of the registrant) and to one other accredited investor in reliance upon the exemption contained in Section 4(2) of the Securities Act for transactions not involving a public offering.

  (5) In February 1998, we sold 285,102 shares of common stock for $1,425,510 cash to various accredited investors in a private placement in reliance upon the exemptions contained in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

  (6) In February and March 1998, we sold 569,966 shares of Series A preferred stock for $8,549,490 cash to two accredited investors in a private placement in reliance upon the exemptions contained in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

  (7) In June 1999, we sold 1,000,000 shares of Series B preferred stock for $18,000,000 cash to three accredited investors in a private placement in reliance upon the exemptions contained in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

  (8) In September 1999, we sold 300 shares of common stock for $1500 cash upon the exercise of a stock option previously granted to one employee in reliance upon the exemption contained in Section 4(2) of the Securities Act for transactions not involving a public offering.

  (9) In March 2000, we sold 332,250 shares of common stock for $348,750 cash and $1,312,500 in promissory notes to four officers and 11 managerial level employees in reliance upon the exemption contained in Section 4(2) of the Securities Act for transactions not involving a public offering. The registrant believes that the Section 4(2) exemption was available based on the financial and other information provided to (or made available to) the purchasers and the representations made by the purchasers in their subscription agreements as to their knowledge and experience in financial and business matters, their ability to evaluate the risks and merits of the prospective investment, the suitability of the investment for them and their ability to bear the risks of the investment. All purchasers represented that they purchased for investment purposes only and received share certificates that were legended to restrict transferability except in compliance with the Securities Act.

  (10) In March 2000, we sold 296,298 shares of common stock for $1,481,490 cash upon the exercise of stock options previously granted to four officers and eight managerial level employees in reliance upon the exemption contained in Section 4(2) of the Securities Act for transactions not involving a public offering. The registrant believes that the Section 4(2) exemption was available based on the financial and other information provided to (or made available to) the purchasers and based on the purchasers' position at the registrant. All purchasers represented that they purchased for investment purposes only and received share certificates that were legended to restrict transferability except in compliance with the Securities Act.

  (11) Between May 17, 2000 and June 21, 2000, we sold 49,050 shares of common stock to various employees pursuant to the exercise of outstanding options for an aggregate of $33,691 cash in reliance upon Rule 701 of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a)  Exhibits

   Number Description
   ------ -----------
    1.1** Form of Underwriting Agreement.
    3.1   Articles of Incorporation of the Company (amended).
    3.2   Amended and Restated Bylaws of the Company.
    4.1   Form of Certificate of Common Stock of the Company.
    4.2*  Rights Agreement, dated as of      , 2000, between the Company and
                  , as Rights Agent.
    4.3   Credit Agreement between the Company and U.S. Bank National
          Association, as amended on August 31, 1999, October 14, 1999,
          November 23, 1999, December 20, 1999, March 13, 2000 and May 5, 2000.
    4.4   Revolving Credit Agreement, dated as of May 5, 2000, between the
          Company and IBM Credit Corporation.
    4.5   ING Bank District Oost Nederland Credit Facility, dated May 26, 1999.
    4.6   The Company agrees to furnish supplementally to the Securities and
          Exchange Commission upon request a copy of any instrument defining the rights of holders of long-term debt not being filed as an exhibit in reliance on Item 601(b)(4)(iii)(A) of Regulation S-K.
    5.1** Opinion of Dorsey & Whitney LLP.
   10.1   Joint Venture Agreement dated September 25, 1998, between the Company and Hongguan Technologies (S) Pte. Ltd (amended).
   10.2   Asset Purchase Agreement dated as of April 30, 1999, by and between the Company and Bell Microproducts, Inc.
   10.3   Supply Agreement dated April 30, 1999, between the Company, Fluke
          Corporation and Fluke Industrial B.V.
   10.4   Form of Change in Control Agreement.
   10.5   Form of Promissory Note.
   10.6   Form of Promissory Note.
   10.7   Series A Stock Purchase Agreement, dated as of February 12, 1998, between the Company and the parties names therein (amended).
   10.8   First Amendment to Series A Stock Purchase Agreement, dated as of
          March 27, 1998, between the Company and the parties named therein.
   10.9   Series B Stock Purchase Agreement, dated as of June 7, 1999, between the Company and the parties named therein.
   10.10  First Amended and Restated Investor Rights Agreement, dated as of
          June 7, 1999 between the Company and certain shareholders.
   10.11  First Amended and Restated Shareholders' Agreement dated June 7,
          1997, between the Company and certain shareholders.
   10.12  Pemstar Inc. 1994 Stock Option Plan.
   10.13  Pemstar Inc. 1995 Stock Option Plan.
   10.14  Pemstar Inc. 1997 Stock Option Plan.
   10.15  Pemstar Inc. Amended and Restated 1999 Stock Option Plan.
   10.16  Pemstar Inc. 2000 Stock Option Plan.
   10.17  Supplementary Contract, dated March 24, 2000, between Pemstar
          (Tianjin) Enterprise Co. Ltd. and Tianjin Yat-Sen Scientific-
          Industrial Park International, Inc.
   10.18  Lease Agreement, dated June 4, 1997, between Italade Technology
          (Thailand) Limited and Italade-Pemstar Limited.
   10.19  Lease, dated June 29, 1998, between the Company and Leslie E. Nelson as Trustee of the Leslie E. Nelson Revocable Trust dated December 20,
          1994, as amended.

   Number Description
   ------ -----------
   10.20  Sub-Lease Agreement, dated February 3, 1999, between Hongguan
          Technologies (S) Pte. Ltd. and Pemstar-Hongguan Pte. Ltd.
   10.21  Lease Agreement dated September 30, 1998, between Guadalajara
          Industrial Technologico, S.A. de C.V. and Pemstar de Mexico S.A. de
          C.V.
   10.22  Sublease for Office Premises, dated May 1, 1999, between Pemstar B.V.
          and Fluke Industrial B.V. and Lease Agreement for Office Premises
          dated July 11, 1997 between Fortress Beheer I B.V. & Garden End
          Building B.V. and Fluke Industrial B.V.
   10.23  Sublease Assignment Agreement dated June 8, 1999 between the Company and Bell Microproducts, Inc.
   10.24  Employee Stock Purchase Plan.
   10.25  Stock Purchase Agreement dated as of June 20, 2000, between the
          Company and John Miller, Robert Wilmot, Robert Wilmot Family
          Charitable Remainder Trust, Chris Wilmot, Matthew Wilmot, Jessica
          Wilmot, Damian Wilmot, Patricia Miller, Brett McAtee, Michael Miller,
          Willard Patty, Keith Knudson, Kim Johnson, Greg Berginski and Michael
          Kelly.
   16.1** Statement Regarding Change in Certifying Accountant.
   21.1   Subsidiaries of the Company.
   23.1** Consent of McGladrey & Pullen, LLP.
   23.2** Consent of Ernst & Young LLP.
   23.3** Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
   24.1   Powers of Attorney (included on signature page).
   27.1   Financial Data Schedule.

--------
*  To be filed by amendment.
**  Filed herewith.

(b)  Financial Statement Schedules

   The following financial statement schedules are filed herewith:

  Schedule II: Report of Independent Auditors--Ernst & Young LLP
  Schedule II: Report of Independent Auditors--McGladrey & Pullen, LLP
  Schedule II: Valuation and Qualifying Accounts

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all if the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of Minnesota, on July 12, 2000.

                                          PEMSTAR INC.

                                                   /s/ Allen J. Berning
                                          By: _________________________________
                                             Allen J. Berning
                                             Chairman and Chief Executive
                                              Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                           Title                Date
                  ---------                           -----                ----

                                             Chairman, Chief           July 12, 2000
                                             Executive Officer and
                                             Director (principal
               /s/ Allen J. Berning          executive officer)
 ___________________________________________
              Allen J. Berning
                                             Chief Financial Officer   July 12, 2000
                                             (principal financial
                                             officer and principal
           /s/ William J. Kullback           accounting officer)
 ___________________________________________
             William J. Kullback

                      *                      Director
 ___________________________________________
              William B. Leary

                      *                      Director
 ___________________________________________
              Robert R. Murphy

                      *                      Director
 ___________________________________________
              Gary L. Lingbeck

                      *                      Director
 ___________________________________________
               Karl D. Shurson

                      *                      Director
 ___________________________________________
              Robert D. Ahmann

                      *                      Director
 ___________________________________________
              Thomas A. Burton

                      *                      Director
 ___________________________________________
            Hargopal (Paul) Singh

                  Signature                    Title        Date
                  ---------                    -----        ----

                      *                      Director
 ___________________________________________
              Michael J. Odrich

                      *                      Director
 ___________________________________________
              Steve V. Petracca

                      *                      Director
 ___________________________________________
               Bruce M. Jaffe
                      *                      Director
 ___________________________________________
               David L. Sippel


 *By:    /s/ William J. Kullback                        July 12, 2000
 ___________________________________________
             William J. Kullback
              Attorney-in-Fact

                                                                     SCHEDULE II

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Directors of Pemstar Inc.

   We have audited the consolidated financial statements of Pemstar Inc. as of March 31, 2000, and for the year then ended, and have issued our report thereon dated May 5, 2000 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                          /s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
May 5, 2000

                                                                     SCHEDULE II

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Directors of Pemstar Inc.

   Our audits were made for the purpose of forming an opinion on the 1999 and 1998 basic consolidated financial statements taken as a whole. The consolidated supplemental schedule listed as Item 16(b) of the registration statement is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic consolidated financial statements. The information for the years ended 1999 and 1998 in this schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

                                          /s/ McGLADREY & PULLEN, LLP

Rochester, Minnesota
May 10, 1999

Schedule II--Valuation and Qualifying Accounts

Pemstar Inc.

        Col. A            Col. B          Col. C           Col. D     Col. E
        ------          ---------- --------------------- ----------- --------
                                         Additions
                                   ---------------------
                                              Charge to              Balance
                        Balance at Charged to   Other                 at End
                        Beginning  Costs and  Accounts-- Deductions     of
      Description       of Period   Expenses  Described  Described--  Period
      -----------       ---------- ---------- ---------- ----------- --------
YEAR ENDED MARCH 31,
 2000
Reserve and allowances
 deducted from
 accounts:
  Allowance for
   uncollectible
   accounts............  $53,136   $  545,079    $--     $   45,215  $553,000
  Allowance for
   inventory
   obsolescence........      --       572,656     --            --    572,656
YEAR ENDED MARCH 31,
 1999
Reserve and allowances
 deducted from
 accounts:
  Allowance for
   uncollectible
   accounts............    6,000       73,801     --         26,665    53,136
YEAR ENDED MARCH 31,
 1998
Reserve and allowances
 deducted from
 accounts:
  Allowance for
   uncollectible
   accounts............   12,000    1,546,244     --      1,552,244     6,000

                                 EXHIBIT INDEX

 Number Description
 ------ -----------
  1.1** Form of Underwriting Agreement.
  3.1   Articles of Incorporation of the Company (amended).
  3.2   Amended and Restated Bylaws of the Company.
  4.1   Form of Certificate of Common Stock of the Company.
  4.2*  Rights Agreement, dated as of      , 2000, between the Company and
                , as Rights Agent.
  4.3   Credit Agreement between the Company and U.S. Bank National
        Association, as amended on August 31, 1999, October 14, 1999, November
        23, 1999, December 20, 1999, March 13, 2000 and May 5, 2000.
  4.4   Revolving Credit Agreement, dated as of May 5, 2000, between the
        Company and IBM Credit Corporation.
  4.5   ING Bank District Oost Nederland Credit Facility dated May 26, 1999.
  4.6   The Company agrees to furnish supplementally to the Securities and
        Exchange Commission upon request a copy of any instrument defining the rights of holders of long-term debt not being filed as an exhibit in reliance on Item 601(b)(4)(iii)(A) of Regulation S-K.
  5.1** Opinion of Dorsey & Whitney LLP.
 10.1   Joint Venture Agreement dated September 25, 1998, between the Company and Hongguan Technologies (S) Pte. Ltd (amended).
 10.2   Asset Purchase Agreement dated as of April 30, 1999, by and between the
        Company and Bell Microproducts, Inc.
 10.3   Supply Agreement dated April 30, 1999, between the Company, Fluke
        Corporation and Fluke Industrial B.V.
 10.4   Form of Change in Control Agreement.
 10.5   Form of Promissory Note.
 10.6   Form of Promissory Note.
 10.7   Series A Stock Purchase Agreement, dated as of February 12, 1998, between the Company and the parties names therein (amended).
 10.8   First Amendment to Series A Stock Purchase Agreement, dated as of March
        27, 1998, between the Company and the parties named therein.
 10.9   Series B Stock Purchase Agreement, dated as of June 7, 1999, between the Company and the parties named therein.
 10.10  First Amended and Restated Investor Rights Agreement, dated as of June
        7, 1999 between the Company and certain shareholders.
 10.11  First Amended and Restated Shareholders' Agreement dated June 7, 1997, between the Company and certain shareholders.
 10.12  Pemstar Inc. 1994 Stock Option Plan.
 10.13  Pemstar Inc. 1995 Stock Option Plan.
 10.14  Pemstar Inc. 1997 Stock Option Plan.
 10.15  Pemstar Inc. Amended and Restated 1999 Stock Option Plan.
 10.16  Pemstar Inc. 2000 Stock Option Plan.
 10.17  Supplementary Contract, dated March 24, 2000, between Pemstar (Tianjin)
        Enterprise Co. Ltd. and Tianjin Yat-Sen Scientific-Industrial Park
        International, Inc.
 10.18  Lease Agreement, dated June 4, 1997, between Italade Technology
        (Thailand) Limited and Italade-Pemstar Limited.
 10.19  Lease, dated June 29, 1998, between the Company and Leslie E. Nelson as
        Trustee of the Leslie E. Nelson Revocable Trust dated December 20,
        1994, as amended.
 10.20  Sub-Lease Agreement, dated February 3, 1999, between Hongguan
        Technologies (S) Pte. Ltd. and Pemstar-Hongguan Pte. Ltd.
 10.21  Lease Agreement dated September 30, 1998 between Guadalajara Industrial
        Technologico, S.A. de C.V. and Pemstar de Mexico S.A. de C.V.

 Number Description
 ------ -----------
 10.22  Sublease for Office Premises, dated May 1, 1999, between Pemstar B.V.
        and Fluke Industrial B.V. and Lease Agreement for Office Premises dated
        July 11, 1997 between Fortress Beheer I B.V. & Garden End Building B.V.
        and Fluke Industrial B.V.
 10.23  Sublease Assignment Agreement dated June 8, 1999 between the Company and Bell Microproducts, Inc.
 10.24  Employee Stock Purchase Plan.
 10.25  Stock Purchase Agreement dated as of June 20, 2000, between the Company and John Miller, Robert Wilmot, Robert Wilmot Family Charitable
        Remainder Trust, Chris Wilmot, Matthew Wilmot, Jessica Wilmot, Damian
        Wilmot, Patricia Miller, Brett McAtee, Michael Miller, Willard Patty,
        Keith Knudson, Kim Johnson, Greg Berginski and Michael Kelly.
 16.1** Statement Regarding Change in Certifying Accountant.
 21.1   Subsidiaries of the Company.
 23.1** Consent of McGladrey & Pullen, LLP.
 23.2** Consent of Ernst & Young LLP.
 23.3** Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
 24.1   Powers of Attorney (included on signature page).
 27.1   Financial Data Schedule.

--------
*  To be filed by amendment.
**  Filed herewith.


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